   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1998

                                                     REGISTRATION NO. 333-47455

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                             GENESIS DIRECT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                    5961                  22-3449666
     (STATE OR OTHER          (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF             INDUSTRIAL         IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                100 PLAZA DRIVE
                          SECAUCUS, NEW JERSEY 07094
                                (201) 867-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                 WARREN STRUHL
                            CHIEF EXECUTIVE OFFICER
                             GENESIS DIRECT, INC.
                                100 PLAZA DRIVE
                          SECAUCUS, NEW JERSEY 07094
                                (201) 867-2800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

 IRA A. GREENSTEIN, ESQ.    RAPHAEL S. GRUNFELD,    STEPHEN H. COOPER, ESQ.
  MARK L. MANDEL, ESQ.              ESQ.            WEIL, GOTSHAL & MANGES
 MORRISON & FOERSTER LLP       GENERAL COUNSEL                LLP
   1290 AVENUE OF THE       GENESIS DIRECT, INC.       767 FIFTH AVENUE
        AMERICAS               100 PLAZA DRIVE     NEW YORK, NEW YORK 10153
NEW YORK, NEW YORK 10104    SECAUCUS, NEW JERSEY        (212) 310-8000
     (212) 468-8000                 07094
                               (201) 867-2800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 1, 1998

PROSPECTUS
                               10,125,000 SHARES

                              GENESIS DIRECT, INC.

                                  COMMON STOCK

  Of the 10,125,000 shares of Common Stock offered hereby, 8,577,406 shares will be sold by Genesis Direct, Inc. ("Genesis Direct" or the "Company") and 1,547,594 shares will be sold by certain Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." The Company's Common Stock has been approved for trading on the Nasdaq Stock Market under the symbol GEND.

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                 PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.....................    $           $             $           $
--------------------------------------------------------------------------------
Total(3)......................   $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting expenses payable by the Company estimated at $1,500,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,518,750 additional shares of Common Stock solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $   , $   , $    and $   ,
    respectively. See "Underwriting."

                                  -----------

  The shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. It is expected that
delivery of the shares will be made against payment therefor on or about    ,
1998, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                                  -----------

BEAR, STEARNS & CO. INC.

    GOLDMAN, SACHS & CO.

           SALOMON SMITH BARNEY

                 INVEMED ASSOCIATES, INC.

                                                  MORGAN KEEGAN & COMPANY, INC.

                                       , 1998

                                [INSERT PHOTOS]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Genesis Direct" are to Genesis Direct, Inc., a Delaware corporation, and its direct and indirect wholly-owned subsidiaries and its predecessor, Genesis Direct L.L.C., a Delaware limited liability company. As used in this Prospectus, references to a fiscal year refer to the Company's fiscal year ended or ending on the Saturday next preceding April 1 of the next calendar year. Unless otherwise indicated, the information in this Prospectus (i) has been adjusted to give effect to (a) the conversion of all outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") into 8,644,156 shares of Common Stock, (b) the conversion of $9.75 million principal amount of the Company's outstanding Convertible Subordinated Debentures due June 1, 2003 (the "Debentures") into 2,331,521 shares of Common Stock, (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock and (d) a 275-for-1 split of the Common Stock, all of which transactions will occur immediately prior to the consummation of this offering (the "Stock Split"), and (ii) assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Genesis Direct is a leading database-driven specialty retailer in the rapidly growing universe of non-store shopping. With a current portfolio of 30 Company-owned brands, the Company offers products directly to consumers in targeted niche markets primarily through a variety of distinctive, information-rich catalogs, as well as Internet websites and electronic media, including television and radio. The Company's marketing efforts are supported by a customer database of over 10 million names, a 450-station call center at its Secaucus, New Jersey headquarters and a custom-designed 500,000 square foot distribution center strategically located in Memphis, Tennessee. For the nine months ended December 27, 1997, the Company had net sales of approximately $81.5 million.

  The Company currently offers more than 15,000 products within four distinct, but interrelated, market categories: sports (including licensed and non-licensed apparel, accessories, home furnishings, equipment and limited edition collectibles), kids (including toys, games, crafts, clothing and educational and developmental materials), gifts and collectibles (including mechanical toys, dolls, and music- and entertainment-related products and memorabilia) and institutional/business-to-business (including educational, recreational and therapeutic products for schools, camps and therapists). The Company has established a variety of strategic relationships including, in the sports market, with the National Basketball Association, the National Hockey League, Major League Baseball, the National Association of Stock Car Auto Racing (NASCAR) and the NFL Quarterback Club. Pursuant to these relationships, the Company produces the exclusive official catalogs of these organizations and offers through them licensed and non-licensed merchandise directly to consumers and institutions, including, in the case of the NBA, the NHL, Major League Baseball and NASCAR, through the leagues' websites.

  In recent years, retailing in the United States has been characterized by a rapidly growing shift to non-store sales through such media as printed catalogs, broadcast and cable television infomercials, home shopping channels and the Internet. According to the Direct Marketing Association ("DMA"), an industry trade group, these alternative forms of non-store retailing, which in 1997 accounted for approximately $382.0 billion in sales, are expected to grow approximately 9% per annum for the next five years. The Company believes that this growth is due to the convenience of home shopping for time-constrained, dual-career consumer households and the increasingly high level of customer service and reliability offered by leading direct marketing firms. The traditional catalog segment of the United States direct marketing industry, which, according to the DMA, generated approximately $79.0 billion in total sales in 1997, is highly fragmented. The Company believes that there are over 12,000 catalog companies in existence, most of which lack the necessary capital, support systems and economies of scale to effectively exploit available opportunities for growth. The Company believes it is well-positioned to pursue an active consolidation strategy in this market because of its high capacity order-taking, processing and fulfillment infrastructure, its well-developed expertise in catalog design and merchandising, its use of sophisticated statistical modeling and cross-marketing segmentation techniques and its development of detailed criteria for identifying and evaluating potential acquisition candidates. Since its inception, the Company has completed 14 acquisitions of catalog businesses, of which all but one were acquired since November 1996.

  The Company was founded in June 1995 by Warren Struhl, Hunter Cohen and David Sable, who presently serve, respectively, as its chief executive, chief operating and chief marketing officers. Prior to forming the Company, Mr. Struhl was the principal shareholder and chief executive officer, and Messrs. Cohen and Sable were directors, of PaperDirect, Inc., a leading direct marketer of high quality business papers and presentation materials, founded by Mr. Struhl in October 1989 and sold in August 1993. Since its inception, Genesis Direct has received $168.1 million of funding from various sources, including the founders and major institutional investors, which has been utilized to acquire and start up catalogs and to build an infrastructure in anticipation of further growth.

                               OPERATING STRATEGY

  The key elements of the Company's operating strategy are as follows:

  . TARGET AND PENETRATE NICHE MARKETS. The Company identifies and focuses its efforts on penetrating niche markets that it believes are underserved by retail stores and other catalogs, that will be responsive to its innovative direct marketing techniques and in which it can become a market leader. The Company then acquires a variety of catalogs within the target market, each of which it transforms into a readily identifiable brand by investing heavily to enhance the catalog's image. In addition, the Company trains a core group of specialized customer-responsive employees to serve that market and seeks to establish innovative strategic relationships with other participants in that market. The Company also employs sophisticated database management techniques and systems to cross-sell product offerings designed for one niche market to customers in its other niche markets. The Company believes that by targeting several niche markets and serving each market with multiple brands, it reduces its reliance on any particular market or brand.

  . DEVELOP CENTRALIZED STATE-OF-THE-ART INFRASTRUCTURE. Since its inception, the Company has invested approximately $20.4 million to develop an order-taking, processing and fulfillment infrastructure with sufficient capacity and operational flexibility to service increased sales volume and exploit strategic or market opportunities as they occur. In addition to its state-of-the-art call center and distribution center, the Company has invested in sophisticated management information systems and database technologies that effectively coordinate a full range of functions from catalog production and mailing to order-taking and fulfillment. The Company's substantial investment in infrastructure allows it to quickly consolidate and integrate newly acquired catalogs and to introduce new catalogs. The Company believes that, as sales volume increases through acquisitions and internal growth, it can leverage its infrastructure to reduce the per order cost of fulfillment. The Company believes that, without significant additional capital expenditures beyond its fiscal 1998 spending plan, its current systems infrastructure, call center and distribution center can accommodate up to $1.0 billion in annual sales.

  . OFFER PROPRIETARY, PERSONALIZED AND HARD-TO-FIND PRODUCTS. The Company seeks to increase its gross margins by offering proprietary and personalized products, as well as products that are difficult to find in retail stores and other catalogs. The Company strives to offer customers in each of its target markets a broader merchandise selection than is generally offered by traditional retailers and smaller direct marketers. The Company has established a department dedicated to the development of proprietary products and the personalization of products within each of the Company's target markets. As part of this initiative, the Company is currently building a customization facility in its distribution center that will enable it to personalize most of its products by means of etching, laser engraving and embroidery.

  . UTILIZE MULTIPLE MARKETING CHANNELS. To reach potential customers, the Company uses multiple marketing channels, including mail, Internet websites, television and radio advertisements, infomercials, airplane seat-backs, hotel rooms, sports events and trade shows. The Company currently takes on-line orders for products from Internet websites under two of its brands and maintains informational websites for eight of its other brands. In addition, under exclusive arrangements with the NBA, NHL and Major League Baseball, the Company maintains the on-line store on those leagues' websites, where potential customers can receive information, view merchandise, enter inquiries and orders and request catalogs.

  . BUILD LIFETIME CUSTOMER RELATIONSHIPS. The Company's objective is to make every customer a customer for life. Through its niche marketing strategy and sophisticated database, enhanced with up-to-date demographic information, the Company offers products intended to satisfy customer preferences as they evolve over their lifetimes. In addition, the Company strives to provide consistently prompt, knowledgeable and courteous service and rapid order fulfillment. In its 450-station call center, calls are routed to the customer service representative most knowledgeable about the products within the particular catalog brand in question. Because of the high level of automation at its distribution center and the strategic location of that center at a shipping hub for such carriers as Federal Express, UPS and the U.S. Postal Service, the Company is able to provide next-day delivery, if requested, on orders received prior to 11:00 p.m. EST. The Company continually strives to develop the Genesis Direct name into an umbrella seal-of-approval symbol associated with superior service and product quality.

  . ATTRACT AND RETAIN EXPERIENCED MANAGEMENT TEAM. The Company seeks to attract and retain highly qualified management personnel with extensive experience. To date, the Company has assembled some of the country's most experienced professionals in direct marketing or related industries. The Company has also retained many of the former owners of the acquired catalog companies, who bring extensive expertise in their respective niche markets.

                                GROWTH STRATEGY

  The key elements of the Company's growth strategy are as follows:

  . PURSUE STRATEGIC ACQUISITIONS. As a result of its acquisition of 15 catalog businesses, the Company has developed considerable expertise in identifying and evaluating appropriate acquisition candidates and in integrating the operations and expanding the sales of acquired companies. The Company believes that the fragmented direct marketing industry provides significant consolidation opportunities and is pursuing an aggressive but disciplined acquisition strategy focused primarily on catalog brands that complement existing brands in its targeted niche markets. In particular, the Company seeks catalog brands that have been unable to realize their growth and profitability potential due to capital constraints and infrastructure limitations. To date, the typical acquisition candidate has demonstrated a high average order value and a low rate of merchandise returns and is believed to have the potential to eventually achieve at least $25.0 million in annual sales, realize high rates in customer retention and successfully offer higher margin proprietary products.

  . INCREASE REVENUES OF ACQUIRED CATALOGS. The Company believes that, in addition to achieving synergies through the integration of acquired catalogs, there are opportunities to substantially increase the revenues of acquired catalogs by utilizing the Company's database to efficiently target a more precise group of potential customers based on demographic information and individual purchase behavior. In addition, the Company believes that its superior customer service and its development of each acquired catalog into a readily identifiable brand can increase the revenue opportunities of those catalogs.

  . DEVELOP NEW BRANDS. The Company uses its existing customer database to create and introduce new catalog brands. The Company currently has eight active start-up catalog brands and intends to introduce and develop additional new catalog brands featuring original merchandise concepts that will allow it to penetrate further distinct segments of its niche markets. For example, the Company has recently used its customer lists in the sports and kids market segments to start-up S.K.U.S.A. (an acronym for Sports Kids U.S.A.), through which the Company offers hard-to-find "sports lifestyle" products for children, including apparel, home furnishings and toys.

  . EXPAND AND LEVERAGE CUSTOMER DATABASE. The Company is continually expanding its customer database through a variety of techniques, including catalog and list acquisitions, renting of mailing lists and strategic alliances. Examples of strategic alliances that enhance the Company's customer database are its exclusive arrangements with professional sports leagues that allow the Company access to the leagues' databases, Internet websites and advertising opportunities. The Company uses sophisticated statistical modeling and segmentation techniques to develop purchasing profiles of the customers in its database, which facilitates cross-marketing, cross-selling and more precisely focused catalog distributions and marketing efforts.

  . EXPAND INTERNATIONAL SALES. The demographic and technological trends that are driving the retail consumer shift to non-store shopping in the United States are also present in many international markets. The Company believes that its catalog development expertise and existing infrastructure will enable it to expand into certain of those markets, particularly those with a strong interest in U.S. sports-related products. The Company intends, where appropriate, to produce foreign language versions of several of its catalogs. In addition, the Company's distribution center in Memphis, Tennessee is strategically placed at the hub of courier services serving international markets to permit rapid direct-to-consumer overseas order fulfillment. The Company is currently expanding its operations into France, Germany, Japan and the United Kingdom and expects to launch an extension of its 1-800-Pro-Team brand in several of those countries.

  . GENERATE MULTIPLE REVENUE STREAMS. The Company intends to generate multiple revenue streams within its target markets by permitting third-party direct marketers to sell non-competing goods and services to its customers, by including third-party/vendor advertising in Company catalogs and by renting its customer lists to non-competing vendors. For example, through several of its sports brands, the Company offers MBNA credit cards with sports team logos.

                ANTICIPATED FOURTH QUARTER AND YEAR-END RESULTS

  For the three months ended March 28, 1998, the Company expects to report a net loss of approximately $19.0 million to $20.0 million on net sales of approximately $23.0 million to $24.0 million, and for the fiscal year then ended the Company expects to report a net loss of approximately $76.0 million to $77.0 million on net sales of approximately $104.0 million to $105.0 million. Definitive results for those periods are subject to final review and audit. Management believes that the Company's historical results of operations are not necessarily indicative of future operating results.

                                  THE OFFERING

Common Stock offered by:
  The Company..................... 8,577,406 shares
  The Selling Stockholders........ 1,547,594 shares
Common Stock to be outstanding
 after this offering(1)........... 28,681,066 shares
Use of proceeds................... For general corporate purposes, including debt reduction, acquisitions, capital
                                   expenditures and working capital. See "Use
                                   of Proceeds."
Proposed Nasdaq Stock Market
 symbol........................... GEND

--------
(1) Excludes (a) 1,598,162 shares of Common Stock issuable upon the exercise of stock options outstanding as of April 15, 1998 at a weighted average exercise price of $12.32 per share and (b) 275,000 shares of Common Stock issuable upon the exercise of outstanding warrants at a price of $10.91 per share. In addition, upon consummation of this offering, the Company will grant to certain executive officers additional options to purchase an aggregate of 1,155,000 shares. See "Management--Option Grants in Last Fiscal Year," "--Stock Option Plan" and Note 11 to the Company's Consolidated Financial Statements.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock.

                                   ---------

  The Company's executive offices are located at 100 Plaza Drive, Secaucus, New Jersey 07094 and its telephone number is (201) 867-2800.

                                   ---------

  Hand-in-Hand(R), The Music Stand(R), Gifts For Grandkids(R), The Voyager's Collection(R), 1-800-Pro-Team(R), Manny's Baseball Land(R) and Competitive Edge Golf(R) are registered trademarks of the Company. Genesis Direct(TM), Childswork/Childsplay(TM), Command Performance(TM), From The Sidelines(TM), Hot Off The Ice(TM), Nothin' But Hoops(TM), S.K.U.S.A.(TM), Sports Kids USA(TM), The Training Camp(TM), Lilliput(TM), Ninos(TM), Sportime(TM), Abilitations(TM), Chime Time(TM), Sportime Senior Products(TM), Active Minds(TM), Soccer Madness(TM) and Biobottoms(TM) are trademarks or service marks of the Company.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following Summary Consolidated Financial and Operating Data of the Company are qualified by reference to and should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and notes thereto and the Pro Forma Condensed Combined Financial Statements and notes thereto, which are included elsewhere in this Prospectus.

                                                          PRO FORMA                              PRO FORMA
                             PERIOD FROM      FISCAL YEAR   FISCAL        NINE MONTHS ENDED     NINE MONTHS
                             JUNE 8, 1995        ENDED    YEAR ENDED  -------------------------    ENDED
                          (INCEPTION) THROUGH  MARCH 29,  MARCH 29,   DECEMBER 28, DECEMBER 27, DECEMBER 27,
                           MARCH 30, 1996(1)    1997(1)    1997(2)        1996         1997       1997(2)
                          ------------------- ----------- ----------  ------------ ------------ ------------
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales...............            --         $  18,537  $ 157,369    $   6,051    $  81,505    $ 130,967
Gross profit............            --             8,089     66,098        2,633       19,362       41,395
Selling, general and
 administrative
 expenses...............        $ 2,710           20,711     85,010        8,246       73,053       95,131
                                -------        ---------  ---------    ---------    ---------    ---------
Loss from operations....         (2,710)         (12,622)  (18,912)       (5,613)     (53,691)     (53,736)
Interest expense, net...              5              888      4,605          112        3,163        3,354
                                -------        ---------  ---------    ---------    ---------    ---------
Net loss................         (2,715)         (13,510)   (23,517)      (5,725)     (56,854)     (57,090)
Dividends accruing on
 Series A Preferred
 Stock..................            --               --       1,373          --         1,032        2,123
                                -------        ---------  ---------    ---------    ---------    ---------
Net loss attributable to
 Common Stockholders....        $(2,715)       $ (13,510) $ (24,890)   $  (5,725)   $ (57,886)   $ (59,213)
                                =======        =========  =========    =========    =========    =========
Net loss per share
 attributable to Common
 Stockholders (3).......        $ (4.49)       $   (4.60) $   (8.22)   $   (2.73)   $   (6.57)   $   (6.65)
                                =======        =========  =========    =========    =========    =========
Weighted average number
 of shares outstanding..        605,000        2,933,700  3,028,025    2,093,300    8,810,175    8,904,500
                                =======        =========  =========    =========    =========    =========

                                                 DECEMBER 27, 1997
                                       ---------------------------------------
                                                                  PRO FORMA
                                        ACTUAL    PRO FORMA(4)  AS ADJUSTED(5)
                                       --------  -------------- --------------
                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............. $  7,615     $ 20,274       $ 94,502
Working capital (deficiency)..........     (378)      11,472         93,050
Total assets..........................  110,294      151,673        225,901
Debentures............................   30,000       20,250            --
Other long-term debt, less current
 portion..............................    7,852        7,840          7,840
Series A Preferred Stock..............   72,390          --             --
Total stockholders' equity
 (deficiency).........................  (42,518)      65,341        169,919

--------
(1) The Company's fiscal year is a 52/53 week year that ends on the Saturday next preceding April 1 of the next calendar year. Accordingly, the year ended March 29, 1997 is referred to as "Fiscal 1996" and the period from June 8, 1995 (inception) through March 30, 1996 is referred to as "Fiscal 1995."
(2) Prepared on a pro forma basis to reflect the acquisition of Biobottoms, Inc. ("Biobottoms"), in April 1998 and described under "Use of Proceeds" (the "Biobottoms Acquisition"), and all acquisitions completed after March 31, 1996 and before the date hereof, as if such acquisitions were completed as of March 31, 1996. See "Pro Forma Condensed Combined Financial Statements."
(3) The net loss per share is based upon the weighted average number of shares of Common Stock outstanding during each period. See Note 2 to the Company's Consolidated Financial Statements and Note 4 to the Company's Pro Forma Condensed Combined Financial Statements.
(4) Prepared on a pro forma basis to reflect (i) the Biobottoms Acquisition and the acquisition completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (ii) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000, (iii) the issuance of Bridge Notes in the amount of $7.65 million (as defined under "Use of Proceeds") during April 1998 and (iv) the following transactions which will occur immediately prior to the consummation of this offering: (a) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock; (b) the conversion of $9.75 million principal amount of outstanding Debentures into 2,331,521 shares of Common Stock; and (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock. See "Pro Forma Condensed Combined Financial Statements."
(5) Prepared on a pro forma as adjusted basis to reflect (i) the Biobottoms Acquisition and the acquisition completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (ii) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000, (iii) the issuance of Bridge Notes in the amount of $7.65 million during April 1998, (iv) the following transactions which will occur immediately prior to the consummation of this offering: (a) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock; (b) the conversion of $9.75 million of outstanding Debentures into 2,331,521 shares of Common Stock; and (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock, and (v) the sale by the Company of 8,577,406 shares of Common Stock in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." Pursuant to the terms of the Debentures, the Company will redeem approximately $20.25 million principal amount of Debentures plus accrued interest and prepayment premium through May 11, 1998, the anticipated date of redemption. Approximately $5.3 million of the cash prepayment premium will be recorded as an extraordinary item in the period in which the redemption occurs. See "Pro Forma Condensed Combined Financial Statements."

                                 RISK FACTORS

  Prospective investors should carefully consider all of the information in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Common Stock being offered hereby.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

  The Company was organized in June 1995 and, accordingly, has had only a limited operating history. Since its formation, the Company has expended significant funds to acquire other direct marketing businesses, to create and develop various marketing vehicles and brands and to build an order processing and distribution infrastructure capable of supporting future operations on a scale substantially in excess of current levels. As a result, the Company has incurred losses since its inception and expects to continue to incur losses through fiscal 1998. The Company had an accumulated deficit of approximately $73.1 million at December 27, 1997 and had a net loss of $57.9 million for the nine months then ended. The Company expects that, for the three months ended March 28, 1998, it will report a net loss of approximately $19.0 million to $20.0 million and, for the fiscal year then ended, it will report a net loss of approximately $76.0 million to $77.0 million. There can be no assurance that the Company will be able to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL CAPITAL

  The Company will require substantial additional capital in order to pursue its acquisition strategy, grow its database, enhance its existing brands and merchandise lines and introduce and develop new brands and merchandise lines. Additional capital may be sought through public or private offerings of equity or debt securities as well as additional bank borrowings. The Company does not have any commitments for additional financing and there can be no assurance that such financing will be available when and to the extent required or that, if available, such financing will be obtainable on acceptable terms.

RISKS ASSOCIATED WITH ACQUISITIONS

  To date, the Company has acquired 15 catalog businesses, of which all but one were acquired since November 1996. The Company's continued growth will depend in part upon its ability to identify other direct marketing companies that are suitable acquisition candidates, to acquire those companies upon appropriate terms and to effectively integrate and expand their operations within its own infrastructure. There can be no assurance that the Company will be able to continue to identify candidates that it deems suitable for acquisition or that the Company will be able to consummate desired acquisitions on acceptable terms and integrate and expand the operations of acquired companies, without excessive costs, delays or other problems.

DEPENDENCE ON KEY OPERATING SYSTEMS AND THIRD-PARTY SERVICE PROVIDERS

  The Company's ability to provide high quality customer service, process and fulfill orders and manage inventory depends, to a large degree, on the efficient and uninterrupted operation of its call center, distribution center and management information systems and on the timely performance of vendors, catalog printers, shipping companies and the U.S. Postal Service. Any material disruption or slowdown in the operation of the Company's call center, distribution center or management information systems, or comparable disruptions or slowdowns suffered by its principal service providers, could cause delays in the Company's ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. In the course of replacing and upgrading its systems, the Company has occasionally experienced temporary system shutdowns, slowdowns and processing problems. For example, between September and December 1997, the Company experienced a temporary inability of its call center software to interface with its distribution center software, resulting in a higher than normal rate of order cancellations that the Company believes accounted for a significant percentage of the loss for the nine months ended December 27, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company plans to upgrade certain of the equipment and operating systems at its distribution center. The Company has taken a number of precautions to prevent disruptions in the operation of its call center, distribution center and management information systems, including in connection with the future upgrades, but there can be no assurance that the Company will not experience systems failures or other disruptions that could have a material adverse effect on the Company's results of operations.

FLUCTUATIONS IN COSTS OF PAPER AND POSTAGE

  Paper and postage are significant components of the Company's operating costs. Paper stock represents the largest element of the cost of printed merchandise catalogs and paper-based packaging products, such as shipping cartons, constitute a significant element of distribution expense. Paper prices have historically been volatile, increasing dramatically in 1995 and declining in 1996 and 1997. Future price increases could have a material adverse effect on the Company's results of operations. Postage for catalog mailings is also a significant element of the Company's operating expense. The Company generally mails its catalogs by third-class mail service. Third-class postage rates increase periodically and can be expected to increase in the future, and there can be no assurance that future increases will not adversely impact the Company's operating margins.

HIGH FIXED COSTS

  Operation and maintenance of the Company's call center, distribution center and management information systems involve substantial fixed costs. Catalog mailings entail substantial paper, postage, merchandise acquisition and human resource costs, including costs associated with catalog development and increased inventories, virtually all of which are incurred prior to the mailing of the catalog. If net sales from catalog mailings are substantially below expectations, the Company's results of operations may be adversely effected. In addition, the Company continually evaluates the results of its mailings and will discontinue a catalog, particularly a start-up catalog, if it determines that the catalog's results are not satisfactory, in which event it may not recover its investment in developing and mailing that catalog.

RELIANCE ON VENDORS

  The Company currently purchases merchandise from more than 1,000 unaffiliated vendors. In some instances, the Company's purchases from a particular vendor may account for a significant percentage of that vendor's total sales, resulting in more favorable terms for the Company than might otherwise be available. However, there can be no assurance that the Company will continue to be able to procure merchandise on such favorable terms. The Company does not have any long-term contracts with its vendors and competes with other purchasers for the vendors' production capacity. No vendor accounted for more than 10% of the Company's inventory purchases in the nine months ended December 27, 1997.

QUARTERLY AND SEASONAL FLUCTUATIONS

  The Company's net sales and results of operations have fluctuated and can be expected to continue to fluctuate on a quarterly basis as a result of such factors as the timing of new merchandise offerings and brand introductions, fluctuations in response rates, paper and postage costs and merchandise return rates, shifts in the timing of holidays and changes in the Company's merchandise mix. In addition, the Company's sales, particularly its catalog sales, generally are higher in the second and fourth calendar quarters, which correspond to the first and third quarters of its fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MERCHANDISE RETURNS

  As part of its customer service commitment, the Company maintains an unconditional merchandise return policy, which allows customers to return any non-personalized merchandise, at any time and for any reason, regardless of condition. The Company has established an allowance for merchandise returns based on historical return rates. There can be no assurance that the Company's merchandise returns will not exceed its reserves. Any significant increase in the Company's merchandise return rate could have a material adverse effect on its results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a significant extent upon the efforts of its senior management team, particularly its founders and principal executive officers, Warren Struhl, Hunter Cohen and David Sable, each of whom is party to an employment agreement with the Company. See "Management." The Company maintains $5.0 million of key man life insurance on Mr. Struhl. The Company's future success will depend on its ability to retain key managers and to attract and employ additional qualified management personnel.

COMPETITION

  The markets for the Company's merchandise are highly competitive, and the recent growth in these markets has encouraged the entry of many new competitors as well as increased competition from established companies. Within each merchandise category the Company has significant competitors and may face new competition from new entrants or existing competitors who focus on market segments currently served by the Company. These competitors include large retail operations, including some with catalog operations, other catalog and direct marketing companies and internet retailers. Increased competition could result in pricing pressures, increased marketing expenditures and loss of market share and could have a material adverse effect on the Company's results of operations.

INTERNATIONAL OPERATIONS

  The Company is currently expanding its operations into several international markets, including France, Germany, Japan and the United Kingdom. In so doing, the Company will be subject to risks generally associated with doing business abroad, such as foreign government regulation, economic conditions, exchange rate fluctuations, duties, taxes and disruptions or delays in shipments. In addition, the Company's sales historically have been derived from customers in the United States and most of its information on buying patterns and consumer preferences is based on those customers. As a result, predicting foreign consumer demand may present a higher than normal risk of error.

COLLECTION OF STATE SALES TAXES

  Various states have sought to impose on direct marketers having no physical presence in the state the burden of collecting state sales and use taxes on the sale of merchandise shipped to that state's residents. However, the U.S. Supreme Court has reaffirmed its 1967 holding in National Bellas Hess v. Ill. Dept. of Revenue, 368 U.S. 753, that a state, absent Congressional legislation, may not impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail, and whose subsequent delivery of purchased goods occurs by mail or interstate common carriers. Recently, the DMA entered into negotiations with various state taxing authorities towards reaching an agreement for the collection of sales tax in connection with catalog sales pursuant to uniform rules that would reduce the cost of compliance with the laws of multiple taxing jurisdictions. Such an agreement would have required catalog companies that chose to become a party thereto, to collect sales and use taxes in return for the simplified collection procedures. Due to objections voiced by members of the catalog industry and catalog customers, the negotiations were suspended.

YEAR 2000 RISK

  Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. The Company is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be year 2000 compliant. The Company presently believes that, with certain modifications to existing software and the installation of certain new software, its computer systems will be year

2000 compliant. However, while the estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, there can be no assurance to this effect. In addition, the Company cannot predict the effect of the year 2000 problem on entities with which the Company transacts business, and there can be no assurance that the effect of the year 2000 problem on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.

BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS

  Of the net proceeds from this offering, the Company plans to use (i) approximately $28.3 million to redeem approximately 67.5% of its outstanding Debentures, all of which are owned by GE Investment Private Placement Partners II, a Limited Partnership ("GEIPPP II"), a principal stockholder of the Company, and to exchange the balance of the Debentures for newly-issued shares of Common Stock, (ii) approximately $7.75 million to repay the entire $7.65 million principal amount (including original issue discount) of the Bridge Notes held by GEIPPP II, together with accrued interest thereon. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

GOVERNMENT REGULATION

  The Company's direct mail operations are subject to regulation by the U.S. Postal Service, the Federal Trade Commission and various state, local and private consumer protection and other regulatory authorities. In general, these regulations govern the manner in which orders may be solicited, the form and content of advertisements, information which must be provided to prospective customers, the time within which orders must be filled, obligations to customers if orders are not shipped within a specified period of time and the time within which refunds must be paid if the ordered merchandise is unavailable or returned. From time to time, the Company has modified its methods of doing business and its marketing operations in response to such regulation. To date, such regulation has not had a material adverse effect on the Company's business, financial condition or results of operations. However, there can be no assurance that any future regulatory requirements or actions will not have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL EFFECTS OF ANTI-TAKEOVER PROVISIONS

  Certain provisions of Delaware law and the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage acquisition bids for, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. For example, the Restated Certificate of Incorporation provides for a classified Board of Directors with staggered three-year terms. In addition, shares of preferred stock may be issued by the Board of Directors of the Company without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital Stock--Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation and By-laws."

DILUTION

  Purchasers of Common Stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value per share of such Common Stock from the initial public offering price. See "Dilution."

DIVIDENDS

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

NO PRIOR PUBLIC MARKET; DETERMINATION OF PUBLIC OFFERING PRICE

  Prior to this offering, there has been no public market for the Common Stock. Although application has been made to list the Common Stock on the NASDAQ Stock Market, there can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  All of the shares of Common Stock to be sold in this offering will be freely tradable. The remaining shares of Common Stock, representing approximately 64.7% of the outstanding Common Stock upon completion of this offering, will be deemed "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), and, as such, will be subject to restrictions on the timing, manner and volume of sales of such shares. Holders of substantially all of those shares will have the right to request the registration of their shares under the Securities Act following the completion of a period of 180 days after the date of this Prospectus, which, upon the effectiveness of such registration, would permit the free transferability of such shares. See "Shares Eligible for Future Sale."

  The Company, its executive officers, key employees, directors and all of its current stockholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of Common Stock. See "Underwriting."

  No predictions can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale, will have on the market price for Common Stock prevailing from time to time. The sale of a substantial number of shares held by existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from this offering are estimated to be approximately $110,178,000 ($129,952,000 if the Underwriters' over-allotment option is exercised in full), based upon an assumed initial public offering price of $14.00 per share. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

  Of such proceeds, (i) approximately $28.3 million will be used to redeem a portion of the Company's outstanding Debentures, aggregating $20.25 million in principal amount (which bear interest at 8% per annum and are due on June 1, 2003) plus a prepayment premium, all of which are owned by GEIPPP II,
(ii) approximately $7.75 million will be used to repay the entire $7.65 million principal amount (including original issue discount of $300,000), together with accrued interest at a rate of 15% per annum, of promissory notes held by GEIPPP II (the "Bridge Notes"), (iii) approximately $40.0 million will be used for future acquisitions and (iv) approximately $17.0 million will be used for capital expenditures. The balance of the proceeds will be used for general corporate purposes, including working capital. Pending application, the net proceeds will be invested in short-term, investment-grade, interest-bearing obligations.

  Proceeds from the Bridge Notes which were issued in April 1998, are being used (a) to pay for the expansion and upgrading of the infrastructure at the Company's distribution center, (b) to fund the Biobottoms Acquisition and (c) to provide additional working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

  The Company continually evaluates potential acquisitions. The Company has held preliminary discussions with a number of acquisition candidates and has entered into one non-binding letter of intent with respect to a potential acquisition. The Company has no outstanding contracts or obligations with respect to any future acquisitions.

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. The Company's current policy is to retain all of its earnings to finance future growth. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company and will depend upon, among other things, the future earnings, results of operations, capital requirements and general financial condition of the Company, general economic conditions and other factors. The Company's existing loan agreements with its lenders generally restrict its ability to pay dividends or make other distributions on the Common Stock without the prior approval of the lenders. The Company anticipates that any future credit facility or other indebtedness that the Company may enter into or incur may contain a similar restriction.

                                   DILUTION

  At December 27, 1997, the Company had a pro forma net tangible book value of approximately $4,872,000 or $0.24 per share. "Net tangible book value" per share represents net tangible assets (total assets less liabilities and cost in excess of net assets acquired) of the Company on a consolidated basis, divided by the total number of shares outstanding before this offering, after giving effect to (i) the Biobottoms Acquisition and the acquisition completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (ii) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000, (iii) the issuance of Bridge Notes in the amount of $7.65 million during April 1998 and (iv) the following transactions which will occur immediately prior to the consummation of this offering: (a) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock, (b) the conversion of $9.75 million principal amount of outstanding Debentures into 2,331,521 shares of Common Stock and (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock. After giving effect to the receipt of approximately $110,178,000 of estimated net proceeds from the sale by the Company of 8,577,406 shares of Common Stock in this offering (at an assumed initial public offering price of $14.00 per share) and the application of the estimated net proceeds as described under "Use of Proceeds," the pro forma net tangible book value at December 27, 1997 would have been approximately $109,450,000, or $3.82 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.58 per share of Common Stock to existing stockholders and an immediate dilution to new investors of $10.18 per share of Common Stock. The following table illustrates such dilution:

   Assumed initial public offering price per share...............       $14.00
     Pro forma net tangible book value per share as of
      December 27, 1997(1)....................................... $0.24
     Increase per share attributable to new investors............  3.58
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         3.82
                                                                        ------
   Dilution per share to new investors...........................       $10.18
                                                                        ======

  The following table sets forth at December 27, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by new investors purchasing shares of Common Stock sold by the Company in this offering.

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                              ------------------ --------------------   PRICE
                                NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                              ---------- ------- ------------ ------- ---------
Existing stockholders(1)..... 20,053,335   70.0% $138,679,000   53.6%  $ 6.92
New investors................  8,577,406   30.0   120,083,684   46.4    14.00
                              ----------  -----  ------------  -----
  Total...................... 28,630,741  100.0% $258,762,684  100.0%
                              ==========  =====  ============  =====

--------
(1) Includes the conversion of the Series A Preferred Stock into 8,644,156 shares of Common Stock, the conversion of $9.75 million principal amount of Debentures into 2,331,521 shares of Common Stock, the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock and the issuance of 91,575 shares of Common Stock in connection with the acquisition of Select Service & Supply, Inc. ("Select Service") in January 1998.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 27, 1997 (i) on an actual basis, (ii) on a pro forma basis to give effect to (a) the Biobottoms Acquisition and the acquisition completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (b) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000, (c) the issuance of Bridge Notes in the amount of $7.65 million during April 1998 and
(d) the following transactions which will occur immediately prior to the consummation of this offering: (1) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock; (2) the conversion of $9.75 million principal amount of outstanding Debentures into 2,331,521 shares of Common Stock; and (3) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock, and
(iii) on a pro forma as adjusted basis to give further effect to the sale by the Company of 8,577,406 shares of Common Stock in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." Pursuant to the terms of the Debentures, the Company will redeem approximately $20.25 million of principal amount of Debentures plus accrued interest and prepayment premium through May 11, 1998, the anticipated date of redemption. A portion of such cash prepayment premium approximating $5.3 million will be recorded as an extraordinary item in the period in which the redemption occurs. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in the Prospectus. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Pro Forma Condensed Combined Financial Statements."

                                                      DECEMBER 27, 1997
                                                --------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                 (IN THOUSANDS, EXCEPT SHARE
                                                           AMOUNTS)
Cash and cash equivalents...................... $  7,615  $ 20,274    $ 94,502
                                                ========  ========    ========
Short-term debt:
  Revolving line of credit..................... $    264  $    264    $    264
  Current portion of notes and long-term debt.. $  7,001  $ 15,185    $  9,185
                                                ========  ========    ========
Long-term debt:
  Convertible Subordinated Debentures due June
   1, 2003..................................... $ 30,000  $ 20,250    $    --
  Other long-term debt, less current portion...    7,852     7,840       7,840
Series A Cumulative Convertible Preferred
 Stock, $.01 par value, 122,000 shares
 authorized; 71,358 shares issued and
 outstanding (actual) and no shares issued and
 outstanding (pro forma and pro forma as
 adjusted).....................................   72,390       --          --
Stockholders' equity:
  Common Stock, $.01 par value; 275,000,000
   shares authorized; 8,857,750 shares issued
   and outstanding (actual); 20,053,335 shares
   issued and outstanding (pro forma) and
   28,630,741 shares issued and outstanding
   (pro forma as adjusted)(1)..................       89       201         286
  Additional paid-in capital...................   30,472   138,219     248,312
  Accumulated deficit..........................  (73,079)  (73,079)    (78,679)
                                                --------  --------    --------
    Total stockholders' (deficiency) equity....  (42,518)   65,341     169,919
                                                --------  --------    --------
    Total capitalization....................... $ 67,724  $ 93,431    $177,759
                                                ========  ========    ========

--------
(1) Excludes (a) 1,847,450 shares of Common Stock reserved for issuance under the Option Plan, of which 1,065,625 shares of Common Stock are issuable upon the exercise of outstanding stock options with a weighted average exercise price of $10.91 per share, and (b) 275,000 shares of Common Stock issuable upon the exercise of outstanding warrants at a price of $10.91 per share. See "Management--Stock Option and Incentive Plans" and Note 11 to Consolidated Financial Statements.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined balance sheet of the Company as of December 27, 1997 gives effect to (i) the acquisition of Select Service on January 7, 1998, (ii) the sale of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000 on December 29, 1997,
(iii) the Biobottoms Acquisition and (iv) the issuance of Bridge Notes in the amount of $7.65 million during April 1998, net of original issue discount. The pro forma combined balance sheet also gives effect to (i) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock, (ii) the conversion of $9.75 million principal amount of Debentures into 2,331,521 shares of Common Stock, and (iii) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock, as if all such transactions had been completed as of December 27, 1997.

  The following unaudited pro forma combined statements of operations for the year ended March 29, 1997 and the nine months ended December 27, 1997 give effect to the acquisition of each of Manny's Baseball Land, Inc. ("Manny's Baseball"), Athletic Supply of Dallas, Inc. ("Athletic Supply"), Lilliput Motor Company, Ltd. ("Lilliput"), First Step Designs, Ltd. ("First Step"), The Thursley Group, Inc. ("Thursley"), Duclos Direct Marketing, Inc. ("Duclos") (collectively, the "Fiscal 1996 Acquisitions"), and the Center for Applied Psychology, Inc., Artesania, Inc., Global Friends Collection, Inc., Fanfare Enterprises, Inc., H&L Productions, Inc., Zig Zag Imports, Inc. and Select Service (collectively, the "Fiscal 1997 Acquisitions"), and the Biobottoms Acquisition and the financing of each such acquisition, as if all such transactions had occurred as of March 31, 1996. Disclosure regarding the results of operations for each of the Company's Fiscal 1997 Acquisitions, except for Select Service (which is individually significant), has been presented on a combined basis rather than individually since each acquisition is individually insignificant. Disclosure regarding the results of operations for Biobottoms has been presented separately because it is scheduled to close in April 1998.

  The following unaudited pro forma condensed combined financial statements have been prepared assuming the Select Service acquisition was, and the Biobottoms Acquisition will be, accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded at their fair values at the date of acquisition. The total purchase price has been allocated to the assets acquired and liabilities assumed based upon estimates of their respective fair values which are subject to revision.

  The Company's fiscal year is a 52/53 week year that ends on the Saturday next preceding April 1 of the next calendar year. The Company's historical consolidated financial statements include the results of operations of each of the acquired businesses for the period subsequent to the date of acquisition. Each of the Fiscal 1996 Acquisitions and the Fiscal 1997 Acquisitions had fiscal years which differ from the Company's fiscal year-end. The historical results of operations for the Fiscal 1996 Acquisitions (except for Duclos Direct Marketing, Inc., whose fiscal year ends within 93 days of that of the Company) and the Fiscal 1997 Acquisitions presented below have been adjusted to conform to the Company's year-end for purposes of the Pro Forma Condensed Combined Statements of Operations. For the twelve months ended March 29, 1997, the adjustments were accomplished by adding subsequent unaudited interim period results through March 1997 to the most recent historic fiscal year end of the acquired company prior to March 29, 1997 and deducting the comparable preceding year unaudited interim period results. Similarly, for the nine months ended December 27, 1997, the adjustments were accomplished by adding subsequent unaudited interim period results through December 1997 to the most recent historic fiscal year end of the acquired company prior to December 27, 1997 and deducting any period prior to March 30, 1997.

  The unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of operating results which would have been achieved had the foregoing transactions been completed at the beginning of the respective periods and should not be construed as representative of future operating results.

  These unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the accompanying notes, the Company's historical consolidated financial statements, the historical financial statements of certain of the Fiscal 1996 Acquisitions and Fiscal 1997 Acquisitions including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                         DECEMBER 27, 1997 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 ADJUSTMENTS               ADJUSTMENTS
                                                                     FOR                    FOR EQUITY
                                                                 ACQUISITIONS              TRANSACTIONS     PRO FORMA
                            GENESIS                              AND RELATED    PRO FORMA      AND          COMBINED
                          DIRECT, INC. SELECT SERVICE BIOBOTTOMS  FINANCINGS    COMBINED   CONVERSIONS    (AS ADJUSTED)
                          ------------ -------------- ---------- ------------   ---------  ------------   -------------
ASSETS
Current Assets:
 Cash & Cash                $  7,615      $   397       $    1                  $ 20,304                    $ 20,274
  Equivalents...........                                           $ 22,942 (a)              $    (30)(e)
                                                                      7,350 (b)
                                                                    (17,001)(c)
                                                                     (1,000)(d)
 Accounts Receivable....       5,619        3,658          302          --         9,579          --           9,579
 Merchandise Inventory,
  net...................      22,993        3,844        3,297          --        30,134          --          30,134
 Prepaid expenses &
  other current assets..       3,615        1,963        1,324          --         6,902          --           6,902
                            --------      -------       ------     --------     --------     --------       --------
  Total current assets..      39,842        9,862        4,924       12,291       66,919          (30)        66,889
Intangibles & goodwill..      47,579          --           --        11,571 (c)   60,469          --          60,469
                                                                      1,319 (d)
Property, equipment and
 leasehold improvements,
 net....................      19,857        1,333          368          --        21,558          --          21,558
Other assets............       1,656          115          626       (1,000)(c)    1,397          --           1,397
Note Receivable.........       1,360          --           --           --         1,360          --           1,360
                            --------      -------       ------     --------     --------     --------       --------
                            $110,294      $11,310       $5,918     $ 24,181     $151,703     $    (30)      $151,673
                            ========      =======       ======     ========     ========     ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
 Accounts payable.......    $ 14,373      $ 1,410       $2,896     $    --      $ 18,679     $    --        $ 18,679
 Accrued liabilities....      15,309          971          494          --        16,774         (483)(f)     16,291
 Current portion of
  notes and
  long-term debt........       7,265        2,892        1,514        7,350 (b)   16,799          --          16,799
                                                                     (2,892)(c)
                                                                        670 (d)
 Other current                 3,273
  liabilities...........                      --           --           250 (c)    3,648                       3,648
                                                                        125 (c)                                  --
                            --------      -------       ------     --------     --------     --------       --------
  Total current
   liabilities..........      40,220        5,273        4,904        5,503       55,900         (483)        55,417
Notes & long-term debt,
 less current portion...       7,852           84           63          750 (c)    9,165       (1,325)(g)      7,840
                                                                        (84)(c)                                  --
                                                                        500 (d)
Subordinated notes--
 related parties........      30,000          --           --           --        30,000       (9,750)(h)     20,250
Other liabilities.......       2,350          --           --           375 (c)    2,825          --           2,825
                                                                        100 (d)
Series A Preferred            72,390          --           --        22,942 (a)   95,332                         --
 stock..................                                                                      (95,332)(i)
Total stockholders'
 equity (deficiency)....     (42,518)       5,953          951       (5,953)(c)  (41,519)         (30)(e)     65,341
                                                                        999 (c)                   483 (f)
                                                                       (951)(d)                 1,325 (g)
                                                                                                9,750 (h)
                                                                                               95,332 (i)
                            --------      -------       ------     --------     --------     --------       --------
                            $110,294      $11,310       $5,918     $ 24,181     $151,703     $    (30)      $151,673
                            ========      =======       ======     ========     ========     ========       ========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 TWELVE MONTHS ENDED MARCH 29, 1997 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                             FISCAL 1996 ACQUISITIONS                    FISCAL 1997
                               -------------------------------------------------------   ACQUISITIONS
                    GENESIS    MANNY'S   ATHLETIC                                         EXCLUDING
                  DIRECT, INC. BASEBALL   SUPPLY   LILLIPUT FIRST STEP THURSLEY DUCLOS  SELECT SERVICE SELECT SERVICE BIOBOTTOMS
                  ------------ --------  --------  -------- ---------- -------- ------  -------------- -------------- ----------
Net Sales.......   $  18,537   $11,269   $21,732     $794    $ 8,306    $ 604   $6,287     $40,733        $27,877      $21,230
Cost of Goods
 Sold...........      10,448     8,119     9,013      572      5,503      332    3,711      22,460         17,434       13,679
                   ---------   -------   -------     ----    -------    -----   ------     -------        -------      -------
Gross Profit....       8,089     3,150    12,719      222      2,803      272    2,576      18,273         10,443        7,551
Selling, general
 and
 administrative
 expenses.......      20,711     3,787    12,875      156      3,976      724    2,912      18,587          8,445        8,318
                         --        --        --       --         --       --       --          --             --           --
                   ---------   -------   -------     ----    -------    -----   ------     -------        -------      -------
Income (Loss)
 from
 operations.....     (12,622)     (637)     (156)      66     (1,173)    (452)    (336)       (314)         1,998         (767)
Interest
 expense........       1,162       141       152       23        299       86       14         247            137          136

Interest
 income.........         274        22       --       --           8      --       --           28            --           --
                   ---------   -------   -------     ----    -------    -----   ------     -------        -------      -------
Income (Loss)
 before income
 taxes..........     (13,510)     (756)     (308)      43     (1,464)    (538)    (350)       (533)         1,861         (903)
Income taxes
 (benefit)......         --        --        164        3        --         1       30         --             --            83
                   ---------   -------   -------     ----    -------    -----   ------     -------        -------      -------
Net Income
 (Loss).........   $ (13,510)  $  (756)  $  (472)    $ 40    $(1,464)   $(539)  $ (380)    $  (533)       $ 1,861      $  (986)
                               =======   =======     ====    =======    =====   ======     =======        =======      =======
Dividends
 accruing on
 Series A
 Preferred
 Stock..........         --
                   ---------
Net loss
 attributable to
 common
 stockholders...   $ (13,510)
                   =========
Pro forma loss
 per share......   $   (4.61)
                   =========
Weighted average
 number of
 common shares
 outstanding....   2,933,700
                   =========
                  ADJUSTMENTS
                    FOR THE      PRO FORMA
                  ACQUISITIONS   COMBINED
                  -------------- ----------
Net Sales.......    $   --       $ 157,369
Cost of Goods
 Sold...........        --          91,271
                  -------------- ----------
Gross Profit....        --          66,098
Selling, general
 and
 administrative
 expenses.......        (33)(a)     85,010
                      4,552 (b)        --
                  -------------- ----------
Income (Loss)
 from
 operations.....     (4,519)       (18,912)
Interest
 expense........      3,775 (c)      4,937
                     (1,235)(d)        --
Interest
 income.........        --             332
                  -------------- ----------
Income (Loss)
 before income
 taxes..........     (7,059)       (23,517)
Income taxes
 (benefit)......       (281)(e)        --
                  -------------- ----------
Net Income
 (Loss).........    $(6,778)     $ (23,517)
Dividends
 accruing on
 Series A
 Preferred
 Stock..........     (1,373)(f)     (1,373)
                  -------------- ----------
Net loss
 attributable to
 common
 stockholders...    $(8,151)     $ (24,890)
                  ============== ==========
Pro forma loss
 per share......                 $   (8.22)
                                 ==========
Weighted average
 number of
 common shares
 outstanding....                 3,028,025
                                 ==========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                NINE MONTHS ENDED DECEMBER 27, 1997 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                            ADJUSTMENTS
                                               FISCAL 1997 ACQUISITIONS                       FOR THE
                                      ------------------------------------------            ACQUISITIONS
                           GENESIS      FANFARE       H & L     ZIG-ZAG                     & PREFERRED
                           DIRECT,    ENTERPRISES, PRODUCTIONS, IMPORTS, SELECT                STOCK       PRO FORMA
                             INC.         INC.         INC.       INC.   SERVICE BIOBOTTOMS   OFFERING      COMBINED
                          ----------  ------------ ------------ -------- ------- ---------- ------------   ----------
Net Sales...............  $   81,505     $2,018       $5,903     $4,100  $24,173  $13,268     $   --       $  130,967
Cost of Goods Sold......      62,143        512        3,312      2,937   12,441    8,227         --           89,572
                          ----------     ------       ------     ------  -------  -------     -------      ----------
Gross Profit............      19,362      1,506        2,591      1,163   11,732    5,041         --           41,395
Selling, general and
 administrative
 expenses...............      73,053      2,240        1,981      1,393    9,113    6,176       1,175 (b)      95,131
                          ----------     ------       ------     ------  -------  -------     -------      ----------
Income (Loss) from
 operations.............     (53,691)      (734)         610       (230)   2,619   (1,135)     (1,175)        (53,736)
Interest expense........       3,163         35          --         --       147      177         214 (c)       3,377
                                                                                                 (359)(d)
Interest income.........         --          23          --         --       --       --          --               23
                          ----------     ------       ------     ------  -------  -------     -------      ----------
Income (Loss) before
 income taxes...........     (56,854)      (746)         610       (230)   2,472   (1,312)     (1,030)        (57,090)
Income taxes (benefit)..         --         --           --         --       --     (193)        (193)(e)         --
                          ----------     ------       ------     ------  -------  -------     -------      ----------
Net Income (Loss).......     (56,854)      (746)         610       (230)   2,472   (1,119)     (1,223)        (57,090)
Dividends accruing on
 Series A
 Preferred Stock........      (1,032)                                                          (1,091)(f)      (2,123)
                          ----------     ------       ------     ------  -------  -------     -------      ----------
Net loss attributable to
 common stockholders....  $  (57,886)    $ (746)      $  610     $ (230) $ 2,472  $(1,119)    $(2,314)     $  (59,213)
                          ==========     ======       ======     ======  =======  =======     =======      ==========
Pro forma loss per
 share..................  $    (6.57)                                                                      $    (6.65)
                          ==========                                                                       ==========
Weighted average number
 of
 common shares
 outstanding............   8,810,175                                                                        8,904,500
                          ==========                                                                       ==========

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND DESCRIPTION OF TRANSACTIONS

 Adjustments for the Acquisitions and Related Financings

  Genesis Direct, Inc. (in the form of its predecessor entity Genesis Direct L.L.C.) was organized in June 1995. During Fiscal 1996 and for the nine months ended December 27, 1997, the Company completed the acquisition of twelve businesses, consisting of the Fiscal 1996 Acquisitions and the Fiscal 1997 Acquisitions (other than Select Service) and Biobottoms all of which are engaged in the catalog and direct marketing business. All of these acquisitions were accounted for under the purchase method of accounting. The operating results of each acquired business is included in the historic financial statements of the Company from the date of the respective acquisition.

  Subsequent to December 27, 1997, the Company completed the sale of 22,942 shares of its Series A Preferred Stock for aggregate proceeds of $22,942,000. The principal use of these proceeds was the acquisition of Select Service. Dividends on the Series A Preferred Stock are cumulative from the date of issuance at an annual rate of 6% and are payable in cash or shares of Common Stock, at the option of the Company. Upon liquidation or conversion, in connection with a "qualifying sale or qualifying public offering" (as defined), dividends are payable only to the extent required to yield the holders of Series A Preferred Stock an "annualized compound rate of return" (as defined) of 30%. The Company at its option may redeem all shares, but not less than all shares, of Series A Preferred Stock on or after January 31, 2005 at an amount equal to liquidation value. Liquidation value is $1,000 per share plus any unpaid dividends. As of December 27, 1997, dividends of $1.032 million have accrued on the Series A Preferred Stock. The holders of Series A Preferred Stock may elect to require the Company to redeem all such shares on any date on or after January 31, 2005. Upon such redemption, the holders would be entitled to receive the liquidation value in cash. If the Company fails to redeem all such shares, the dividend rate shall be increased to 14% per annum, payable quarterly in cash until such shares are redeemed. The Series A Preferred Stock is convertible, at the holders' option, at any time into shares of Common Stock at an initial conversion price of $10.91 per share, subject to adjustment. The Series A Preferred Stock also is subject to automatic conversion into shares of Common Stock upon the completion of a qualifying public offering at an initial conversion of $10.91 per share, subject to adjustment and, therefore, has been reflected as if converted into Common Stock for purposes of the Pro Forma Condensed Combined Financial Statements. Potential adjustments to the initial conversion price for both optional and automatic conversions would result principally from the issuance or sale of certain "equity instruments" (as defined) at less than the initial conversion price per share by the Company prior to the date of such conversions. In all cases, fractional shares resulting from conversion of Series A Preferred Stock will be exchanged for cash.

  In January 1998, the Company completed the acquisition of certain assets and assumed certain liabilities of Select Service, a company engaged in the direct marketing of licensed and other sports merchandise. Payment of the aggregate preliminary purchase price of approximately $20.4 million consisted of (i) $18.1 million of cash, (ii) a $1.0 million promissory note payable in equal semi-annual installments of $250,000 commencing July 1998 through January 2000 together with interest at an annual rate of 8%, (iii) $.5 million of non-compete payments due in equal quarterly installments of $31,250 commencing January 1998 through January 2002 and (iv) the issuance of 91,575 shares of Common Stock. The Common Stock was valued at $10.91 per share (the conversion price per share of the Series A Preferred Stock described above, the proceeds of which were used to finance the acquisition). Prior to December 27, 1997, the Company deposited $1.0 million in an escrow account for purposes of completing the transaction. The excess of the preliminary purchase price over the estimated fair value of the net assets acquired (approximately $11.0 million) has been recorded as goodwill. The acquisition has been accounted for under the purchase method of accounting.

  In April 1998, the Company acquired Biobottoms, a company engaged in the direct marketing of children's apparel. Payment of the aggregate preliminary purchase price of $2.27 million will include (i) $1.0 million of cash, (ii) $1.17 million of notes, together with interest at an annual rate of 7.0%, of which $670,000 is due within four months after this offering and the balance is due 15 months after the closing of the acquisition, and (iii)

$100,000 of non-compete payments due in equal annual installments of $50,000 on the first and second anniversaries of the closing of the acquisition. The excess of the preliminary purchase price over the estimated fair value of the net assets acquired (approximately $619,000 as of December 27, 1997) will be recorded as goodwill. The acquisition will be accounted for under the purchase method of accounting.

  In April 1998, the Company issued to GEIPP, a principal stockholder of the Company, Bridge Notes in the amount of $7.65 million. A portion of the proceeds from the Bridge Notes will be used to finance the Biobottoms Acquisition. Cash proceeds from the issuance of the Bridge Notes were $7.35 million, resulting in original issue discount of $300,000. The Bridge Notes bear interest at a rate of 15% per annum, payable quarterly in arrears commencing June 30, 1998, increasing to 30% per annum if the full principal is not repaid by January 1, 1999. The Bridge Notes will be prepaid in full from the proceeds of this offering.

 Adjustments for Equity Conversions

  From inception through December 27, 1997, the Company issued $30.0 million principal amount of Debentures. The Debentures bear interest at 8% and are due June 1, 2003. The Debentures are convertible at the option of the holder, at an initial price of $4.18 per share, into 7,173,913 shares of Common Stock at any time after the earlier of (i) June 25, 2001, (ii) an "initial public offering" (as defined) or (iii) a "change in control event" (as defined). At the time of such conversion, the Company has the option to redeem up to 67.5% of the principal amount of the Debentures surrendered for conversion. The Debentures are also redeemable at the option of the Company any time after the earlier of (i) an initial public offering or (ii) June 25, 1998, at an amount which provides a total annualized return of 30% of the principal amount being redeemed. At the date of redemption, however, the holders have the right to convert up to 32.5% of the principal amount being redeemed. The Company has been notified by the holder of its intention to convert 32.5% of the $30.0 million aggregate principal amount of Debentures and, therefore, for purposes of the pro forma balance sheet, the Company has assumed that $9.75 million aggregate principal amount of Debentures will be converted into 2,331,521 shares of Common Stock.

  In connection with the acquisition of H&L Productions, Inc. the Company issued to one of the sellers a note in the principal amount of $1.325 million. In the event the Company completes this offering, the holder may elect to convert the balance of this note into Common Stock at a rate of $10.91 per share. The Company has been notified by the holder of its intention to convert such debt into Common Stock and, therefore, such conversion is assumed to occur for purposes of the Pro Forma Condensed Combined Financial Statements. In the event of such conversion, the principal amount of the note for purposes of calculating the number of shares into which the note will be converted will be deemed to be $1.4 million. The amount of this increase, less the amount of interest actually accrued on the note through the date of conversion, will result in the recognition of additional interest expense by the Company upon conversion.

2. HISTORICAL FINANCIAL STATEMENTS

  Each of the Fiscal 1996 Acquisitions and the Fiscal 1997 Acquisitions had fiscal years which differ from the Company's fiscal year-end. The historical results of operations for the Fiscal 1996 Acquisitions (except for Duclos Direct Marketing, Inc.) and the Fiscal 1997 Acquisitions have been adjusted to conform to the Company's year-end for purposes of the Pro Forma Condensed Combined Statements of Operations. The historical financial data presented in the Pro Forma Condensed Combined Statements of Operations for the year ended March 29, 1997 and for the nine months ended December 27, 1997 represent the results of operations of the Company and each of the Fiscal 1996 Acquisitions and the Fiscal 1997 Acquisitions for the year and the nine months ended March 29, 1997 and December 27, 1997, respectively (except that the results of operations of Duclos Direct Marketing, Inc. are as of January 31, 1997 for purposes of inclusion in the year ended March 29, 1997). Such data is derived from the respective financial statements of such companies.

3. PRO FORMA ADJUSTMENTS

 Balance Sheet

 (a) Record sale and aggregate proceeds of Series A Preferred
     Stock.........................................................  $ 22,942
 (b) Record issuance and proceeds from Bridge Notes payable:
     Cash..........................................................     7,350
     Notes payable--current, net of original issue discount of
      $300.........................................................     7,350
 (c) Purchase accounting adjustments to reflect Select Service assets and liabilities at
      estimated fair value:
     Cash..........................................................   (17,001)
     Other assets..................................................    (1,000)
     Intangibles and goodwill......................................    11,571
     Liabilities not assumed:
     Notes, current portion........................................     2,892
     Notes.........................................................        84
     Stockholders' Equity..........................................     5,953
     Record financing used to complete acquisition:
     Notes issued to sellers--current..............................      (250)
     Notes issued to sellers--non-current..........................      (750)
     Common stock issued to sellers................................      (999)
     Other liabilities--current....................................      (125)
     Other liabilities--non-current................................      (375)
 (d) Purchase accounting adjustments to reflect Biobottoms assets and liabilities at
      estimated fair value:
     Cash..........................................................    (1,000)
     Intangibles and goodwill......................................     1,319
     Stockholders' Equity..........................................       951
     Record financing used to complete acquisition:
     Notes issued to seller--current...............................      (670)
     Notes issued to seller--non-current...........................      (500)
     Other liabilities.............................................      (100)
 (e) Redemption in cash of Series A Preferred Stock fractional
     shares upon conversion........................................       (30)
 (f) Record forgiveness of deferred interest on Debentures.........       483
 (g) Record conversion of seller note..............................     1,325
 (h) Record conversion of Debentures...............................     9,750
 (i) Record conversion of Series A Preferred Stock.................    95,332

 Statement of Operations

                                               YEAR ENDED   NINE MONTHS ENDED
                                             MARCH 29, 1997 DECEMBER 27, 1997
                                             -------------- -----------------
 (a)  Eliminate amortization of historic
      basis goodwill and other intangibles
      recorded by acquired companies......       $   33
 (b)  Record additional amortization of
      goodwill and other intangibles
      resulting from business
      acquisitions, including aggregate
      goodwill of $53.4 million, of which
      $45.1 million is amortized over
      forty years and $8.3 million is
      amortized over ten years, $7.2
      million of customer lists amortized
      over three years and $4.3 million of
      non-compete agreements amortized
      over their respective terms,
      principally four years..............        4,552          $1,175
 (c)  Record incremental interest expense
      as of the beginning of the period
      presented attributable to additional
      indebtedness resulting from the
      portion of acquisition consideration
      funded through borrowings or
      issuance of notes or other
      obligations to sellers including
      $30.0 million of debentures payable
      with interest at 8.0% per annum, an
      aggregate of $15.4 million of seller
      notes and other obligations payable
      to sellers with interest at 12% per
      annum, an aggregate of $7.22 million
      of seller notes or other obligations
      with interest at rates ranging from
      5.76% to 8.0% per annum and $1.0
      million of bridge note financing
      with interest at 15% per annum......        3,775             214
 (d)  Eliminate interest expense
      attributable to indebtedness not
      assumed in business acquisitions....        1,235             359
 (e)  Elimination of provision (benefit)
      for income taxes assuming inclusion
      of all acquired entities in the
      consolidated tax return of the
      Company.............................         (281)           (193)
 (f)  Accrued dividends on $22,942 of
      Series A Preferred Stock............        1,373           1,091

4. PRO FORMA LOSS PER SHARE

  Pro forma loss per share is based on 2,933,700 and 8,810,175 weighted average number of shares of Common Stock outstanding for the year ended March 29, 1997 and for the nine months ended December 27, 1997, respectively, each increased by an aggregate of 94,325 shares representing the total shares of Common Stock issued in connection with the acquisitions of Zig Zag Imports, Inc. (2,750 shares) and Select Service (91,575 shares) as if such shares were outstanding from the beginning of the respective periods.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below as of March 30, 1996 and for the period from June 8, 1995 (inception) through March 30, 1996, as of March 29, 1997 and for the fiscal year ended March 29, 1997 and as of December 27, 1997 and the nine months ended December 27, 1997 and December 28, 1996 has been derived from the Company's Consolidated Financial Statements. The selected consolidated financial data as of March 30, 1996, March 29, 1997 and December 27, 1997 and for the periods from June 8, 1995 (inception) through March 30, 1996, the fiscal year ended March 29, 1997 and the nine months ended December 27, 1997 have been derived from the Company's historical financial statements which have been audited by Ernst & Young LLP, independent auditors whose report thereon appears elsewhere in this Prospectus. The results for the nine months ended December 28, 1996 have been derived from the Company's unaudited Consolidated Financial Statements and, in the opinion of the Company, include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results for the nine months ended December 27, 1997 are not necessarily indicative of the results for the full fiscal year. The selected consolidated financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and notes thereto, the Pro Forma Condensed Combined Financial Statements and notes thereto, and other financial information appearing elsewhere in this Prospectus.

                          PERIOD FROM
                          JUNE 8, 1995              PRO FORMA                             PRO FORMA
                          (INCEPTION)  FISCAL YEAR FISCAL YEAR     NINE MONTHS ENDED     NINE MONTHS
                            THROUGH       ENDED       ENDED    -------------------------    ENDED
                           MARCH 30,    MARCH 29,   MARCH 29,  DECEMBER 28, DECEMBER 27, DECEMBER 27,
                            1996(1)      1997(1)     1997(2)       1996         1997       1997 (2)
                          ------------ ----------- ----------- ------------ ------------ ------------
                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............        --      $  18,537   $ 157,369   $   6,051      $81,505    $ 130,967
Gross profit............        --          8,089      66,098       2,633       19,362       41,395
Selling, general and
 administrative
 expenses...............    $ 2,710        20,711      85,010       8,246       73,053       95,131
                            -------     ---------   ---------   ---------    ---------    ---------
Loss from operations....     (2,710)      (12,622)    (18,912)     (5,613)     (53,691)     (53,736)
Interest expense, net...          5           888       4,605         112        3,163        3,354
                            -------     ---------   ---------   ---------    ---------    ---------
Net loss................     (2,715)      (13,510)    (23,517)     (5,725)     (56,854)     (57,090)
Dividends accruing on
 Series A Preferred
 Stock..................        --            --        1,373         --         1,032        2,123
                            -------     ---------   ---------   ---------    ---------    ---------
Net loss attributable to
 Common Stockholders....    $(2,715)    $ (13,510)  $ (24,890)  $  (5,725)   $ (57,886)   $ (59,213)
                            =======     =========   =========   =========    =========    =========
Net loss per share
 attributable to Common
 Stockholders(3)........    $ (4.49)    $   (4.60)  $   (8.22)  $   (2.73)   $   (6.57)   $   (6.65)
                            =======     =========   =========   =========    =========    =========
Weighted average number
 of shares outstanding..    605,000     2,933,700   3,028,025   2,093,300    8,810,175    8,904,500
                            =======     =========   =========   =========    =========    =========

                                                                DECEMBER 27, 1997
                                                       -------------------------------------
                                                                                PRO FORMA
                         MARCH 30, 1996 MARCH 29, 1997  ACTUAL   PRO FORMA(4) AS ADJUSTED(5)
                         -------------- -------------- --------  ------------ --------------
                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............    $   240        $ 8,184     $  7,615    $ 20,274      $ 94,502
Working capital
 (deficiency)...........     (1,197)           (53)        (378)     11,472        93,050
Total assets............      1,186         56,866      110,294     151,673       225,901
Debentures..............        --          22,500       30,000      20,250           --
Other long-term debt,
 less current portion...        --           4,918        7,852       7,840         7,840
Series A Preferred
 Stock..................        --             --        72,390         --            --
Total stockholders'
 equity (deficiency)....       (515)         8,375      (42,518)     65,341       169,919

--------
footnotes on next page

(1) The Company's fiscal year is a 52/53 week year that ends on the Saturday next preceding April 1 of the next calendar year. Accordingly, the year ended March 29, 1997 is referred to as "Fiscal 1996" and the period from June 8, 1995 (inception) through March 30, 1996 is referred to as "Fiscal 1995."
(2) Prepared on a pro forma basis to reflect the Biobottoms Acquisition and all acquisitions completed after March 31, 1996 and before the date hereof, as if such acquisitions were completed as of March 31, 1996. See "Pro Forma Condensed Combined Financial Statements."
(3) The net loss per share is based upon the weighted average number of shares of Common Stock outstanding during each period. See Note 2 to the Company's Consolidated Financial Statements and Note 4 to the Company's Pro Forma Condensed Combined Financial Statements.
(4) Prepared on a pro forma basis to reflect (i) the Biobottoms Acquisition and the acquisition completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (ii) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000 (iii) the issuance of Bridge Notes in the amount of $7.65 million during April 1998 and (iv) the following transactions which will occur immediately prior to the consummation of this offering: (a) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock; (b) the conversion of $9.75 million principal amount of outstanding Debentures into 2,331,521 shares of Common Stock; and (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock. See "Pro Forma Condensed Combined Financial Statements."
(5) Prepared on a pro forma as adjusted basis to reflect (i) all acquisitions completed after December 27, 1997 and before the date hereof, as if they had been completed as of December 27, 1997, (ii) the sale, on December 29, 1997, of 22,942 shares of Series A Preferred Stock for aggregate proceeds of $22,942,000, (iii) the issuance of Bridge Notes in the amount of $7.65 million during April 1998, (iv) the following transactions which will occur immediately prior to the consummation of this offering: (a) the conversion of all outstanding shares of Series A Preferred Stock into 8,644,156 shares of Common Stock; (b) the conversion of $9.75 million principal amount of outstanding Debentures into 2,331,521 shares of Common Stock; and (c) the conversion of an outstanding note in the amount of $1.4 million into 128,333 shares of Common Stock, and (v) the sale by the Company of 8,577,406 shares of Common Stock in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." Pursuant to the terms of the Debentures, the Company will redeem approximately $20.25 million of principal amount of Debentures plus accrued interest and prepayment premium through May 11, 1998, the anticipated date of redemption. A portion of such cash prepayment premium approximating $5.3 million will be recorded as an extraordinary item in the period in which the redemption occurs. See "Pro Forma Condensed Combined Financial Statements."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and the related notes thereto which are included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus shall be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those anticipated in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed before and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  Genesis Direct is a leading database-driven specialty retailer in the rapidly growing universe of non-store shopping. With a current portfolio of 30 Company-owned brands, the Company offers products directly to consumers in targeted niche markets primarily through a variety of distinctive, information-rich catalogs, as well as Internet websites and electronic media, including television and radio. The Company intends to continue its expansion program through acquisitions and start-ups of a variety of catalog brands which it believes have the potential, among other things, to produce high gross margins, low merchandise return rates, high average orders and repeat customers. The Company believes it is well-positioned to pursue an active consolidation strategy in the fast-growing, highly fragmented direct marketing industry.

  Since its inception, the Company has concentrated on building an infrastructure necessary to manage its operating and growth strategies. To date, the Company has invested approximately $20.4 million on its state-of-the-art call center, distribution center and management information systems and database technologies that effectively coordinate the call center, order-taking, distribution and fulfillment functions. Because of the Company's desire to build a state-of-the-art infrastructure and to become a leading database-driven specialty catalog-based retailer as rapidly as possible, the Company has accumulated a significant amount of expenses in a very short time and, as a result, has not been profitable. The Company had an accumulated deficit of approximately $73.1 million at December 27, 1997 and had a net loss of $57.9 million for the nine months then ended. For the three months ended March 28, 1998, the Company expects to report a net loss of approximately $19.0 million to $20.0 million on net sales of approximately $23.0 million to $24.0 million, and for the fiscal year then ended the Company expects to report a net loss of approximately $76.0 million to $77.0 million on net sales of approximately $104.0 million to $105.0 million. Management believes that the Company's historical results of operations are not indicative of future operating results.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, selected items from the Company's statement of operations expressed as a percentage of net sales. Any trends reflected by the following table may not be indicative of future results.

                                                  PERCENTAGE OF NET SALES
                         -------------------------------------------------------------------------
                             PERIOD FROM
                            JUNE 8, 1995                                NINE MONTHS ENDED
                         (INCEPTION) THROUGH FISCAL YEAR ENDED -----------------------------------
                           MARCH 30, 1996     MARCH 29, 1997   DECEMBER 28, 1996 DECEMBER 27, 1997
                         ------------------- ----------------- ----------------- -----------------
                                                                  (UNAUDITED)
Net sales...............          --               100.0%            100.0%            100.0%
Gross profit............          --                43.6              40.5              23.8
Selling, general and
 administrative
 expenses...............        100.0%             111.7             126.8              89.6
Loss from operations....        100.0               68.1              86.3              65.9
Interest expense........          --                 6.3               5.3               3.9
Net loss................        100.0               72.9              88.1              69.8

NINE MONTHS ENDED DECEMBER 27, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 28, 1996

  Net Sales. Net sales increased to $81.5 million in the nine months ended December 27, 1997 from $6.5 million in the nine months ended December 28, 1996. This increase was attributable to acquisitions completed and start-ups launched during the 1997 period, revenue growth from existing catalogs and the 1996 acquisitions (which were completed in December 1996) being included for the entire 1997 period.

  Gross Profit. Gross profit increased to $19.4 million or 23.8% of sales for the 1997 period compared to $2.6 million or 40.5% for the 1996 period. This increase was attributable to the acquisitions completed and start-ups launched during the 1997 period and the 1996 acquisitions being included for the entire 1997 period. The decrease in the gross profit percentage primarily occurred in the period between September and December 1997, when the Company experienced a temporary inability of its call center software to interface with its distribution center software resulting in lost sales revenues, reduced gross margins and increased per order fulfillment costs. The Company believes that this disruption contributed significantly to the loss for the nine month period ended December 27, 1997.

  Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of direct response advertising and promotion costs, administrative payroll and related costs, fixed distribution and telemarketing costs, integration costs for acquisitions and depreciation and amortization. Selling, general and administrative expenses increased to $73.1 million in the 1997 period, from $8.2 million in the 1996 period. Selling, general and administrative expenses as a percentage of net sales decreased to 89.6% in the 1997 period from 127% in the 1996 period. This decrease was due to increased sales volume resulting from the acquisitions completed and start-ups launched during 1997 and the 1996 acquisitions being included for the entire 1997 period, offset in part by increased costs associated with the Company's decision to invest in infrastructure in order to take advantage of its opportunities for future growth in new markets and channels as well as to integrate new brands. In connection with the Company's acquisitions, amortization of acquired intangibles of $2.9 million is included in selling, general and administrative expenses in the 1997 period as compared to $30,000 in the 1996 period.

  Interest expense. Interest expense increased to $3.2 million in the nine months ended December 27, 1997 from $0.3 million in the nine months ended December 28, 1996, primarily as a result of a higher average debt balance.

FISCAL YEAR ENDED MARCH 29, 1997 ("FISCAL 1996") COMPARED TO PERIOD FROM JUNE
 8, 1995 THROUGH MARCH 30, 1996 ("FISCAL 1995")

  Net Sales and Gross Profit. Net sales in Fiscal 1996, the first year of the Company's sales, were $18.5 million. Gross profit was $8.1 million in Fiscal 1996. As a percentage of net sales, gross profit was 43.6% in Fiscal 1996. Such net sales and gross profit were attributable to the acquisitions completed and start-ups launched during Fiscal 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $20.7 million in Fiscal 1996 from $2.7 million in Fiscal 1995. This increase was due to (i) the Company's decision to invest in infrastructure in order to take advantage of its opportunities for future growth in new markets and channels as well as to integrate new brands and (ii) the acquisitions completed and start-ups launched during Fiscal 1996.

  Interest expense. Interest expense increased to $1.16 million in Fiscal 1996 from $5,000 in Fiscal 1995, primarily as a result of the issuance of $22.5 million principal amount of convertible debt in Fiscal 1996 and $10.2 million in notes related to the acquisitions completed during Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

  At December 27, 1997, the Company had cash of $7.6 million and a working capital deficit of $0.4 million. The Company's capitalization, defined as the sum of long-term debt, redeemable preferred stock and stockholders' equity, at December 27, 1997 was $67.7 million.

  The Company's principal capital needs arise from (i) the acquisition and start-up of new catalog businesses, (ii) the funding of operating losses arising from maintaining the infrastructure necessary to support future acquisitions and the investment in growing these new acquisitions through prospect mailings, (iii) growing the customer database and (iv) capital expenditures related to the telemarketing and fulfillment centers.

  The Company's ability to acquire new catalog businesses will depend on a number of factors, including the ability of management of the Company to identify target businesses and to negotiate acceptable acquisition terms, the availability of adequate financing and other factors, many of which are beyond the control of the Company. Through December 27, 1997, the Company acquired 13 businesses for an aggregate of $32.8 million cash, $30,000 of Common Stock, $17.2 million of notes and certain other deferred payments and up to $1.9 million in contingent payments. There can be no assurance that the Company will be successful in identifying and acquiring new businesses or that the Company can integrate such new businesses into its operations.

  Since its inception, the Company has received $168.1 million of funding from various sources, including the founders and major institutional investors as well as a $5.0 million term loan. From June 1996 through April 1997, the Company raised $62.2 million of capital commitments from GEIPPP II and Genesis Direct, L.P. ("GDLP"). See "Certain Relationships and Related Transactions." The $62.2 million consisted of $32.2 million of Common Stock and $30.0 million of Debentures to GEIPPP II. In September and December 1997, the Company raised a total of $94.3 million through the issuance of Series A Preferred Stock to GEIPPP II, GDLP and several other private equity funds. The proceeds of these financings were used to fund the Company's acquisitions, working capital needs and capital expenditure program. In April 1998, the Company raised a total of $7.35 million through the issuance of Bridge Notes to GEIPPP II. Proceeds from the Bridge Notes are being used (i) to pay for the expansion and upgrading of the infrastructure at the Company's distribution center, (ii) to fund the Biobottoms Acquisition and (iii) to provide additional working capital.

  In May 1997, the Company entered into a $25.0 million revolving credit facility and a $5.0 million term loan with The CIT Group/Business Credit Inc. (the "Credit Facility"). The Credit Facility is collateralized by substantially all of the Company's assets. The $25.0 million revolving credit portion of the Credit Facility bears interest at a variable rate equal to Prime Rate of The Bank of New York plus 1/2% or LIBOR plus 3%. The $5.0 million term loan is payable over five years and bears interest at the Prime Rate plus 1/2%. The Credit Facility contains a covenant with respect to the maintenance of specified consolidated net worth.

  During the nine months ended December 27, 1997, net cash used by operating activities was $57.4 million. Net cash used in investing activities was $30.1 million, consisting primarily of cash paid for acquisitions, net of cash acquired, of $13.4 million and cash paid for additions to property and equipment of $16.9 million. Net cash provided by financing activities was $87.2 million consisting primarily of the $85.6 million raised from GEIPPP II and GDLP and other holders of Series A Preferred Stock as set forth above.

  During Fiscal 1996, net cash used by operating activities was $13.5 million. Net cash used by investing activities was $25.0 million, consisting primarily of cash paid for acquisitions of $19.2 million and cash paid for additions to property and equipment of $3.0 million. Net cash provided by financing activities resulted from $44.9 million raised by GEIPPP II and GDLP as set forth above.

  The Company expects to make capital expenditures which will total approximately $17.0 million during fiscal 1998 to invest in its existing state-of-the-art infrastructure, to exploit new channels of distribution and to increase its activities in international markets. However, no assurance can be made with respect to the actual timing and amount of the expenditures. The Company anticipates that its cash, proceeds from this offering and financing available under the Credit Facility will be sufficient to meet the Company's liquidity requirements for its operations for at least the next 12 months. There can be no assurances that additional sources of financing will not be required during such time or thereafter.

  As of March 29, 1997, the Company had approximately $10.0 million of federal tax net operating loss carryforwards which expire in 2012. The Company also has approximately $8.6 million of state tax net operating loss carryforwards which expire principally in 2004. In addition, the Company incurred approximately $46 million of tax losses for the nine-month period ended December 27, 1997.

  The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of net operating loss carryforwards and tax credit carryforwards in periods following a corporate "ownership change." In general, an ownership change is deemed to occur if the percentage of stock of a corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% stockholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three-year testing period. As a result of cumulative changes in the Company's ownership which have occurred, including this offering, the Company's net operating loss carryforwards may be subject to annual limitations.

SEASONALITY

  The Company's business is subject to seasonal fluctuations. Management anticipates that approximately 50% of the Company's net revenues will be derived from the fall and holiday seasons. As a result, the Company expects its sales and results of operations generally to be the lowest in the second quarter of each fiscal year, which precedes the back-to-school and holiday purchases. The Company's quarterly results may fluctuate as a result of numerous factors, including the timing of acquisitions, the timing, quantity and cost of catalog mailings, the response rates to such mailings, the timing of merchandise deliveries, the merchandise mix, pricing and presentation of products offered and sold, market acceptance of the Company's merchandise (including new merchandise categories or products introduced) and the hiring and training of additional personnel. Accordingly, results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarters. Results of operations are affected not only by the seasonality of the Company's net revenues, but also by seasonal variations in product mix and the fixed portion of the Company's operating expenses.

INFLATION

  Results of operations have not been significantly affected by inflation since the Company's inception. Management expects that in the normal course of business, the Company will be able to offset the effects of increased costs through operating efficiencies and selected price increases.

YEAR 2000 ISSUE

  Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. The Company is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be year 2000 compliant. The Company presently believes that, with certain modifications to existing software and the installation of certain new software, its computer system will be year 2000 compliant. The estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, although there can be no assurance to this effect. In addition, the year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the year 2000 problem on such entities.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

  Recent pronouncements of the Financial Accounting Standards Board ("FASB") which are not required to be adopted at December 27, 1997, include the following Statements of Financial Accounting Standards ("SFAS"):

  SFAS No. 129, "Disclosure of Information about Capital Structure," which will be effective for the Company for the fiscal year ending March 27, 1999, consolidates existing disclosure requirements. This new standard contains no change in disclosure requirements for the Company.

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard, which will be effective for the Company for the fiscal year ending March 27, 1999, is not currently anticipated to have a significant impact on the Company's financial statements based on the current financial structure and operations of the Company.

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the fiscal year ending March 27, 1999, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effects, if any, of implementing SFAS No. 131 on its reporting of financial information.

                                   BUSINESS

  Genesis Direct is a leading database-driven specialty retailer in the rapidly growing universe of non-store shopping. With a current portfolio of 30 Company-owned brands, the Company offers products directly to consumers in targeted niche markets primarily through a variety of distinctive, information-rich catalogs, as well as Internet websites and electronic media, including television and radio. The Company's marketing efforts are supported by a customer database of over 10 million names, a 450-station call center at its Secaucus, New Jersey, headquarters and a custom-designed 500,000 square foot distribution center strategically located in Memphis, Tennessee. For the nine months ended December 27, 1997, the Company had net sales of approximately $81.5 million.

MARKET OVERVIEW

  According to the DMA, in recent years, retailing in the United States has been characterized by a rapidly growing shift to non-store sales through such media as printed catalogs, broadcast and cable television infomercials, home shopping channels and the Internet. These alternative forms of non-store retailing, which in 1997 accounted for approximately $382.0 billion in sales, are expected to grow approximately 8% per annum for the next five years. The Company believes that this growth is due to the convenience of home shopping for time-constrained, dual-career consumer households and the increasingly high level of customer service and reliability offered by leading direct marketing firms. The Company also believes that, on a percentage basis, the fastest growing portion of the home shopping market will be on-line shopping via the Internet. According to estimates published by the Yankee Group, a Boston-based research firm, Internet-driven sales in 1997 totaled $2.7 billion. The Yankee Group predicts that consumer Internet-driven sales will grow to $10.0 billion by the year 2000 and $32.0 billion by the year 2002. In addition, the Yankee Group estimates that the total number of on-line households grew from 15.5 million in 1996 to 20.0 million in 1997.

  The DMA has also found that the traditional catalog segment of the United States direct marketing industry, which generated approximately $79.0 billion in total sales in 1997, is highly fragmented. The Company believes that there are over 12,000 consumer catalog companies in existence, most of which lack the necessary capital, support systems and economies of scale to effectively exploit available opportunities for growth. The Company believes that the most successful catalog marketers will be those with a critical mass of at least $25.0 million in annual sales, whether through internal growth or acquisition. There will also be a need to recognize the strategic importance of developing a presence in electronic media and capitalizing on expanding international markets. In order to implement these strategies, catalog operators require capital and management and development expertise.

  According to Marketing Logistics, an industry consulting and research group, international consumers and businesses have spent more than $94.0 billion in 1995 buying from direct marketing sources. Germany and Japan offer particularly interesting direct marketing opportunities. According to the U.S. Commerce Department, catalog sales in Germany were estimated to have reached $24.0 billion in 1995. Research conducted by the U.S. and Foreign Commercial Service, as of 1996, shows that Germany was the world's second largest mail order market with spending on mail order products in 1995 averaging $293 per capita, second only to the United States. Moreover, according to research conducted by the German postal service, the apparel return ratio in Germany is lower than the ratio experienced by most countries. In addition, according to the U.S. Commerce Department, catalog sales in Japan reached $20.0 billion in 1995, with United States catalogers generating over $1.0 billion of such annual sales. With the advent of the single European market, there should also be opportunity for catalog growth, as well as other remote shopping growth, in the rest of the European community.

THE GENESIS DIRECT STRATEGY

  The Company's objective is to become the leading provider of a broad array of branded consumer and business catalogs offered in a variety of traditional and innovative markets. The key elements of the Company's operating and growth strategies are set forth below:

OPERATING STRATEGY

  The key elements of the Company's operating strategy are as follows:

  . TARGET AND PENETRATE NICHE MARKETS. The Company identifies and focuses its efforts on penetrating niche markets that it believes are underserved by retail stores and other catalogs, that will be responsive to its innovative direct marketing techniques and in which it can become a market leader. The Company then acquires a variety of catalogs within the target market, each of which it transforms into a readily identifiable brand by investing heavily to enhance the catalog's image. In addition, the Company trains a core group of specialized customer-responsive employees to serve that market and seeks to establish innovative strategic relationships with other participants in that market. The Company also employs sophisticated database management techniques and systems to cross-sell product offerings designed for one niche market to customers in its other niche markets. The Company believes that by targeting several niche markets and serving each market with multiple brands, it reduces its reliance on any particular market or brand.

  . DEVELOP CENTRALIZED STATE-OF-THE-ART INFRASTRUCTURE. Since its inception, the Company has invested approximately $20.4 million to develop an order-taking, processing and fulfillment infrastructure with sufficient capacity and operational flexibility to service increased sales volume and exploit strategic or market opportunities as they occur. In addition to its state-of-the-art call center and distribution center, the Company has invested in sophisticated management information systems and database technologies that effectively coordinate a full range of functions from catalog production and mailing to order-taking and fulfillment. The Company's substantial investment in infrastructure allows it to quickly consolidate and integrate newly acquired catalogs and to introduce new catalogs. The Company believes that, as sales volume increases through acquisitions and internal growth, it can leverage its infrastructure to reduce the per order cost of fulfillment. The Company believes that, without significant additional capital expenditures beyond its fiscal 1998 spending plan, its current systems infrastructure, call center and distribution center can accommodate up to $1.0 billion in annual sales.

  . OFFER PROPRIETARY, PERSONALIZED AND HARD-TO-FIND PRODUCTS. The Company seeks to increase its gross margins by offering proprietary and personalized products, as well as products that are difficult to find in retail stores and other catalogs. The Company strives to offer customers in each of its target markets a broader merchandise selection than is generally offered by traditional retailers and smaller direct marketers. The Company has established a department dedicated to the development of proprietary products and the personalization of products within each of the Company's target markets. As part of this initiative, the Company is currently building a customization facility in its distribution center that will enable it to personalize most of its products by means of etching, laser engraving and embroidery.

  . UTILIZE MULTIPLE MARKETING CHANNELS. To reach potential customers, the Company uses multiple marketing channels, including mail, Internet websites, television and radio advertisements, infomercials, airplane seat-backs, hotel rooms, sports events and trade shows. The Company currently takes on-line orders for products from Internet websites under two of its brands and maintains informational websites for eight of its other brands. In addition, under exclusive arrangements with the NBA, NHL and Major League Baseball, the Company maintains the on-line store on those leagues' websites, where potential customers can receive information, view merchandise, enter inquiries and orders and request catalogs.

  . BUILD LIFETIME CUSTOMER RELATIONSHIPS. The Company's objective is to make every customer a customer for life. Through its niche marketing strategy and sophisticated database, enhanced with up-to-date demographic information, the Company offers products intended to satisfy preferences as they evolve over their lifetimes. In addition, the Company strives to provide consistently prompt, knowledgeable and courteous service and rapid order fulfillment. In its 450-station call center, calls are routed to the customer service representative most knowledgeable about the products within the particular catalog brand in question. Because of the high level of automation at its distribution center and the strategic location of that center at a shipping hub for such carriers as Federal Express, UPS and the U.S. Postal Service, the Company is able to provide next-day delivery, if requested, on orders received prior to 11:00 p.m. EST. The Company continually strives to develop the Genesis Direct name into an umbrella seal-of-approval symbol associated with superior service and product quality.

  . ATTRACT AND RETAIN EXPERIENCED MANAGEMENT TEAM. The Company seeks to attract and retain highly qualified management personnel with extensive experience. To date, the Company has assembled some of the country's most experienced professionals in direct marketing or related industries. The Company has also retained many of the former owners of the acquired catalog companies, who bring extensive expertise in their respective niche markets.

GROWTH STRATEGY

  The key elements of the Company's growth strategy are as follows:

  . PURSUE STRATEGIC ACQUISITIONS. As a result of its acquisition of 14 catalog businesses, the Company has developed considerable expertise in identifying and evaluating appropriate acquisition candidates and in integrating the operations and expanding the sales of acquired companies. The Company believes that the fragmented direct marketing industry provides significant consolidation opportunities and is pursuing an aggressive but disciplined acquisition strategy focused primarily on catalog brands that complement existing brands in its targeted niche markets. In particular, the Company seeks catalog brands that have been unable to realize their growth and profitability potential due to capital constraints and infrastructure limitations. To date, the typical acquisition candidate has demonstrated a high average order value and a low rate of merchandise returns and is believed to have the potential to eventually achieve at least $25.0 million in annual sales, realize high rates in customer retention and successfully offer higher margin proprietary products.

  . INCREASE REVENUES OF ACQUIRED CATALOGS. The Company believes that, in addition to achieving synergies through the integration of acquired catalogs, there are opportunities to substantially increase the revenues of acquired catalogs by utilizing the Company's database to efficiently target a more precise group of potential customers based on demographic information and individual purchase behavior. In addition, the Company believes that its superior customer service and its development of each acquired catalog into a readily identifiable brand can increase the revenue opportunities of those catalogs.

  . DEVELOP NEW BRANDS. The Company uses its existing customer database to create and introduce new catalog brands. The Company currently has eight active start-up catalog brands and intends to introduce and develop additional new catalog brands featuring original merchandise concepts that will allow it to penetrate further distinct segments of its niche markets. For example, the Company has recently used its customer lists in the sports and kids market segments to start-up S.K.U.S.A. (an acronym for Sports Kids U.S.A.), through which the Company will offer hard-to-find "sports lifestyle" products for children, including apparel, home furnishings and toys.

  . EXPAND AND LEVERAGE CUSTOMER DATABASE. The Company is continually expanding its customer database through a variety of techniques, including catalog and list acquisitions, renting of mailing lists and strategic alliances. Examples of strategic alliances that enhance the Company's customer database are its exclusive arrangements with professional sports leagues that allow the Company access to the leagues' databases, Internet websites and advertising opportunities. The Company uses sophisticated statistical modeling and segmentation techniques to develop purchasing profiles of the customers in its database, which facilitates cross-marketing, cross-selling and more precisely focused catalog distributions and marketing efforts.

  . EXPAND INTERNATIONAL SALES. The demographic and technological trends that are driving the retail consumer shift to non-store shopping in the United States are also present in many international markets. The Company believes that its catalog development expertise and existing infrastructure will enable it to expand into certain of those markets, particularly those with a strong interest in U.S. sports-related products. The Company intends, where appropriate, to produce foreign language versions of several of its catalogs. In addition, the Company's distribution center in Memphis, Tennessee is strategically placed at the hub of courier services serving international markets to permit rapid direct-to-consumer overseas order fulfillment. The Company is currently expanding its operations into France, Germany, Japan and the United Kingdom and expects to launch an extension of its 1-800-Pro-Team brand in several of those countries.

  . GENERATE MULTIPLE REVENUE STREAMS. The Company intends to generate multiple revenue streams within its target markets by permitting third-party direct marketers to sell non-competing goods and services to its customers, by including third-party/vendor advertising in Company catalogs and by renting its customer lists to non-competing vendors. For example, through several of its sports brands, the Company offers MBNA credit cards with sports team logos.

THE GENESIS DIRECT PORTFOLIO OF BRANDS

  The Company currently organizes its product offerings within four distinct, but interrelated, market categories, each with a specific market focus designed to appeal to a particular customer profile: sports, kids, gifts and collectibles and institutional/business to business. The Company has trained a core group of specialized customer-responsive managers and employees to serve each of those markets and is establishing innovative and strategic relationships with participants in each market. In addition, the Company has retained and seeks to incentivize a majority of the former owners of its acquired catalog companies who have expertise in merchandising to customers in their targeted niche markets. The Company also employs sophisticated database management techniques and systems to cross-sell product offerings designed for one niche market to customers in its other niche markets.

 SPORTS

  The Company has developed a strategy of building specialty sports brands, each focused on a single sport, plus one multi-sport brand. Sports merchandise includes licensed and non-licensed apparel, accessories, home furnishings, equipment and limited edition collectibles, as well as fantasy packages which offer customers the opportunity to interact with sports celebrities. The Company believes that an important factor in the success of its sports brands is its ability to offer a much greater selection of licensed merchandise compared to traditional retailers. In particular, in many communities there is strong demand for non-local team products that is generally not fulfilled by local retailers because of capacity constraints. In addition, serving the sports market segment adds selling seasons to the traditional holiday seasons through marketing efforts around major sporting events, such as the Super Bowl, the World Series, the NBA Championship and the Stanley Cup. The Company has exclusive "Official Catalog" relationships with the NBA, the NHL, Major League Baseball and NASCAR, as well as a strategic relationship with the NFL.

  Hot Off The Ice, the first Genesis Direct start-up catalog, was launched during the 1996 holiday period. Under an exclusive arrangement with the NHL, Hot off The Ice is marketed as the "Official Catalog of the Coolest Game on Earth." Hot Off The Ice offers licensed and non-licensed hockey-related products and collectibles. Hot Off The Ice has access to the NHL's proprietary database for its Hot Off The Ice mailings. In addition, Hot Off The Ice reaches customers as the exclusive store on the NHL's website. The average order value for Hot Off The Ice merchandise for fiscal 1997 was approximately $83.

  Nothin' But Hoops, a start-up catalog, was launched in October 1997. Under an exclusive arrangement with the NBA, Nothin' But Hoops is marketed as the "Official Catalog of the NBA." Nothin' But Hoops offers licensed NBA products, non-licensed basketball products and basketball collectibles. The Company has access to the NBA's proprietary database for its Nothin' But Hoops mailings. In addition, Nothin' But Hoops reaches customers as the exclusive store on the NBA's website, through NBA-provided television, radio and print advertisements at no additional fee to the Company and through the ability to distribute advertising materials at sports events. The average order value for Nothin' But Hoops merchandise for fiscal 1997 from launch was approximately $82.

  Manny's Baseball Land, a start-up catalog, was launched in March 1998. Under an exclusive arrangement with Major League Baseball, Manny's Baseball Land is marketed as the "Official Catalog of Major League Baseball." Manny's Baseball Land is based on the well-known and established brand name "Manny's Baseball Land," which was started in 1949 outside of Yankee Stadium. Manny's Baseball Land offers baseball-related products, including licensed Major League Baseball products.

  From The Sidelines, a start-up catalog, was launched in July 1997. From the Sidelines was previously operated under the name Athletic Supply, which was acquired by the Company in December 1996. During 1997, the Company changed the acquired catalog's focus from multi-sport to football and launched the new catalog under the name From The Sidelines, offering licensed and non-licensed football products and memorabilia. The average order value for From The Sidelines merchandise for fiscal 1997 from launch was approximately $85. In connection with the Athletic Supply acquisition, the Company acquired the Official NFL Quarterback Club catalog, which offers limited edition autographed football collectibles. The average order value for Official NFL Quarterback Club merchandise for the period from acquisition to date was approximately $85.

  The Official NASCAR Catalog, acquired in October 1997, offers licensed NASCAR merchandise, including apparel and collectibles. The Company also owns NASCAR Shoptalk, a television infomercial on ESPN, and the Official NHRA Catalog, which offers licensed National Hot Rod Association merchandise including apparel and collectibles. In addition, the Company has a related commercial promotions business, through which it markets its products through various sports activities and events, often in connection with well-known consumer product companies. The Company hopes to capitalize from the anticipated increased media attention resulting from NASCAR's planned promotional events surrounding its 50th anniversary in 1998. The average order value for The Official NASCAR Catalog merchandise for the period from acquisition to date was approximatelly $72.

  1-800-Pro-Team was acquired in December 1996. 1-800-Pro-Team is a source for team or league logo merchandise that is typically hard-to-find, with an emphasis on professional team licensed products. 1-800-Pro-Team is not only a strong brand with a loyal customer base of its own, but is also used as a prospecting vehicle, bringing customers with strong potential to the single-sport catalogs. The Company upgraded the look and feel of the catalog following its acquisition and has implemented an aggressive customer acquisition plan to take advantage of the former owners' under-utilization of direct-mail prospecting opportunities. The average order value for 1-800-Pro-Team merchandise for fiscal 1997 was approximately $69. 1-800-Pro-Team is also mailed under an exclusive arrangement with Sears to a portion of the Sears mailing list under the name Sears My Team. The average order value for Sears My Team merchandise for fiscal 1997 was approximately $69. In May 1998, the Company plans to launch 1-800-Pro-Team in the United Kingdom, France, Germany and Japan (under the catalog name USA ProSports Direct).

  Competitive Edge Golf was acquired in March 1997. Competitive Edge Golf offers proprietary and non-proprietary golf products, including equipment, apparel and novelties that appeal both to golf fans and players. The founder of Competitive Edge Golf was retained after the acquisition to manage and develop the brand. The average order value for Competitive Edge Golf merchandise for fiscal 1997 was approximately $112.

  Soccer Madness was acquired in October 1997. Soccer Madness offers brand-name merchandise, including soccer shoes, apparel, equipment, bags, watches, jewelry and accessories. As with Competitive Edge Golf, Soccer Madness appeals to participants as well as fans and capitalizes on the growing popularity of soccer in the United States. The Company also offers soccer merchandise in Japan through a Japanese language version of Soccer Madness. The average order value for Soccer Madness merchandise for the period from acquisition to date was approximately $85.

  ProSports Liquidators, a start-up catalog, was launched in March 1998. ProSports Liquidators offers discounted merchandise from the Company's various sports catalogs and is mailed primarily to the Company's less responsive or discount-driven customers.

 KIDS

  The kids market is one of the principal entry points for the lifetime customer that the Company hopes to develop. Through its various brands in the kids market, the Company seeks to give families helpful, trusted choices in providing for their children's needs as they grow and change. The Company takes a lifestage approach to the market and creates and acquires catalogs that offer high quality products and serve children's needs in all aspects of life, from the nursery through high school, from schoolwork to school clothing, for playtime and family time. Kids merchandise includes toys, games, crafts, clothing and educational and developmental materials. Through its sophisticated database marketing, the Company is able to track the demographic changes in its customer households and prospective households, thereby targeting appropriate offerings to each lifestage.

  Gifts For Grandkids, which was acquired in October 1995, celebrates the unique relationship between generations of family members and enhances the experience of gift giving and receiving for all ages. Products offered range from infant toys and dolls to room furnishings and outdoor play products. Gift-giving grandparents can also purchase personalized products for special occasions and special kids. The brand has established its own niche in the market and the catalog has received consistent national publicity as one of the premium children's gift catalogs. The average order value for Gifts For Grandkids merchandise for fiscal 1997 was approximately $70.

  Hand-in-Hand was acquired in February 1997. Under Hand-in-Hand, the Company offers a selection of high quality, distinctive products for infants, toddlers, and young children, serving both consumers through the Hand-in-Hand Consumer Catalog and child care professionals and institutions through the Hand-in-Hand Professional Catalog. The products offered focus on the lifestyle of children and their families and include toys, furniture, arts and crafts, videos, books and apparel. Hand-in-Hand has been carefully nurtured as a high quality, high value brand that will make a contribution to children's lives. The Company also offers such merchandise in Japan through a version of Hand-in-Hand that is selectively translated into Japanese. The average order value for Hand-in-Hand merchandise for fiscal 1997 was approximately $81.

  The Training Camp, a start-up catalog, was launched in May 1997 and offers unique children's developmental sports training products, methods and equipment to inspire and help improve "whole child" development and introduce children to the fun and rewards of sports and good sportsmanship. In print catalog and website format, The Training Camp offers unique, safe and high-value items including play products that help develop motor skills, such as ball throwing machines, basketball shooting training devices and sports parenting videos. Additionally, the catalog and website include tips from renowned coaches in a number of athletic disciplines on the fundamentals of the sport for which equipment is being sold. The average order value for The Training Camp merchandise for fiscal 1997 from launch was approximately $92.

  S.K.U.S.A., a start-up catalog, was launched in March 1998 using the Company's customer lists in the sports and kids market segments. S.K.U.S.A. offers hard-to-find "sports lifestyle" products for children, including apparel, home furnishings and toys.

  Biobottoms, which was acquired in April 1998, offers a wide selection of natural fiber children's apparel., The Company believes that Biobottoms will enable the Company to offer an enhanced selection of children's merchandise.

 GIFTS AND COLLECTIBLES

  Gifts and collectibles offers unique, hard-to-find items for gift givers and collectors. This segment markets nostalgic themed entertainment- and music-related memorabilia and collectible items, including personalized sweatshirts with designs of musical instruments, miniature toy mechanical cars, collectible dolls and limited edition hand-signed lithographs from well-known musical groups. Many of the gifts and collectibles catalog brands have high gross margins, low stock-keeping unit ("SKU") counts, low inventory obsolescence, high customer loyalty and few competitors.

  Lilliput was acquired in December 1996. Lilliput offers a collection of unique, hand-crafted, limited production, primarily European-made mechanical toys, including automobiles, airplanes, building blocks, musical toys, steam engines and trains. Lilliput owns exclusive North American distribution rights for models and mechanical toy cars produced by Schuco of Germany and Gonio of the Czech Republic. The founders of Lilliput were retained after the acquisition, and have applied their knowledge of merchandising and developing proprietary products through all of the Company's target markets. The average order value for Lilliput merchandise for fiscal 1997 was approximately $196.

  The Voyager's Collection was acquired in March 1997 and is an example of the use of alternate distribution channels, a component of the Company's overall strategy. When acquired, the catalog was distributed only to consumers in upscale hotel rooms throughout the United States and provided travel products to the discriminating and time-sensitive business traveler. Since the acquisition, the Company has supplemented the catalog with product offerings from its numerous other catalogs. Including merchandise from other Genesis Direct catalogs allows The Voyager's Collection to be not only a strong catalog with a loyal customer base of its own, but also used as a prospecting vehicle, bringing customers with high potential to other Genesis Direct catalogs. In addition, the Company has entered into an agreement with a major commercial airline for the exclusive right to distribute The Voyager's Collection catalogs in seat pockets on the airline's domestic flights and in its passenger clubs in domestic airports. The Company plans to enlarge The Voyager's Collection's customer base by distributing its catalog in other travel-related areas, including additional commercial airliners and hotel rooms. The average order value for The Voyager's Collection merchandise for fiscal 1997 was approximately $110.

  Global Friends, acquired in two steps in June 1997 and April 1998, offers proprietary theme dolls each from a different country or region with related books, videos and playkits to create an educational and fun experience for young girls. To further promote the Global Friends brand, customers can join a Pen Pal club and communicate with other customers from around the world by letter and through the Internet on Global Friends' website. The average order value for Global Friends merchandise for fiscal 1997 from acquisition was approximately $110.

  Command Performance, a start up catalog, was launched in July 1997. Command Performance includes a variety of music- and entertainment-related collectibles and memorabilia, including limited edition lithographs of album cover art autographed by musicians and videocassettes of classic television series. Also included are a variety of music and music-related products. The average order value for Command Performance merchandise for fiscal 1997 from launch was approximately $91.

  The Music Stand was acquired in August 1997. The Music Stand offers music-related gifts and collectibles, including a substantial number of products which can be personalized. The average order value for The Music Stand merchandise for fiscal 1997 from acquisition was approximately $54.

  In May 1998, the Company plans to launch Romance Boutique, a start-up catalog that will offer romantic gifts, such as lingerie, fragrance products, candles and candy.

 INSTITUTIONAL/BUSINESS-TO-BUSINESS

  The institutional/business-to-business marketing segment offers educational, recreational and therapeutic products for schools, camps and therapists. The Company believes that developing catalogs in the institutional/business-to-business niche market is important strategically for several reasons. Since sales to businesses and institutions generally do not peak during the holiday season, as do sales to individual consumers, catalog brands in the institutional/business-to-business market may serve to reduce the seasonal fluctuation in the Company's sales. The Company plans to explore opportunities for extending many of the product offerings in its consumer catalogs into the institutional and business markets.

  Childswork/Childsplay was acquired in April 1997, and was the Company's first investment in the school and professional markets. Childswork/Childsplay, created by the widely recognized child psychologist and founder of the catalog, Dr. Lawrence Shapiro, an industry leader in special education products, helps parents, educators, therapists and other mental health professionals who work with socially and emotionally challenged children. Childswork/Childsplay offers proprietary learning tools that encourage children to work through problems while enjoying books, games and special activities. Dr. Shapiro was retained by the Company after the acquisition and continues to manage and develop the catalog. The average order value for Childswork/Childsplay merchandise for fiscal 1997 was approximately $109.

  Ninos was acquired in April 1997. Ninos, a pioneer in the bilingual children's direct marketing category, provides quality Spanish-language educational toys, books and audio-visual products to parents and bilingual educators nationwide. The products range from reference books to translations of popular English books and videos that teach Spanish and/or Hispanic culture. The founder of Ninos was retained by the Company after the acquisition to manage the catalog and to assist the Company in serving other bilingual markets. The average order value for Ninos merchandise for fiscal 1997 was approximately $109.

  Sportime was acquired in January 1998. Sportime, which is an innovator of proprietary products and owner of several patents and trademarks, offers schools, camps, parks and other institutions traditional recreational and athletic products including balls, rackets, hockey sticks, nets, parachutes and jump ropes as well as innovative physical education products that enable children to learn important social, athletic and creative skills through play. Examples of the innovative products offered by Sportime include the Co-oper Blanket, designed to teach groups cooperation skills, Perceptual Motorugs, to teach balance, coordination, visual perception and spatial planning, and a variety of teacher resources. The Company also offers Sportime merchandise in Canada, several countries in Europe (under the catalog name Spordas), Australia, New Zealand and Japan (through a Japanese language version). The average order value for Sportime merchandise for fiscal 1997 from acquisition was approximately $198.

  Abilitations, which was acquired together with Sportime, offers equipment for development and restoration of physical and mental ability to physical, recreational and occupational therapists. The average order value for Abilitations merchandise for fiscal 1997 from acquisition was approximately $136.

  Chime Time, which was acquired together with Sportime, offers movement-related products to the pre-school market. The average order value for Chime Time merchandise for fiscal 1997 from acquisition was approximately $160.

  Senior Products, which was acquired together with Sportime, offers age-appropriate physical, social and recreation activities to senior groups. The average order value for Senior Products merchandise for fiscal 1997 from acquisition was approximately $83.

  Active Minds, which was acquired together with Sportime and initially mailed in February 1998, offers creative movement-oriented educational products for the pre-school and grade school markets. The average order value for Active Minds merchandise from the initial mailing was approximately $65.

MARKETING

  The Company's marketing strategy is to invest in the Genesis Direct name as an "umbrella seal of approval" associated with superior service and product quality. Each catalog includes or will include the Genesis Direct logo and tag line to further draw a connection between the individual catalog, Genesis Direct and sister catalogs. The message creates a credible link between each brand, ultimately enabling the Company to fulfill its mission of "Every Customer--A Customer For Life," through cross-selling between and among brands as customers' needs develop and change.

  The Company seeks to transform each catalog into a well-known brand through a variety of marketing methods, including: enhancing logos, investing in easy-to-remember toll-free phone numbers, introducing proprietary products labeled with a brand's logo, enhancing the look, feel, and tone of the catalog, establishing a brand personality that appeals to the target market, developing a dialogue with customers through contests, surveys, e-mail, and "customer care" programs, adding value through information-rich materials and event promotions and developing strategic alliances with other participants in the niche market. Finally, the Company expands the prospecting efforts and merchandise selection, broadening into areas that match the interests of a very clearly defined target market.

  GROWING THE CUSTOMER DATABASE. The Company believes that building a large and loyal customer base is critical to its growth strategy. The Company grows its customer database through catalog and list acquisitions, renting of mailing lists and strategic alliances. Examples of strategic alliances that enhance the Company's customer database are the Company's exclusive arrangements with professional sports leagues that allow the Company to use the leagues' databases, Internet websites and advertising opportunities. As of December 27, 1997, Genesis Direct had a proprietary mailing list of approximately 10 million individuals, of which approximately 1.2 million have purchased from the Company's businesses in the last twelve months.

  CUSTOMER DATABASE MANAGEMENT; CUSTOMER SEGMENTATION. In March 1998, the Company introduced a state-of-the-art marketing database system to allow it to use more sophisticated and efficient methods to analyze the performance of each catalog mailing and predict future performance of products and customers. This marketing database system allows the Company to segment its customer base according to many variables and to analyze each segment's performance and buying patterns. Names will be selectable not only by frequency and monetary value of purchases, but by specific product, product category, brand, market segment, or overall Company purchase behavior. Statistical models will also be able to analyze promotional history, individual vs. household buying information, merchandise return information and externally enhanced information such as creditworthiness and household demographics. The resulting information is used to refine the frequency and name selection for Genesis Direct's various mailings to maximize the productivity of each market segment. This analysis also enables the Company to strengthen the merchandising of its catalogs through analysis of various products' roles in enhancing the long-term profitability of particular customer segments.

  In addition, database analysis of product purchase history combined with demographic information allows the Company to identify important cross-selling opportunities. For example, the Company intends to mail S.K.U.S.A. to existing sports catalog customers who have been purchasers of children's products.

  SPECIAL PROMOTIONS. The Company uses special promotions to strengthen brand image and to enhance customer retention and is currently testing many concepts and innovations through its mailings and product offerings. For example, prior to the Super Bowl, From The Sidelines, in cooperation with the NFL, tested an exclusive product promotion, "Super Bowl In A Box," a box containing items that appeal to avid football fans, including a hat and T-shirt, each with the Super Bowl teams logos, an official Super Bowl program and coupons for discounts on future From The Sidelines purchases. A postcard promoting the product, which could be ordered by dialing 1-800-SUPERBOWL, was mailed to a test group of From The Sidelines customers and was promoted in radio and print advertisements. Another example of a special promotion was a full-color 1998 calendar produced by the Company and inserted free of charge into all outgoing packages in the sports brands during the Holiday season of 1997. The calendar advertises promotions on each page which encourage customers to purchase all year long from each brand in the sports market segment. These tests were successful and the Company plans to develop similar promotions in the future.

  ALTERNATE MEDIA. The Company has developed an Alternate Media department dedicated to evaluating and developing new channels of distribution for the Company. Currently, the Alternate Media Department focuses on three areas: (i) the Internet and other forms of electronic commerce, (ii) television, including short and long form television infomercials, and (iii) promotional books and videos. The Company also plans to employ new technologies that it believes will enable it to effectively bring its brands to its customers.

  The Company currently conducts on-line transactions on two of its websites. The Company also takes catalog requests and provides information on eight of its other websites, including its recently completed corporate website. The Company continues to expand its web presence by placing its catalog brands into high traffic, high profile sites as well as smaller associate sites through strategic relationships with third parties including the NHL, the NBA, Major League Baseball and NASCAR. These strategic relationships reduce the Company's web marketing and production costs, increases traffic into the on-line stores and allows the Company to take advantage of its partners' access to other media, such as television, print and radio. The Company has recently licensed, from InterWorld, an Internet software package that will enhance the Company's ability to allow customers to obtain products by placing secure orders over the world-wide web. As a result, the Company expects to incur lower expenses to build and maintain appealing websites. In addition, acquiring electronic commerce capability should result in higher margins as the Company can cross-market its products across several media including print, web and television without the need for catalogs, thereby saving the cost of producing, printing and mailing catalogs.

  The Company has begun the expansion of its television efforts and produced its first television and radio spots this year with the NBA and Classic Sports Network. The Company has also acquired the rights to a series of ESPN programs called NASCAR Shoptalk, a television infomercial featuring famous drivers, that airs after NASCAR events. The Company plans to replicate this infomercial format for several of its product lines and has produced the first two in a series of The Training Camp videos, and the first The Training Camp book, which was published by a division of Simon & Schuster in Spring 1998.

MERCHANDISING

  MERCHANDISE SELECTIONS. The Company's objective in selecting its merchandise is to offer products that are reflective of the identities and interests of its target customers. The Company's merchandising personnel utilize the Company's proprietary databases and their niche market expertise to identify merchandise in each market that appeal to their customers. By providing customers with products that are (i) exclusive or hard-to-find, (ii) proprietary or in limited editions and (iii) personalized or customized, the Company believes it achieves higher gross margins and lower return rates than those that generally prevail in the industry.

  A critical element of the Company's merchandising strategy is to offer proprietary and limited edition products. The Company works closely with its vendors to develop and source such products. Many of the Company's brands currently offer such products, including Command Performance, Competitive Edge Golf, Childswork/Childsplay and Sportime. The Company has developed in-house new product development expertise to create unique products which appeal to the Company's niche market customers. Based on its experience, the Company believes that proprietary and limited edition products have high gross margins.

  Personalized and customized products have already proven to be strong sellers with high margin potential in The Music Stand, Gifts For Grandkids and many of the sports catalogs. The Company is committed to further developing its personalization capabilities and is building a 20,000-square-foot customization facility (that is expected to be fully operational by August
1998) in its distribution center that will enable it to personalize and customize most of its products by means of etching (for example, trophies and awards), laser engraving (for example, desk accessories) and embroidery (for example, caps and sweatshirts).

  The Company continually adds new merchandise and refines existing merchandise categories in an effort to promote additional purchases from target customers and increase retention rates by responding to customers' changing preferences. The Company has begun increasing the page counts of its catalogs to accommodate the introduction of new, related or similar merchandise and merchandise categories. The Company's merchandising personnel continually evaluate the performance of the Company's existing products and make merchandise placement and promotion decisions based on item quality, sales trends, customer demand, performance histories, current inventory positions and the projected success of each item. Merchandising personnel also plan the introduction and testing of new items. Consequently, the Company's merchandise mix is continually refined as new items are introduced and tested and as items which do not meet the Company's performance standards are replaced.

  Satisfying customer preferences requires the Company to maintain a wide assortment of products. Currently, the Company has 45,000 SKUs, with capability to expand to 130,000 SKUs. This large capacity enables the Company to offer significant depth and breadth of merchandise selection, particularly in sports apparel. Licensed sports apparel is an example of a merchandise category that is not readily available in a wide selection through traditional retailers, has high gross margins and low return rates since it is generally non-fitted with limited fashion risk.

  PRODUCT PRESENTATION. Genesis Direct catalogs and websites include full color photographs displaying the merchandise as well as product descriptions and pricing information. Merchandise is described in a manner designed to stimulate the reader's interest, highlight lifestyle and use of product and convey the unique spirit of each item to the customer, thereby promoting the purchase decision. Many of the catalogs and websites include additional information of interest to the niche market customer. For example, several of the sports catalogs include season game schedules and sports trivia and tips and The Voyager's Collection includes travel tips. Merchandise narratives are often presented in a thematic manner or "voice" designed to deliver the catalog brand's essence to each customer and to personalize the catalog shopping experience.

  The Company has an in-house design team that designs new catalogs and upgrades acquired catalogs. The in-house design team is responsible for all catalog design and an in-house desktop publishing studio that controls all aspects of the final digital preparation of the catalogs. These capabilities allow the Company to preserve each catalog's distinctive character and also allow the Company greater control of the catalog production schedule, which the Company believes reduces the lead time necessary to produce catalogs and reduces the costs of preparing pages for printing.

OPERATIONS

  The Company has invested heavily to develop an infrastructure that effectively integrates the call center, order entry, distributions, fulfillment and inventory management functions.

  CALL CENTER. The Company maintains a highly efficient, state-of-the-art call center in Secaucus, New Jersey. The Company offers prompt, knowledgeable and courteous order entry services through the use of its easy-to-remember toll-free telephone numbers, which may be called 24 hours a day, seven days a week to place orders, request a catalog, or make merchandise inquiries. The Company has 450 customer service stations installed in its call center. During the 1997 holiday season, the Company had 551 full-time, part-time or seasonal trained customer service representatives on staff. Once a call is received by the Company, it is automatically routed to the best available customer service representative who is knowledgeable about the particular catalog in question. The Company closely tracks forecasted demand and hires and trains new customer service representatives and seasonal customer service representatives as required to maintain its service standards. All of the Company's customer service representatives undergo a two-week training program and receive ongoing training at "Genesis University," the Company's on-site training facility. Customer service representatives are trained in responding to all customer inquiries as well as in up-selling and cross-selling and are compensated in part based on gross margins. Since becoming fully operational in August 1997, the Company's call center handled approximately 1.5 million calls and handled approximately 27,300 calls on its peak sales day.

  The Company uses an integrated management information system that allows telephone orders to be captured on-line and mail orders to be efficiently entered. As the Company's sales representative processes the order, the Company's on-line data processing system provides, among other things, customer history information, merchandise availability information, merchandise specifications, available substitutes and accessories, expected shipping date and order number. Customers can pay with major credit cards, checks or money orders. All credit charges are pre-authorized prior to shipping the order and credit authorization occurs coincident with order processing. The Company has also recently implemented a deferred billing program for several of its catalogs that enables customers to defer payment for merchandise over several months.

  DISTRIBUTION AND ORDER FULFILLMENT. The Company's 500,000 square foot distribution center in Memphis, Tennessee is efficiently integrated with the Company's order entry systems to enable the Company to send out most orders on the same day they are placed.

  Once a customer's telephone order is completed, the Company's computer system forwards the order to the Company's distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Thereafter, the orders are prepared, packed and shipped continually throughout the day with the last shipment for the day leaving the distribution center at 1:30 a.m. EST. Shipped orders are bar-coded and scanned and the merchandise and ship date are entered automatically into the customer order file for access by sales agents. A system of conveyors automatically routes totes and boxes carrying merchandise throughout the distribution center for fulfillment of orders and replenishment of inventory. A unique feature of the conveyor system design is its ability to rapidly receive, shelve and integrate products of acquired companies into the distribution center. An electronic link between the Company's distribution center and its headquarters allows senior management to monitor its distribution center operations at any time.

  The distribution center is strategically placed at the hub of courier services as well as convenient access to U.S. Postal Service priority mail all serving domestic and international markets to permit rapid order fulfillment. The distribution center's location near courier hubs enables the Company to ship orders until midnight, and for an expedited delivery fee the customer can receive merchandise by 8:00 a.m. the next day. Currently, approximately 90% of the in-stock orders placed before 5:00 p.m. EST are shipped on the same day of the order.

  INVENTORY MANAGEMENT. The Company's broad assortment of products is carefully controlled through sophisticated inventory management techniques. As of December 27, 1997, the Company's inventory management system contained over 45,000 SKUs. Purchases are forecasted down to the SKU level using a database system that takes into account historical category results, seasonality models, market expectations and product and raw material lead times. The Company believes that its centralized inventory management system enables it to maintain high levels of inventory accuracy and to continuously measure and analyze inventory levels and compare them against demand. This helps the Company to lower inventory levels, increase turns, maintain high fill rates, reduce mark-downs and increase gross margins. If an overstock position develops, the Company acts quickly to dispose of the excess inventory at the highest possible margin by moving the product through several promotional distribution channels, including price promotions in current season catalogs, end-of-season clearance catalogs and sales flyers in outbound packages.

  The Company regularly evaluates the performance of its brands and catalog mailings and adjusts its mailings in response to anticipated market demand. Despite circulation adjustments and inventory forecasting techniques, the Company has designed a process for selling any excess inventory. In March 1998, the Company launched Pro Sports Liquidators, a start-up catalog. Pro Sports Liquidators, which is mailed primarily to the Company's less responsive or discount driven customers, offers discounted merchandise selected from the Company's various sports catalogs and is an important component of the Company's inventory management for the sports market segment.

INFORMATION SYSTEMS AND TECHNOLOGY

  The Company has adopted a "best of breed" philosophy and flexible systems architecture as the foundation of its information systems strategy. The Company has implemented a variety of widely used, state-of-the-art systems, each uniquely qualified for use in a specific functional area. These systems are widely used by leading companies in the direct marketing industry for catalog management, order-taking (mail and telephone), Internet/electronic commerce, order fulfillment, inventory management, inventory forecasting, catalog production, and financial management. The systems are electronically integrated to facilitate seamless data flow in support of the Company's operations.

  The Company's software systems operate on a variety of hardware platforms, including Hewlett Packard 3000, Hewlett Packard 9000, IBM AS400 and Sun Sparc systems. The Company believes its systems architecture, systems investment and implementation of a Siemens telephone switch provide the Company with a reliable, redundant and scaleable systems environment facilitating both current operations and future growth.

  The Company's telecommunications system strategy is designed to reduce the risk of telephone delays and capacity constraints, as well as optimize the routing of calls to the most skilled customer service representatives.

In the event the call center is unable to receive incoming calls due to factors such as natural disasters, equipment or electrical failures, the Company's telecommunications system has the capacity to route calls to a third party call service bureau to ensure that service interruptions can be minimized.

  The Company's information systems are engineered to provide quick response and minimize the risk of data loss and operational delays due to system failure. Critical processing systems operate in a redundant manner such that all data is duplicated simultaneously on backup systems. In the event that one of the Company's critical business systems fails, the Company is equipped to transact business on a real-time back-up system with minimal downtime.

REGULATION

  The direct response business as conducted by the Company is subject to the Mail or Telephone Order Merchandise Trade Regulation and related regulations promulgated by the Federal Trade Commission. While the Company believes it is in compliance with such regulations, no assurance can be given that new laws or regulations will not be enacted or adopted which might adversely affect the Company's operations.

COMPETITION

  The markets for the Company's merchandise are highly competitive, and the recent growth in these markets has encouraged the entry of many new competitors as well as increased competition from established companies. Although the Company believes that it does not compete directly with any single company with respect to its entire range of merchandise, within each merchandise category the Company has significant competitors and may face new competition from new entrants or existing competitors who focus on market segments currently served by the Company. These competitors include large retail operations, including some with catalog operations, other catalog and direct marketing companies and international competitors.

EMPLOYEES

  As of April 10, 1998, the Company had approximately 800 full-time employees, 260 part-time employees, 35 seasonal employees and 30 consultants or temporary employees. As of December 1997, the Company had approximately 850 full-time employees, 370 part-time employees, 130 seasonal employees and 185 consultants or temporary employees. During the Company's peak selling season, which includes November and December, the Company utilizes a substantial number of seasonal employees. None of the Company's employees is currently covered by collective bargaining agreements. The Company considers its employee relations to be excellent.

PROPERTIES

  The Company leases a 500,000 square foot distribution center in Memphis, Tennessee and 100,000 square feet of office space for its principal executive and administrative offices and its call center in Secaucus, New Jersey. The Memphis lease expires in 2007 and the Secaucus lease expires in 2005. In addition, the Company currently leases smaller office and warehouse/distribution space in several locations in the United States. The Company intends to integrate the call center and distribution center operations of these locations with its facilities in Memphis and Secaucus, but may retain a small office presence in several of these locations. The Company also leases office space in Windsor, England for its international headquarters. The Windsor lease is terminable by either party upon three months notice.

LEGAL PROCEEDINGS

  The Company is party to claims and litigation that arise in the normal course of business. Management believes that the ultimate outcome of these claims and litigation will not have a material impact on the financial position or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY PERSONNEL

  The executive officers, directors and other key personnel of the Company and their ages are as follows:

NAME                          AGE                  POSITION
----                          ---                  --------
EXECUTIVE OFFICERS AND
 DIRECTORS
Warren Struhl................  36 Chairman of the Board of Directors,
                                   President and Chief Executive Officer(1)(2)
Hunter C. Cohen..............  41 Chief Operating Officer and a director(2)
David M. Sable...............  43 Chief Marketing Officer and a director(2)
Ronald R. Benanto............  49 Vice President and Chief Financial Officer
Raphael S. Grunfeld..........  50 Vice President, General Counsel and
                                   Secretary
Edward Spiegel...............  59 Director
David W. Wiederecht..........  42 Director(1)(2)
OTHER KEY PERSONNEL
James D. Abrams..............  52 Vice President of Kids Marketing
Kathleen M. Davis............  36 Vice President of Human Resources
George A. D'Amico............  42 Vice President of Customer Service and
                                   Sales
Dominic J. DiMascia..........  38 Vice President of Information Systems
Linda C. Ireland.............  38 Vice President of Personalization and
                                   Product Development
Alan J. Kipust...............  35 Vice President of Operations and
                                   Institutional/Business-to-Business
Dale G. Marksberry...........  48 Vice President of Distribution Center
George J. Mollo Jr...........  46 Vice President of Merchandise Operations
                                   and Inventory Control
Douglas S. Rose..............  35 Vice President of Corporate Development
Mitchel E. Rothschild........  43 Vice President of Sports Marketing
Stephen H. Samuels...........  48 Vice President of Alternate Media
Monica E. Schulze-Hodges.....  34 Vice President of Product Marketing
Charles S. Silver............  44 Vice President of Gifts and Collectibles
Edward D. Wallo..............  48 Vice President of International

--------
(1) Member of the Compensation Committee.
(2) Member of the Executive Committee.

EXECUTIVE OFFICERS AND DIRECTORS

  WARREN STRUHL. Mr. Struhl has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its founding in June 1995. He founded PaperDirect, Inc. in 1989 and served as its President until he joined the Company. PaperDirect, Inc. was sold to Deluxe Corporation in August 1993. From 1984 to 1989, Mr. Struhl was Vice President of JMB Realty Corporation. Mr. Struhl is a director of CyberShop, Inc.

  HUNTER C. COHEN. Mr. Cohen has served as Chief Operating Officer and a director of the Company since its founding in June 1995. From 1993 until he joined the Company, he served as Chief Financial Officer of PaperDirect. From March 1990 to June 1993, Mr. Cohen was President of The Soundcoat Company, Inc., a multinational noise control materials manufacturer.

  DAVID M. SABLE. Mr. Sable has served as Chief Marketing Officer and a director of the Company since its founding in June 1995. From 1990 to 1995, he was the Executive Vice President and Director of Account Management at Young & Rubicam. Mr. Sable served as a director of PaperDirect from 1989 to 1993. He is a member of the U.S. Postal Service Marketing Advisory Board.

  RONALD R. BENANTO. Mr. Benanto has served as Vice President and Chief Financial Officer of the Company since February 1998. From 1991 until December 1997, he served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of Viewlogic Systems, Inc., a publicly traded electronic design automation software company. From 1988 to 1991, Mr. Benanto served as Vice President of Finance and Operations and Chief Financial Officer of Symbolics, Inc., a public artificial intelligence company.

  RAPHAEL S. GRUNFELD. Mr. Grunfeld has served as Vice President, Secretary and General Counsel of the Company since November 1995. From 1992 to 1995, Mr. Grunfeld was General Counsel and Secretary to First Capital Asset Management, Inc. and Executive Vice President of its operating subsidiaries including newspaper, media, money management and public companies. From 1990 to 1992, Mr. Grunfeld was an attorney with Baer Marks & Upham and from 1986 to 1990, Mr. Grunfeld was an attorney with Skadden, Arps, Slate, Meagher & Flom LLP.

  EDWARD SPIEGEL. Mr. Spiegel has served as a director of the Company since January 1998. Since December 1996, Mr. Spiegel has served as a limited partner and consultant to The Goldman Sachs Group, L.P. From December 1984 to November 1996, Mr. Spiegel served as a general partner of The Goldman Sachs Group, L.P. where he was responsible for the New York Institutional Sales Department.

  DAVID W. WIEDERECHT. Mr. Wiederecht has served as a director of the Company since June 1996. Since 1978, Mr. Wiederecht has served in various capacities at General Electric Company ("GE"); currently he serves as Vice President-Alternative Investment of GE Investment Corporation, a subsidiary of GE. Mr. Wiederecht is a director of Elephant & Castle Group, Inc.

  Directors of the Company are elected by holders of Common Stock for a three-year term, and are divided into three classes with staggered terms that currently have expiration dates as follows: (a) Class A Directors--1999, (b) Class B Directors--2000 and (c) Class C Directors--2001. As of the date hereof, Mr. Cohen serves as Class A Director, Mr. Sable and Mr. Spiegel serve as Class B Directors and Mr. Struhl and Mr. Wiederecht serve as Class C Directors. The Company intends to add two additional directors as soon as practicable following this offering but has not yet identified potential nominees for those positions.

OTHER KEY PERSONNEL

  JAMES D. ABRAMS. Mr. Abrams has served as Vice President of Kids Marketing since October 1996. From December 1991 to September 1996, Mr. Abrams served in various positions with Biobottoms, Inc., a direct marketer of children's apparel and, most recently, as its President. Mr. Abrams' prior experience includes senior financial and operational positions at Williams-Sonoma, Inc. and The Gap. He was co-founder and President of Kinderzimmer, a start-up venture specializing in children's playthings and furniture.

  KATHLEEN M. DAVIS. Ms. Davis has served as Vice President of Human Resources since June 1995. From November 1993 to May 1995, she was Director of Human Resources for Noble Centers, a not-for-profit social service agency serving people with developmental disabilities. From May 1989 to November 1993, she worked for Resort Condominiums International, an international vacation exchange and travel company where she held positions in corporate recruitment, human resources consulting and employment services management.

  GEORGE A. D'AMICO. Mr. D'Amico has served as Vice President of Customer Service and Sales since January 1997. From 1991 to January 1997, he served in various capacities, including as Director of Corporate Sales and Vice President of Sales and Distribution of Micro Warehouse, Inc., a computer catalog company.

  DOMINIC J. DIMASCIA. Mr. DiMascia has served as Vice President of Information Systems since August 1996. From November 1993 to July 1996, Mr. DiMascia was Vice President Product Development for Smith Gardner & Associates, a software vendor for the direct marketing and catalog industry. From January 1991 to November 1993, Mr. DiMascia was President of Target Information Systems Inc., a catalog management systems vendor. Prior to that, Mr. DiMascia also held positions in applications development and client services for Hanover Direct, Inc., Coral Group and QVC Network, Inc.

  LINDA C. IRELAND. Ms. Ireland has served as Vice President of Personalization and Product Development since joining the Company in September 1997. From June 1988 to August 1997, Ms. Ireland served in various capacities at Deluxe Corporation, including as Group Product Manager of Deluxe Business Forms and Supplies and as Director of Merchandising and Business Development at PaperDirect.

  ALAN J. KIPUST. Mr. Kipust has served as Vice President of Operations since joining the Company in October 1997 and has also served as Vice President of Institutional/Business-to-Business since January 1998. From March 1996 to September 1997, Mr. Kipust was an Executive Consultant at Banker's Trust. From 1989 to 1995 he was Senior Vice President of PaperDirect.

  DALE G. MARKSBERRY. Mr. Marksberry has served as Vice President of the Distribution Center since January 1997. From April 1995 to January 1997, Mr. Marksberry served as Vice President/General Manager of Logistics for Nobody Beats The Wiz, where he was responsible for the construction and operation of distribution centers. From January 1993 to April 1995, Mr. Marksberry was Operations Manager of Sears Logistics Services (SLS) distribution center in Delano, CA which serviced approximately one third of Sears U.S. retail stores. From 1991 to January 1993, Mr. Marksberry served as National Manager of Sears Store Support Transportation, where he supervised the liquidation of the Sears support fleet.

  GEORGE J. MOLLO, JR. Mr. Mollo has served as Vice President of Merchandise Operations and Inventory Control since September 1997. From January 1997 to September 1997, Mr. Mollo worked as an inventory operations consultant. From May 1996 to January 1997, Mr. Mollo was Director of Merchandise Planning and Operations of Time Warner Music Sound Exchange. From January 1994 to December 1995, he was Director of Merchandise Operations of Disney Direct, Inc. From 1985 to 1993, he served in various capacities at J. Crew Group Inc., including as Vice President of Merchandise Planning and Inventory Operations of J. Crew, Inc. from November 1990 to December 1993.

  DOUGLAS S. ROSE. Mr. Rose has served as Vice President of Corporate Development since he joined the Company in June 1996. From April 1995 to May 1996, Mr. Rose was an independent investment banker providing merger and acquisition advisory services to middle-market companies. From June 1993 to March 1995, Mr. Rose was Managing Director of Grendel Capital Co., a private investment firm. From March 1989 to June 1993, Mr. Rose was Vice President of Niederhoffer and Niederhoffer, Inc., a merger and acquisition advisory firm.

  MITCHEL E. ROTHSCHILD. Mr. Rothschild has served as Vice President of Sports Marketing since February 1997 and served as a consultant to the Company from November 1996 to February 1997. Mr. Rothschild was the General Manager of Viewer's Edge from January 1991 to October 1996. From 1984 to 1991, Mr. Rothschild served as Vice President of Prentice Hall Media, a direct marketer of educational media. From 1979 to 1984, Mr. Rothschild served in the Circulation Department at Time Inc. and became Circulation Director in 1984.

  STEPHEN H. SAMUELS. Mr. Samuels has served as Vice President of Alternate Media since he joined the Company in July 1996. From 1989 to 1996, Mr. Samuels served as President of NMI, a television production company. Mr. Samuels was an executive producer of television programming and documentary features that have won awards including the Academy Award.

  MONICA E. SCHULZE-HODGES. Ms. Schulze-Hodges has served as Vice President of Marketing since April 1996. From October 1991 to February 1996, she served in various capacities, including as Vice President of Marketing, at PaperDirect. From June 1985 to August 1989, Ms. Schulze-Hodges served in various capacities, including as Vice President of Retail and Mail Order, for Inkadinkado, a manufacturer/distributor of decorative rubber stamps.

  CHARLES S. SILVER. Mr. Silver has served as Vice President of Gifts and Collectibles since May 1997. Mr. Silver was Senior Vice President and General Manager of Time Warner Music Sound Exchange Catalog from January 1996 to March 1997. From October 1991 to December 1995, Mr. Silver served in various capacities, including as Vice President and General Manager, of Disney Direct, Inc., which included the Disney catalog, Play Clothes, Child Craft and Just Kids catalogs. From October 1984 to October 1991, Mr. Silver served in various capacities at J. Crew, including as Vice President of Marketing.

  EDWARD D. WALLO. Mr. Wallo has served as Vice President of International since November 1996. From July 1994 to October 1996, Mr. Wallo worked as an international marketing consultant. From 1977 to 1994 (with the exception of 1982 to 1984), Mr. Wallo served in various capacities, including as Country General Manager and Vice President of Marketing, at Inmac Corp., a business-to-business catalog company, and resided in six countries: the United Kingdom, France, Germany, Italy, Japan and the U.S.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Executive Committee and a Compensation Committee. Subject to the supervision of the Board of Directors, the Executive Committee is responsible for the operations of the Company in the ordinary course of business. The Executive Committee is composed of Messrs. Struhl, Cohen, Sable and Wiederecht. The Compensation Committee is responsible for reviewing and establishing the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation, and, after the effective date of the initial registration of the Company's Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the "Securities Exchange Act"), administering the Company's Stock Option/Stock Issuance Plan. See "--Stock Option and Incentive Plans." The Compensation Committee is composed of Messrs. Struhl and Wiederecht.

  Subsequent to this offering, the Board of Directors will establish an Audit Committee. The Audit Committee will be comprised solely of independent directors and will be responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants with respect to the Company's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors.

DIRECTORS COMPENSATION

  No compensation has been paid by the Company to its directors prior to this offering. Upon completion of the offering, directors who are not employees of the Company will receive compensation to be determined by the Board of Directors.

EXECUTIVE COMPENSATION

  The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total annual salaries and bonuses exceeded $100,000 for services rendered in all capacities to the Company during Fiscal 1997. Fiscal 1997 covers the period from March 30, 1997 through March 28, 1998.

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                               ANNUAL COMPENSATION    AWARDS
                               --------------------------------
                                                    SECURITIES
                                                    UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION    SALARY     BONUS   OPTIONS (#)  COMPENSATION (1)
 ---------------------------   ---------- --------------------- ----------------
Warren Struhl
 Chief Executive Officer ....    $300,000      --    137,500        $16,205
Hunter Cohen
 Chief Operating Officer.....     300,000      --    137,500         18,765
David Sable
 Chief Marketing Officer.....     300,000      --    137,500         22,289
Barry Curtis
 Chief Financial Officer(2)..     183,333 $  5,000       --           3,147
Raphael Grunfeld
 General Counsel.............     175,000    5,000       --          10,583

--------
(1) Includes (a) Company contributions under the Company's 401(k) Plan of $1,731 for each of Messrs. Struhl, Cohen and Sable and of $4,750 for Mr. Grunfeld, (b) Company payments of health insurance premiums of $4,309 for each of Messrs. Struhl, Cohen, Sable and Grunfeld and of $3,147 for Mr. Curtis and (c) Company payments of premiums on life insurance of $10,165 for Mr. Struhl, $12,725 for Mr. Cohen, $16,249 for Mr. Sable and $1,525 for Mr. Grunfeld, the value of each of which belongs in part to the Company and in part to the individuals.

(2) Mr. Curtis resigned as Chief Financial Officer of the Company in February 1998. Ronald Benanto has served as Chief Financial Officer of the Company since February 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning stock options granted to each of the executives named in the Summary Compensation Table during Fiscal 1997:

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                                                                               STOCK PRICE
                         NUMBER OF SHARES   PERCENTAGE OF                                   APPRECIATION FOR
NAME                        UNDERLYING     OPTIONS GRANTED                                   OPTION TERM(2)
----                         OPTIONS         TO EMPLOYEES    EXERCISE PRICE  EXPIRATION   ---------------------
                             GRANTED      DURING FISCAL YEAR   PER SHARE        DATE         5%         10%
                         ---------------- ------------------ -------------- ------------- --------- -----------
Warren Struhl...........    137,500(1)          12.5%            $16.36     March 2, 2008  $193,342  $1,640,614
Hunter Cohen............    137,500(1)          12.5%             16.36     March 2, 2008   193,342   1,640,614
David Sable.............    137,500(1)          12.5%             16.36     March 2, 2008   193,342   1,640,614

--------
(1) This option becomes fully exercisable on March 2, 1999.
(2) The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast appreciation of the Common Stock.

  Upon the consummation of this offering, the Company will grant to each of Messrs. Struhl, Cohen and Sable options to purchase a total of 385,000 shares of Common Stock as follows: (1) options to purchase 165,000 shares with an exercise price equal to the greater of $23.64 and the Price to Public shown on the cover page of this Prospectus, exercisable on March 2, 2000 and (2) options to purchase 220,000 shares with an exercise price equal to the greater of $30.91 and the Price to Public shown on the cover page of this Prospectus exercisable on March 2, 2001.

                         FISCAL YEAR-END OPTION VALUES

  To date, no options have been exercised by the executives named in the Summary Compensation Table. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of March 31, 1998. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of March 31, 1998.

                             NUMBER OF SHARES SUBJECT    VALUE OF IN-THE-MONEY
                             TO UNEXERCISED OPTIONS AT  OPTIONS AT FISCAL YEAR
                                  FISCAL YEAR-END               END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Warren Struhl...............        0       137,500         $0           $0
Hunter Cohen................        0       137,500          0            0
David Sable.................        0       137,500          0            0
Barry Curtis................    5,500             0          0            0
Raphael Grunfeld............    5,500        22,000          0            0

--------
(1) Based on estimated fair market value of $10.91 per share on March 31, 1998.


EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements (the "Employment Agreements") with Warren Struhl, David Sable and Hunter Cohen (the "Senior Executives") to serve as Chief Executive Officer, Chief Marketing Officer and Chief Operating Officer, respectively, from March 1, 1998 through February 28, 2001. The term of the Employment Agreements will be extended automatically for additional one-year periods on March 1 of each year beginning in 1999, unless the Company provides notice of termination at least 90 days prior to any such extension date. In addition, the Employment Agreements will remain in effect for at least 24 months following a Change of Control (as defined in the Employment Agreements). The Company has agreed to nominate each of the Senior Executives as a director of the Company during the period from March 1, 1998 through February 28, 2001.

  Pursuant to the Employment Agreements, each of the Senior Executives receives an annual base salary of $300,000, increasing to $400,000 upon the consummation of this offering, subject to annual review and increase. In addition, (1) each Senior Executive is entitled to receive a bonus of up to 50% of his annual base salary depending on performance results and (2) the Company pays annual premiums on split-dollar life insurance policies in the amount of $4,000,000 for each of the Senior Executives. The Employment Agreements further provide for grants to each of the Senior Executives of options to purchase 522,500 shares of Common Stock as described above under the heading "Option Grants in Last Fiscal Year."

  If a Senior Executive's employment is terminated either by the Company without Cause (as defined in the Employment Agreements) or by such Senior Executive for Good Reason (as defined in the Employment Agreements), the Company shall pay to such Senior Executive two times the Senior Executive's annual base salary plus two times the highest annual bonus paid to the Senior Executive during the 36-month period ending the date of termination.

  If the Senior Executive's employment is terminated by the Company for Cause, or by the Senior Executive without Good Reason, then for a period of one year after the termination of his employment, the Senior Executive may not engage in any business which competes with the business conducted by the Company.

  If the Senior Executive terminates his employment with the Company without Good Reason, then for a period of two years after such termination, or for a period of one year after his employment is terminated for any other reason, the Senior Executive may not solicit or hire any employee of the Company.

STOCK OPTION PLAN

  The Board of Directors and the Company's stockholders adopted the Genesis Direct Long-Term Incentive Plan in February 1997, and adopted amendments to such plan in December 1997 and April 1998 (as so amended, the "Option Plan"). As of the consummation of this offering, a total of 4,125,000 shares of Common Stock will be reserved for issuance upon exercise of outstanding options under the Option Plan. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentive to executive and other key employees of the Company.

  The Option Plan provides for the granting to executives and other key employees of the Company incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and units and other stock-based awards. To date, the Company has granted only incentive stock options and non-qualified stock options under the Option Plan. The Option Plan is administered by the Compensation Committee which determines the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and exercisability. The exercise price may not be less than the fair market value as of the date of grant of the shares subject to option and the term of the option may not exceed ten years. Generally, unless the Compensation Committee otherwise determines, no option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by the optionee.

  As of April 15, 1998, options to purchase 1,598,162 shares of Common Stock were outstanding under the Option Plan at a weighted average exercise price of $12.32 per share.

1998 EMPLOYEE STOCK PURCHASE PLAN

  The Company's proposed 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), was approved by the Board of Directors and the Company's stockholders in April 1998. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 250,000 shares of Common Stock has been reserved for purchase under the Stock Purchase Plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" of the Company (as defined in the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in a calendar year and 20 hours per week are eligible to participate in the Stock Purchase Plan, subject to a six month waiting period after hiring. Non-employee directors and consultants, as well as employees who are subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation in the Stock Purchase Plan, are not eligible to participate in the Stock Purchase Plan.

  The Stock Purchase Plan designates Offer Periods and Exercise Dates. During an Offer Period, participating employees may use payroll deductions to create a fund that will be applied to purchase shares of Common Stock. Offer Periods are periods of up to 27 months in duration. The initial Offer Period may begin on the date of this Prospectus. Additional Offer Periods may commence from time to time thereafter and may overlap an Offer period already in progress. "Exercise Dates" are the dates on which the funds accumulated during the Offer Period are applied to purchase Common Stock. Exercise Dates occur at six-month intervals.

  On the first day of each Offer Period, a participating employee is granted the right to purchase shares of Common Stock. During the Offer Period, deductions are made from the pay of participants in amounts authorized by them up to a statutory limit, and are credited to their accounts under the Stock Purchase Plan. On each Exercise Date, the funds in the participant's account are used to purchase shares of Common Stock. The price per share of such Common Stock is determined using a formula established before the beginning of the Offer Period, and is a percentage between 85% and 100% of the fair market value of the Common Stock on the first day of the Offer Period or the Exercise Date or at such percentage of the lesser of the price on both such dates. The participant's purchase right is exercised in this manner on every Exercise Date arising in the Offer Period unless the participant withdraws from the Stock Purchase Plan before that date.

  Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, exclusive of bonuses, overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum amount of shares of Common Stock that a participant may purchase under the Stock Purchase Plan during the calendar year is $25,000.

  The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan. In the event of a merger of the Company with or into another corporation, the sale of substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Offer Period then in progress.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Chairman of the Compensation Committee is Mr. Struhl, who is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. No other member of the Compensation Committee was at any time during the fiscal year ended March 29, 1997, or at any other time, an officer or employee of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On June 25, 1996, the Company entered into a Note and Stock Purchase Agreement (as amended, the "Note and Stock Purchase Agreement") with GEIPPP II and GDLP. Pursuant to the Note and Stock Purchase Agreement, between June 1996 and April 1997, the Company issued (i) to GEIPPP II, an aggregate of 2,750,000 shares of Common Stock and $30.0 million principal amount of Debentures, in consideration of $40.0 million in cash and (ii) to GDLP, an aggregate of 6,105,000 shares of Common Stock, in consideration of $20.0 million in cash and $2.2 million in value by contribution of GDLP's interest in Genesis Direct L.L.C., the Company's predecessor. Upon consummation of this offering, $9.75 million principal amount of GEIPPP II's Debentures will be converted into 2,331,521 shares of Common Stock and approximately $28.3 million from the proceeds of this offering will be used to redeem the remaining amount of the Debentures. Following such conversion and redemption, the Company will no longer have any obligations under the Debentures, but GEIPPP II will continue to be a principal stockholder of the Company.

  On September 30, 1997, the Company entered into a Stock Purchase Agreement ("Stock Purchase Agreement") with certain investors, including GEIPPP II, GDLP, Genesis Direct II, L.P. ("GDLP II"), First Union Capital Partners, Inc. ("First Union"), Strategic Investment Partners, Ltd. and Invemed Associates, Inc., one of the underwriters of this offering, pursuant to which such investors purchased an aggregate of 71,358 shares of Series A Preferred Stock from the Company for an aggregate purchase price of $71,358,000. The Stock Purchase Agreement contemplated the sale of additional shares of Series A Preferred Stock. On December 29, 1997, the Stock Purchase Agreement was supplemented to reflect the sale by the Company of an additional 22,942 shares of Series A Preferred Stock for an aggregate purchase price of $22,942,000 to certain investors, including the Warren Struhl Family Partnership and Genesis Acquisition Corp., an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The 94,300 shares of Series A Preferred Stock issued pursuant to the Stock Purchase Agreement will automatically convert into 8,644,156 shares of Common Stock immediately prior to consummation of this offering.

  During April 1998, the Company issued to GEIPPP II Bridge Notes in the amount of $7.65 million (with original issue discount of $300,000). The Company will use approximately $7.75 million of the net proceeds of this offering to prepay the entire $7.65 million principal amount of the Bridge Notes, together with accrued interest thereon at a rate of 15% per annum.

   As noted above, GDLP, a principal stockholder of the Company, owns 6,105,000 shares of Common Stock. In addition, GDLP owns 2,732 shares of Series A Preferred Stock which will automatically be converted into 250,433 shares of Common Stock upon consummation of this offering. Pursuant to the GDLP partnership agreement, Genesis Direct Management LLC ("GD Management"), the general partner of GDLP, has voting power over all of the shares of stock owned by GDLP. The voting members of GD Management are Warren Struhl, Hunter Cohen, David Sable, Ted Struhl, the Warren Struhl Family Partnership and the Ted Struhl Family Partnership. Warren Struhl, Hunter Cohen and David Sable are directors and executive officers of the Company, Ted Struhl is Warren Struhl's brother, Warren Struhl is the managing partner of the Warren Struhl Family Partnership and Ted Struhl is the managing partner of the Ted Struhl Family Partnership.

  GD Management is also the general partner of GDLP II, which owns 8,709 shares of Series A Preferred Stock which will automatically be converted into 798,325 shares of Common Stock immediately prior to consummation of this offering. Pursuant to the GDLP II partnership agreement, GD Management has voting power over all of the shares of stock owned by GDLP II.

  David Wiederecht and Edward Spiegel, directors of the Company, were designated as directors by GEIPPP II pursuant to the Note and Stock Purchase Agreement. Mr. Wiederecht is Vice President--Investments for the Investment Division of General Electric Company, an affiliate of GE. Mr. Spiegel is a limited partner of The Goldman Sachs Group, L.P., which is an affiliate of Goldman, Sachs & Co., one of the underwriters of this offering. The Company and GEIPPP II have agreed that, following the consummation of this offering and for so long as GEIPPP II continues to own certain threshold amounts of shares of the Company, GEIPPP II may continue to designate two nominees to the Board of Directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth, as of May 4, 1998, except as otherwise provided, information with respect to beneficial ownership of the Common Stock by (i) each director, (ii) each executive officer named in the Summary Compensation Table under "Management", (iii) the executive officers and directors as a group and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of the Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person listed below is c/o Genesis Direct, Inc., 100 Plaza Drive, Secaucus, NJ 07094.

                              SHARES BENEFICIALLY          SHARES BENEFICIALLY
                                  OWNED BEFORE                 OWNED AFTER
                                  THE OFFERING                 THE OFFERING
                              -------------------- SHARES  --------------------
NAME OF BENEFICIAL OWNER       NUMBER   PERCENTAGE  SOLD    NUMBER   PERCENTAGE
------------------------      --------- ---------- ------- --------- ----------
GE Investment Private
 Placement Partners II, a
 Limited Partnership(1).....  8,117,979    40.1%       --  8,117,979    28.0%
Genesis Direct, L.P.(2)(3)..  6,355,433    36.0    683,192 3,000,533    10.5
Genesis Direct II,
 L.P.(2)(3).................    798,325     4.5     48,686       --      --
Genesis Direct Management
 L.L.C.(2)(3)...............  7,153,758    40.5        --  3,760,236    13.1
First Union Capital Part-
 ners, Inc.(6)..............  1,100,000     6.2        --  1,100,000     3.8
Genesis Acquisition
 Corp.(7)...................  1,375,000     7.8        --  1,375,000     4.8
Strategic Investment Part-
 ners Ltd.(8)...............  1,358,041     7.7    679,020   679,021     2.4
Stan Druckenmiller(9).......      9,166       *      4,583     4,583       *
Arminio Fraga(9)............      2,291       *      1,145     1,146       *
Gerald Kerner(9)............      1,375       *        687       688       *
Paul McNulty(9).............      2,291       *      1,145     1,146       *
Sean Warren(9)..............      1,833       *        916       917       *
WERCO--Genesis Direct
 L.L.C.(9)..................     75,808       *     18,221    57,587       *
NATC Holding Company,
 Ltd.(9)....................     18,333       *     18,333       --      --
Mark Graham(9)..............     91,666       *     91,666       --      --
Ted Struhl(3)(4)............  1,448,636     8.2        --    761,448     2.7
Warren Struhl(3)(4)(5)......  2,746,352    15.6        --  1,454,438     5.1
Hunter Cohen(3)(4)(5).......  1,100,963     6.2        --    578,700     2.0
David Sable(3)(4)(5)........  1,100,963     6.2        --    578,700     2.0
Raphael Grunfeld(3)(10).....      6,397       *        --      6,397       *
Barry Curtis(11)............      5,500       *        --      5,500       *
Edward Spiegel..............        --      --         --        --      --
David Wiederecht(1).........        --      --         --        --      --
All current officers and
 directors as a group
 (7 persons)(3)(4)(5).......  4,960,175    28.1        --  2,623,735     9.1

--------
*Less than 1%.
(1) Includes (1) 30,125 shares of Series A Preferred Stock which will be converted into 2,761,458 shares of Common Stock immediately prior to the consummation of this offering, (2) warrants to purchase 275,000 shares of Common Stock which are currently exercisable and (3) 2,331,521 shares of Common Stock which will be issued upon the conversion of a portion of the Debentures immediately prior to the consummation of this offering. Mr. Wiederecht, a Director of the Company, is an officer of an affiliate of GEIPPP II. Mr. Wiederecht disclaims beneficial ownership of the shares owned by GEIPPP II. The address of GEIPPP II is c/o GE Investment Management Incorporated, General Electric Investment Corporation, 3003 Summer Street, Stamford, CT 06904.
(2) The shares beneficially owned before this offering (a) by GDLP include 2,732 shares of Series A Preferred Stock, which will be converted into 250,433 shares of Common Stock, and (b) by GDLP II consist of 2,903 shares of Series A Preferred Stock, which will be converted into 798,325 shares of Common Stock, such conversions to be effective immediately prior to the consummation of this offering. GD Management is the

   General Partner of each of GDLP and GDLP II as well as a limited partner of GDLP. By virtue of its position as General Partner of GDLP and GDLP II, GD Management may be deemed to beneficially own all of the shares owned by GDLP and GDLP II.
 (3) In connection with this offering, GDLP is distributing a portion of its interest, and GDLP II is distributing all of its interest, in the Common Stock on a pro rata basis to its respective partners, who have been granted the right to have GDLP and GDLP II sell in this offering all of the shares they would receive in such distribution and receive the proceeds in cash. Of the 3,354,900 shares of Common Stock being distributed to the partners of GDLP, 683,192 shares are being sold in this offering, and of the 798,325 shares of Common Stock being distributed to the partners of GDLP II, 48,686 shares are being sold in this offering. GD Management has elected to retain all of the shares of Common Stock it will receive in the distribution.

 (4) The voting members of GD Management are Warren Struhl, Hunter Cohen, David Sable, Ted Struhl, and certain family trusts and partnerships of such persons. By virtue of their voting interests in GD Management, each of Warren Struhl, Hunter Cohen, David Sable and Ted Struhl may be deemed to beneficially own that portion of the total number of shares of Common Stock held by GDLP and GDLP II equal to his percentage interest in GD Management. However, each of them disclaims beneficial ownership of the shares beneficially owned by the other partners of GDLP and GDLP II. For Warren Struhl, the number of shares listed includes 250 shares of Series A Preferred Stock, owned by a partnership for the benefit of Warren Struhl's family, which will be converted into 22,916 shares of Common Stock immediately prior to the consummation of this offering.
 (5) Messrs. Struhl, Sable and Cohen are not selling any shares in this offering. The reduction in their beneficial ownership after the offering is due to the distribution of shares by GDLP and GDLP II. As described above, through their respective interests in GD Management, Messrs. Struhl, Sable and Cohen have voting and dispositive rights over certain of the shares held by GDLP and GDLP II (including those that are beneficially owned by the other partners of GDLP and GDLP II). Accordingly, when shares are distributed by GDLP and GDLP II, Messrs. Struhl, Sable and Cohen will have voting and dispositive rights with respect to fewer shares. However, their pecuniary interest in the Company will not change as a result of such distribution.
 (6) The number of shares beneficially owned before this offering consists of 12,000 shares of Series A Preferred Stock which will be converted into 1,100,000 shares of Common Stock immediately prior to the consummation of this offering. The address of First Union Capital Partners, Inc. is One First Union Center, 301 S. College Street, 5th Floor, Charlotte, NC 28288-0732.
 (7) The number of shares beneficially owned before this offering consists of 15,000 shares of Series A Preferred Stock which will be converted into 1,375,000 shares of Common Stock immediately prior to the consummation of this offering. The address of Genesis Acquisition Corp. is c/o Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167.
 (8) The number of shares beneficially owned before this offering consists of 14,815 shares of Series A Preferred Stock which will be converted into 1,358,041 shares of Common Stock immediately prior to the consummation of this offering. The address of Strategic Investments is c/o Curacao International Trust Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.
 (9) For each of Stan Druckenmiller, Arminio Fraga, Gerald Kerner, Paul McNulty, Sean Warren, WERCO--Genesis Direct L.L.C., NATC Holding Company, Ltd. and Mark Graham, the number of shares listed consists of shares of Series A Preferred Stock which will be converted into shares of Common Stock immediately prior to the consummation of this offering.
(10) Consists of (1) 5,500 shares of Common Stock issuable upon the exercise of currently exercisable options granted to Mr. Grunfeld and (2) pursuant to Mr. Grunfeld's limited partnership interest in GDLP, 897 shares of Common Stock owned by GDLP prior to this offering, of which 554 will be distributed to Mr. Grunfeld as shares upon the consummation of this offering. Mr. Grunfeld disclaims beneficial ownership of the shares owned by GDLP.
(11) Consists of 5,500 shares of Common Stock issuable upon the exercise of currently exercisable options granted to Mr. Curtis.

                         DESCRIPTION OF CAPITAL STOCK

  Prior to the consummation of this offering, the Company's Certificate of Incorporation and By-laws will be amended and restated in their entirety. The following description of the Company's capital stock and certain provisions of such Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and such Amended and Restated By-laws (the "Restated By-laws") is qualified in its entirety by the provisions of such Certificate of Incorporation and such By-laws (which are included as exhibits to the Registration Statement of which this Prospectus is a part).

  Immediately prior to the consummation of this offering, the Company will effect a 275-for-1 stock split of its current outstanding Common Stock. The Restated Certificate of Incorporation authorizes 275,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

  There will be 28,681,066 shares of Common Stock outstanding upon completion of this offering.

  All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not cumulate votes. Thus, the owners of a majority of the Common Stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of holders of any future series of undesignated Preferred Stock that may be designated, each share of outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in a liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

PREFERRED STOCK

  The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 500,000 shares of Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution.

  The Board of Directors is empowered to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board of Directors, without stockholder approval, may issue shares of Preferred Stock with terms that could adversely affect the voting power and other rights of holders of Common Stock.

  On September 29, 1997, the Company filed a Certificate of Designation designating Series A Preferred Stock. In September and December 1997, the Company issued 94,300 shares of Series A Preferred Stock, all of which will convert automatically upon the consummation of this offering into an aggregate of 8,644,156 shares of Common Stock. Accordingly, upon the consummation of this offering, no shares of Preferred Stock will be outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or
(iv) any transaction from which the directors derived an improper personal benefit. The Restated Certificate of Incorporation also provides that the Company shall indemnify any director or officer to the maximum extent provided by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director or officer of the Company. Responsibility for determinations with respect to such indemnification will be made by the Board of Directors. In addition the Company intends to enter into indemnity agreements (the "Indemnity Agreements") with its directors and officers that further indemnifies them to the maximum extent permitted by Delaware law.

  The limited liability provisions in the Restated Certificate of Incorporation with respect to directors, and the indemnification provisions with respect to directors and officers in the Restated Certificate of Incorporation and pursuant to the Indemnity Agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company's directors and officers are paid by the Company pursuant to the indemnification provisions contained in the Restated Certificate of Incorporation described above.

CERTAIN PROVISIONS OF DELAWARE LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

  THE DELAWARE BUSINESS COMBINATION ACT. Upon completion of this offering, the Company will be subject to Section 203 (the "Delaware Business Combination Act") of the General Corporation Law of the State of Delaware ("DGCL") which imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or
(c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock.

  SUPERMAJORITY VOTING REQUIREMENTS. The Restated Certificate of Incorporation and Restated By-laws provide that certain provisions in the Restated Certificate of Incorporation and Restated By-laws may not be amended, altered, changed or repealed in any respect, and new provisions inconsistent therewith may not be adopted unless such action is approved by the affirmative vote of the holders of at least eighty percent (80%) of the votes represented by the outstanding shares of capital stock of the Company entitled to vote in the election of Directors.

  ADVANCE NOTICE PROVISIONS. The Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company. The Restated By-laws provide that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. Under the Restated By-laws, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Under the Restated By-laws, a stockholder's notice must also contain certain information specified in the Restated By-laws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Certain provisions of the Restated Certificate of Incorporation and Restated By-laws and the DGCL, summarized in the following paragraphs, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company, such as an unsolicited acquisition proposal. Because these provisions could have the effect of discouraging a third party from acquiring control of the Company, they may inhibit fluctuations in the market price of shares of Common Stock that could otherwise result from actual or rumored takeover attempts and, therefore could deprive stockholders of an opportunity to realize a takeover premium. These provisions also may have the effect of limiting the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and of preventing changes in the management of the Company.

  CLASSIFIED BOARD OF DIRECTORS. The Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. Moreover, under the DGCL in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. In addition, the Restated By-laws provide that any director or the entire Board of Directors may be removed from office at any time, but only for cause and by the affirmative vote of at least a majority of all of the outstanding shares of capital stock of the Company entitled to vote in the election of directors at a meeting of stockholders called for that purpose. These provisions, when coupled with the provisions of the Restated By-laws authorizing (with a limited exception) only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause, and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

  PREFERRED STOCK. It is possible that the ability of the Board of Directors to issue Preferred Stock may have the effect of discouraging attempts, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the Board of Directors could issue such shares as a dividend to holders of Common Stock or place such shares privately with purchasers who may side with the Board of Directors in opposing a takeover bid. The anti-takeover effects of the undesignated Preferred Stock may deny stockholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 28,652,741 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the 10,125,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 18,527,741 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Holders of substantially all of those shares will have the right to request the registration of their shares under the Securities Act following the completion of a period of 180 days after the date of this Prospectus, which, upon the effectiveness of such registration, would permit the free transferability of such shares.

  In general, under Rule 144, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq Stock Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  The Company, its executive officers, key personnel, directors and all of its current stockholders have agreed that, subject to certain exceptions, they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock owned by them during the 180-day period commencing on the date of this Prospectus. The Company may, however, issue shares of Common Stock upon the exercise of stock options that are currently outstanding, and may grant additional options under the Option Plan. All of the Restricted Shares are subject to the lock-up agreements described in this paragraph. Upon the expiration of the lock-up period, 16,332,693 of the shares subject to such lock-up agreements will be eligible for sale under Rule 144 subject to the volume and other restrictions of Rule 144. The remaining 2,223,373 shares will become eligible for sale pursuant to Rule 144 upon expiration of applicable holding periods.

  Any employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule
144. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to the exercise of options granted prior to this offering.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Option Plan. Based on the number of options outstanding and shares to be reserved for issuance under the Option Plan upon the consummation of this offering, such registration statement would cover 4,125,000 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date of this Prospectus. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management."

                                 UNDERWRITING

The underwriters of this offering named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Smith Barney Inc., Invemed Associates, Inc. and Morgan Keegan & Company, Inc. are acting as representatives, have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the aggregate number of shares of Common Stock set forth opposite their respective names below:

       UNDERWRITER                                              NUMBER OF SHARES
       -----------                                              ----------------
     Bear, Stearns & Co. Inc...................................
     Goldman, Sachs & Co.......................................
     Smith Barney Inc. ........................................
     Invemed Associates, Inc. .................................
     Morgan Keegan & Company, Inc..............................
                                                                   ----------
         Total.................................................    10,125,000
                                                                   ==========

  The nature of the obligations of the Underwriters is such that all of the Common Stock must be purchased if any is purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

  The Company and the Selling Stockholders have been advised that the Underwriters proposed to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not
to exceed $   per share, that the Underwriters may allow, and such selected dealers may reallow, a concession to certain other dealers not to exceed $ per share and that after the commencement of this offering, the public offering price and the concessions may be changed.

  The Company has granted to the Underwriters an option to purchase in the aggregate up to 1,518,750 additional shares of Common Stock solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the option is exercised, the Underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding table.

  The underwriters have reserved for sale at the initial public offering price up to 500,000 shares of Common Stock for sale to certain directors, officers and employees of the Company, business affiliates and related persons who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

  The Company, its executive officers, key personnel, directors and all of its current stockholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not directly or indirectly, offer or agree to sell, sell or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of Common Stock).

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters. Among the factors to be considered in making such determination will be the Company's financial and operating history and condition, its prospects and prospects for the industry in which it does business in general, the management of the Company, prevailing equity market conditions and the demand for securities considered comparable to those of the Company.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after this offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of Common Stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

  Certain of the Underwriters and their affiliates have from time to time provided, and may continue to provide, investment banking services and general financing and banking transactions to the Company and certain of its affiliates for such Underwriters or affiliates have received and will receive fees and commissions. As of April 15, 1998, Genesis Acquisition Corp. an affiliate of Bear, Stearns & Co. Inc., held 15,000 shares of Series A Preferred Stock (which will be converted into 1,375,000 shares of Common Stock immediately prior to the consummation of this offering). In addition, as of such date, certain directors, officers and employees of Bear, Stearns & Co. Inc. held 806 shares of Series A Preferred Stock (which will be converted into 73,883 shares of Common Stock immediately prior to the consummation of this offering). As of April 15, 1998, Invemed Associates, Inc. and certain of its directors, officers and affiliates held 1,937 shares of Series A Preferred Stock (which will be converted into 177,558 shares of Common Stock immediately prior to the consummation of this offering). Such shares of Series A Preferred Stock were purchased in September and December 1997 at a purchase price of $1,000 per share. For a period of one year from the date of purchase of the Series A Preferred Stock described in this paragraph, the holders of such stock may not sell, transfer, assign, pledge or hypothecate the Series A Preferred Stock or the Common Stock issuable upon conversion thereof. Edward Spiegel, a director of the Company, is a limited partner of an affiliate of Goldman, Sachs & Co.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Genesis Direct, Inc., and its predecessor entity, Genesis Direct LLC at March 30, 1996, March 29, 1997, and December 27, 1997 and for the period from June 8, 1995 (date of inception) to March 30, 1996, the year ended March 29, 1997 and the nine month period ended December 27, 1997 and appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Consolidated Financial Data" for each of the aforementioned periods, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements, schedule and selected financial data are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

  The financial statements of Manny's Baseball Land, Inc. for the year ended December 31, 1995 and for the period January 1, 1996 to December 3, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Select Service & Supply Co., Inc. at December 31, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statements of income and cash flows of Athletic Supply of Dallas, Inc. for each of the years in the three-year period ended June 30, 1996 and for the period from July 1, 1996 to December 20, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in fiscal 1994.

  The financial statements of Lilliput Motors Corporation for the years ended August 31, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Boscia Goldenberg & Company, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of First Step Designs Ltd. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of The Thursley Group, Ltd. for the years ended December 31, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Mendlowitz Weitsen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Duclos Direct Marketing, Inc. for the years ended January 31, 1996 and 1997, appearing in this Prospectus and Registration Statement have been audited by Mendlowitz Weitsen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (as amended, the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained herein as to the contents of any documents are not necessarily complete. In each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Copies of the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The Company has filed the Registration Statement, including the exhibits and schedules thereto, electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

  The Company intends to distribute to its stockholders annual reports containing audited financial statements examined by an independent public accountant and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Pro Forma Condensed Combined Financial Statements," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's expansion plans, (iii) the Company's capital expenditures, (iv) the number of catalogs expected to be acquired by the Company in the near future, and (v) the terms upon which such catalogs will be acquired, contain forward-looking statements (within the meaning of Section 27A of the Securities Act) concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors." The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                         INDEX TO FINANCIAL STATEMENTS

GENESIS DIRECT, INC.
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets at March 30, 1996, March 29, 1997 and
   December 27, 1997......................................................  F-4
  Consolidated Statements of Operations for the period June 8, 1995
   (inception) to March 30, 1996 and the year ended March 29, 1997 and the nine-month periods ended December 28, 1996 (unaudited) and December 27,
   1997...................................................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficiency) for the
   period June 8, 1995 (inception) to March 30, 1996 and the year ended
   March 29, 1997 and the nine-month period ended December 27, 1997.......  F-6
  Consolidated Statements of Cash Flows for the period June 8, 1995
   (inception) to March 30, 1996 and the year ended March 29, 1997 and the nine-month periods ended December 28, 1996 (unaudited) and December 27,
   1997...................................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
MANNY'S BASEBALL LAND, INC.
  Report of Independent Auditors.......................................... F-22
  Statements of Operations for the year ended December 31, 1995 and the period January 1, 1996 to December 2, 1996............................. F-23
  Statements of Cash Flows for the year ended December 31, 1995 and the period January 1, 1996 to December 2, 1996............................. F-24
  Notes to Financial Statements........................................... F-25
ATHLETIC SUPPLY OF DALLAS, INC.
  Report of Independent Auditors.......................................... F-26
  Statements of Income for the years ended June 30, 1994, 1995 and 1996, for the six months ended December 31, 1995 (unaudited) and for the period from July 1, 1996 to December 20, 1996.......................... F-27
  Statements of Cash Flows for the years ended June 30, 1994, 1995 and
   1996, for the six months ended December 31, 1995 (unaudited) and July
   1, 1996 to December 20, 1996........................................... F-28
  Notes to Financial Statements........................................... F-29
LILLIPUT MOTORS COMPANY, LTD.
  Independent Auditors' Report............................................ F-35
  Statements of Operations for the years ending August 31, 1996 and 1995 and the four month periods ended December 24, 1996 (unaudited) and
   December 31, 1995 (unaudited).......................................... F-36
  Statements of Cash Flows for the years ending August 31, 1996 and 1995 and the four month periods ended December 24, 1996 (unaudited) and
   December 31, 1995 (unaudited).......................................... F-37
  Notes to Financial Statements........................................... F-38
FIRST STEP DESIGNS LTD.
  Report of Independent Public Accountants................................ F-40
  Statements of Operations for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to February 6, 1997................ F-41
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to February 6, 1997................ F-42
  Notes to Financial Statements........................................... F-43
THE THURSLEY GROUP, INC.
  Independent Auditors' Report............................................ F-46
  Statements of Operations for the years ended December 31, 1996 and
   1995................................................................... F-47
  Statements of Cash Flows for the years ended December 31, 1996 and
   1995................................................................... F-48
  Notes to Financial Statements........................................... F-49

DUCLOS DIRECT MARKETING, INC.
  Independent Auditors' Report............................................ F-51
  Statements of Operations for the years ended January 31, 1997 and 1996.. F-52
  Statements of Cash Flows for the years ended January 31, 1997 and 1996.. F-53
  Notes to Financial Statements........................................... F-54
SELECT SERVICE AND SUPPLY CO., INC.
  Report of Independent Auditors.......................................... F-57
  Balance Sheet at December 31, 1997...................................... F-58
  Statement of Income and Retained Earnings for the year ended December
   31, 1997............................................................... F-59
  Statement of Cash Flows for the year ended December 31, 1997............ F-60
  Notes to Financial Statements........................................... F-61

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Genesis Direct, Inc.

  We have audited the accompanying consolidated balance sheets of Genesis Direct, Inc. and subsidiaries and its predecessor entity, Genesis Direct, LLC as of December 27, 1997, March 29, 1997 and March 30, 1996, and the related consolidated statements of operations, common stockholders' equity (deficiency) and cash flows for the nine month period ended December 27, 1997, the year ended March 29, 1997, and the period from June 8, 1995 (date of inception) to March 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genesis Direct, Inc. and subsidiaries and its predecessor entity, Genesis Direct, LLC at December 27, 1997, March 29, 1997 and March 30, 1996, and the consolidated results of their operations and their cash flows for the nine month period ended December 27, 1997, the year ended March 29, 1997, and the period from June 8, 1995 (date of inception) to March 30, 1996, in conformity with generally accepted accounting principles.

Hackensack, New Jersey

February 16, 1998                                     /s/ Ernst & Young LLP

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                 MARCH 30, 1996 MARCH 29, 1997 DECEMBER 27, 1997
                                 -------------- -------------- -----------------
ASSETS
Current assets:
 Cash and cash equivalents,
  including restricted cash of
  $240, $2,440 and $2,200,
  respectively.................      $  240        $ 8,184         $  7,615
 Accounts receivable, less
  allowances of $-0-, $254 and
  $1,090, respectively.........                      1,042            5,619
 Merchandise inventory, net....          50          7,017           22,993
 Prepaid expenses..............          84          2,456            3,193
 Other current assets..........                        270               82
 Note receivable, current
  portion......................                                         340
                                     ------        -------         --------
  Total current assets.........         374         18,969           39,842
Intangibles, net of accumulated
 amortization of $21, $549 and
 $2,601, respectively..........         295          6,294            8,129
Goodwill, net of accumulated
 amortization of $-0-, $270 and
 $1,154, respectively..........                     27,684           39,450
Property, equipment and
 leasehold improvements, net...         417          3,536           19,857
Note receivable, less current
 portion.......................                                       1,360
Other assets...................         100            383            1,656
                                     ------        -------         --------
                                     $1,186        $56,866         $110,294
                                     ======        =======         ========
LIABILITIES AND COMMON
 STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Current liabilities:
 Accounts payable..............      $  213        $ 6,205         $ 14,373
 Accrued expenses..............         636          6,885           15,309
 Current portion of notes
  payable and long-term debt...         722          5,274            7,265
 Other current liabilities.....                        658            3,273
                                     ------        -------         --------
  Total current liabilities....       1,571         19,022           40,220
Notes payable and long-term
 debt, less current portion....                      4,918            7,852
Debentures--related parties....                     22,500           30,000
Other liabilities..............         130          2,051            2,350
Series A Preferred Stock
 (liquidation value $1,000 per
 share), 122,000 shares
 authorized, 71,358 shares
 issued and outstanding at
 December 27, 1997.............                                      72,390
Common stockholders' equity
 (deficiency):
 Common stock, par value $.01
  per share; 82,500,000 shares
  authorized, 6,792,500 and
  8,857,750 shares issued and
  outstanding at March 29, 1997
  and December 27, 1997,
  respectively (17,858,754
  shares on a pro forma basis
  at December 31, 1997 assuming
  the conversion of the Series
  A Preferred Stock and
  convertible note)............                         68               89
 Capital contributions.........       2,200
 Additional paid-in capital....                     24,532           30,472
 Accumulated deficit...........      (2,715)       (16,225)         (73,079)
                                     ------        -------         --------
  Total common stockholders'
   equity (deficiency).........        (515)         8,375          (42,518)
                                     ------        -------         --------
  Total liabilities and common
   stockholders' equity........      $1,186        $56,866         $110,294
                                     ======        =======         ========

                            See accompanying notes.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS )

                              PERIOD
                           JUNE 8, 1995
                             (DATE OF                            NINE MONTHS ENDED
                          INCEPTION) TO    YEAR ENDED   -----------------------------------
                          MARCH 30, 1996 MARCH 29, 1997 DECEMBER 28, 1996 DECEMBER 27, 1997
                          -------------- -------------- ----------------- -----------------
                                                           (UNAUDITED)
Net sales...............                   $  18,537        $   6,501         $  81,505
Cost of goods sold......                      10,448            3,868            62,143
                                           ---------        ---------         ---------
Gross profit............                       8,089            2,633            19,362
Selling, general and
 administrative
 expenses...............     $ 2,710          20,711            8,246            73,053
                             -------       ---------        ---------         ---------
Loss from operations....      (2,710)        (12,622)          (5,613)          (53,691)
Interest expense........           5           1,162              345             3,163
Interest income.........                         274              233
                             -------       ---------        ---------         ---------
Net loss................      (2,715)        (13,510)          (5,725)          (56,854)
Dividends accruing on
 Series A Preferred
 Stock..................                                                         (1,032)
                             -------       ---------        ---------         ---------
Net loss attributable to
 common stockholders....     $(2,715)      $ (13,510)       $  (5,725)        $ (57,886)
                             =======       =========        =========         =========
Basic net loss per
 share..................     $ (4.49)      $   (4.60)       $   (2.73)        $   (6.57)
                             =======       =========        =========         =========
Weighted average common
 shares outstanding.....     605,000       2,933,700        2,093,300         8,810,175
                             =======       =========        =========         =========


                            See accompanying notes.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                         GENESIS DIRECT,                                             TOTAL
                             L.L.C.      SHARES OF        ADDITIONAL             STOCKHOLDERS'
                            MEMBERS'      COMMON   COMMON  PAID-IN   ACCUMULATED    EQUITY
                          CONTRIBUTIONS    STOCK   STOCK   CAPITAL     DEFICIT   (DEFICIENCY)
                         --------------- --------- ------ ---------- ----------- -------------
Balance at June 8, 1995
 (inception):
  Capital
   contributions........     $ 2,200                                               $  2,200
  Net loss..............                                              $ (2,715)      (2,715)
                             -------     ---------  ---    -------    --------     --------
Balance at March 30,
 1996...................       2,200                                    (2,715)        (515)
  Capital contribution
   to Genesis Direct,
   Inc..................      (2,200)      605,000  $ 6    $ 2,194
  Issuance of Common
   Stock................                 6,187,500   62     22,338                   22,400
  Net loss..............                                               (13,510)     (13,510)
                             -------     ---------  ---    -------    --------     --------
Balance at March 29,
 1997...................                 6,792,500   68     24,532     (16,225)       8,375
  Issuance of Common
   Stock................                 2,062,500   21      7,479                    7,500
  Common stock purchase
   warrant issued in
   connection with
   Debentures...........                                       203                      203
  Issuance Costs of
   Series A Preferred
   Stock................                                      (740)                    (740)
  Dividends accruing on
   Series A Preferred
   Stock................                                    (1,032)                  (1,032)
  Issuance of Common
   Stock in connection
   with business
   acquisitions.........                     2,750              30                       30
  Net loss..............                                               (56,854)     (56,854)
                             -------     ---------  ---    -------    --------     --------
Balance at December 27,
 1997...................     $   --      8,857,750  $89    $30,472    $(73,079)    $(42,518)
                             =======     =========  ===    =======    ========     ========


                            See accompanying notes.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                              PERIOD
                           JUNE 8, 1995
                             (DATE OF                            NINE MONTHS ENDED
                          INCEPTION) TO    YEAR ENDED   -----------------------------------
                          MARCH 30, 1996 MARCH 29, 1997 DECEMBER 28, 1996 DECEMBER 27, 1997
                          -------------- -------------- ----------------- -----------------
                                                           (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net loss................     $(2,715)       $(13,510)        $(5,725)         $(56,854)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
Depreciation and
 amortization...........          52           1,303             165             4,275
Provision for losses on
 accounts receivable....                                         125               836
Non-cash interest
 expense................                         966             247             2,440
Changes in operating
 assets and liabilities
 net of businesses
 acquired:
Accounts receivable.....                       1,102            (466)           (4,744)
Merchandise inventory...         (50)           (161)            735           (10,595)
Prepaid expenses and
 other current assets...         (84)         (1,569)           (486)            1,824
Accounts payable and
 accrued liabilities....         849          (1,038)          1,545             6,134
Other assets............        (100)           (221)           (980)           (1,002)
Other liabilities.......          80            (333)            174               242
                             -------        --------         -------          --------
Net cash used in
 operating activities...      (1,968)        (13,461)         (4,666)          (57,444)
CASH FLOWS FROM
 INVESTING ACTIVITIES
Intangibles.............         (42)           (550)           (507)              (56)
Acquisition of property,
 equipment and leasehold
 improvements...........        (448)         (3,000)         (2,617)          (16,902)
Cash paid for acquired
 businesses, net of cash
 acquired...............        (224)        (19,223)        (15,568)          (13,376)
(Increase) decrease in
 restricted cash........        (240)         (2,200)                              240
                             -------        --------         -------          --------
Net cash used in
 investing activities...        (954)        (24,973)        (18,692)          (30,094)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Proceeds from (repayment
 of) line of credit.....         722            (722)           (722)              264
Proceeds from issuance
 of Debentures--related
 parties................                      22,500          15,000             7,500
Proceeds from sale of
 Member Interest or
 Common Stock...........       2,200          22,400          14,900             7,500
Proceeds from sale of
 Series A Preferred
 Stock, net of issuance
 costs..................                                                        44,437
Proceeds from bridge
 note borrowing.........                                                        26,175
Proceeds from term
 loan...................                                                         5,000
Payments of notes
 payable................                                                        (3,667)
                             -------        --------         -------          --------
Net cash provided by
 financing activities...       2,922          44,178          29,178            87,209
                             -------        --------         -------          --------
Net increase (decrease)
 in cash and cash
 equivalents............                       5,744           5,820              (329)
Cash and cash
 equivalents at
 beginning of period....                                                         5,744
                             -------        --------         -------          --------
Cash and cash
 equivalents at end of
 period.................     $   --         $  5,744         $ 5,820          $  5,415
                             =======        ========         =======          ========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION
Interest paid...........     $     5        $    197         $   108          $  1,659
                             =======        ========         =======          ========
SUPPLEMENTAL DISCLOSURES
 OF NON-CASH INVESTING
 AND FINANCING
 ACTIVITIES
Acquisitions:
 Liabilities assumed....                    $ 17,029         $11,613          $  8,145
 Issuance of notes
  payable...............                       9,349           9,239             4,138
 Issuance of Common
  Stock.................                                                            30
Conversion of debt to
 Series A Preferred
 Stock..................                                                        26,175
Reduction of seller
 notes payable in
 connection with the
 subsequent sale of net
 assets acquired........                                                         1,000

                            See accompanying notes.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                               DECEMBER 27, 1997

1. ORGANIZATION

  Genesis Direct, Inc. and subsidiaries (collectively "Genesis Direct" or the "Company") is engaged in catalog, direct and database marketing serving customers principally in the United States, Europe and Japan. The Company's current catalog business offers a broad range of consumer products.

  Genesis Direct, LLC, the predecessor to Genesis Direct, Inc., was formed on June 8, 1995 to develop a direct marketing company through the acquisition and start-up of catalog businesses. On June 25, 1996, the assets and liabilities of Genesis Direct, LLC were contributed to Genesis Direct, Inc. in exchange for 2,200 shares of Common Stock. The assets and liabilities contributed by Genesis Direct, LLC were valued at their carryover basis in accordance with accounting for predecessor companies. The 2,200 shares issued in exchange for the contribution of assets and liabilities were assigned a value equal to the original cash contributions to Genesis Direct, LLC by its members.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  For the period subsequent to June 25, 1996, the consolidated financial statements include the accounts of Genesis Direct, Inc. and its wholly-owned subsidiaries. Prior to June 25, 1996, the financial statements included the accounts of Genesis Direct, LLC. All significant intercompany accounts and transactions have been eliminated.

 Basis of Presentation

  All amounts, except share and per share data are presented in thousands, unless otherwise indicated.

 Fiscal Year

  The Company's fiscal year ends on the Saturday next preceding April 1, resulting in either a 52 or 53 week fiscal year. The year ended March 29, 1997 ("fiscal 1996") was a 52-week year and the period ended March 30, 1996 ("fiscal 1995") was from inception on June 8, 1995. The nine months ended December 27, 1997 is included in fiscal 1997.

 Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less when purchased.

 Restricted Cash

  Restricted cash represents amounts deposited in a bank to support letters of credit in connection with certain of the Company's lease obligations.

 Concentration of Credit Risk

  Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist of cash and cash equivalents and trade accounts receivable. The Company restricts its temporary cash investments to financial institutions with high credit standing. Accounts receivable include sales to a national retailer under a fulfillment agreement. The Company believes the credit risk related to this customer is not significant. The remaining portion of accounts receivable represent sales to governmental agencies and other institutional customers throughout the United States. The Company performs periodic credit evaluation of these customers but does not require collateral.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Merchandise Inventory, Net

  Merchandise inventory, consisting principally of finished goods, is stated at the lower of cost (first-in, first-out) or market. Merchandise inventory reflects valuation reserves of approximately $1,390 and $4,120 at March 29, 1997 and December 27, 1997, respectively.

 Property, Equipment and Leasehold Improvements

  Property, equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the improvement or the remainder of the lease term.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Long-Lived Assets

  The Company periodically assesses long-lived assets, including goodwill and other intangibles for recoverability. The Company's assessment at December 27, 1997 is based on undiscounted projected operating results of the acquired businesses. Management believes that these projections are reasonable, however, actual future operating results may differ.

 Fair Values of Financial Instruments

  The estimated fair values of financial instruments have been determined by the Company using available market information, including current interest rates, and the following valuation methodologies:

  Cash and cash equivalents--the carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values because of the short maturity of these instruments.

  Notes receivable--the fair value is estimated on the basis of discounted cash flow analyses, using appropriate interest rates for similar maturities.

  Notes payable, Long-term debt and Debentures--related parties--the fair value is estimated on the basis of rates offered to the Company for debt of similar maturities.

 Revenue Recognition

  Sales are recorded at the time of shipment and a provision for anticipated merchandise returns, net of exchanges, is recorded based upon historical experience.

 Advertising and Promotion Costs

  Recognition of advertising costs is in accordance with the provisions of the AICPA Statement of Position 93-7, Reporting of Advertising Costs. Advertising costs other than direct response are expensed at the time the initial advertising takes place. Direct response advertising costs, consisting primarily of catalog design, printing and postage expenditures, are amortized over the period during which associated net revenues are expected,

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

generally approximating three months or less. Direct response and other advertising expenses were $3,740 and $35,841 for fiscal 1996 and nine months ended December 27, 1997, respectively. As of March 29, 1997 and December 27, 1997, approximately $1,379 and $2,421, respectively, of direct response and other advertising costs are included in prepaid expenses.

 Income Taxes

  Deferred income taxes are determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Business Combinations

  The Company has accounted for all business combinations under the purchase method of accounting. Under this method the purchase price is allocated to the assets and liabilities of the acquired enterprise as of the acquisition date based on their estimated respective fair values and, under certain circumstances, are subject to revision for a period not to exceed one year from the date of acquisition. In certain cases, the purchase price is subject to adjustment based upon the verification of financial position and results of operations of the acquired business as of a specified date. The results of operations of the acquired enterprises are included in the Company's consolidated financial statements for the period subsequent to the acquisitions.

 Goodwill

  Goodwill represents the cost in excess of fair value of the net assets of businesses acquired and is being amortized over periods from ten to forty years.

 Intangibles

  Intangible assets include the cost of agreements not-to-compete entered into in connection with certain business combinations and costs to acquire customer mailing lists. The costs of non-compete agreements are amortized over the terms of the agreements. The costs of acquired customer lists are amortized over the period which the acquired company, based on historical experience, retains its customers, generally three years.

 Computer Software

  The Company capitalizes the cost of computer software purchased from third parties which is amortized over five years. Internal costs incurred to modify purchased software and to develop software for internal use are expensed as incurred.

 Loss Per Share

  Loss per share amounts for all periods are based on the provisions of Statement of Financial Accounting Standards No. 128 Earnings Per Share. Diluted loss per share is not presented since the effect of all potentially dilutive securities is anti-dilutive. In addition, no shares have been issued since inception for amounts representing nominal consideration.

  All common share and per share information reflects a 275 for-one stock split. See Note 16.

 Interim Financial Statements

  The financial information with respect to the nine-month period ended December 28, 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.

  The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year due to, among other things, the seasonality of the Company's revenues.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. NOTE RECEIVABLE

  The note was received in connection with the sale of certain assets, bears interest at 6% and is payable in 20 quarterly installments beginning January 1998.

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Property, equipment and leasehold improvements consist of the following:

                               MARCH 30, 1996 MARCH 29, 1997 DECEMBER 27, 1997
                               -------------- -------------- -----------------
   Equipment, furniture and
    fixtures.................       $163          $2,293          $ 6,476
   Computer equipment and
    software.................        285           1,372            7,617
   Leasehold improvements....                        406            7,638
                                    ----          ------          -------
                                     448           4,071           21,731
   Lease accumulated depreci-
    ation....................         31             535            1,874
                                    ----          ------          -------
                                    $417          $3,536          $19,857
                                    ====          ======          =======

  Depreciation expense was approximately $32, $505 and $1,339 for fiscal 1995, fiscal year 1996 and the nine months ended December 27, 1997, respectively.

5. ACCRUED EXPENSES

                                 MARCH 30, 1996 MARCH 29, 1997 DECEMBER 27, 1997
                                 -------------- -------------- -----------------
   Sales returns................                    $  169          $ 1,395
   Employee compensation........      $ 83             627            2,088
   Interest.....................                       966            1,832
   Reorganization costs.........                     2,212            2,780
   Accrued inventory............                        15            2,265
   Due to customers.............                       709            1,467
   Other........................       553           2,187            3,482
                                      ----          ------          -------
                                      $636          $6,885          $15,309
                                      ====          ======          =======

6. ACQUISITIONS

 Fiscal 1997

  In April 1997, Genesis acquired certain assets and assumed certain liabilities of Artesania, Inc. ("Ninos"). Ninos is engaged in the direct marketing of children's bilingual educational products. The aggregate purchase price, including all direct costs, was approximately $1,358. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $1,298 which has been recorded as goodwill.

  In April 1997, Genesis acquired certain assets and assumed certain liabilities of Center for Applied Psychology, Inc. ("Childswork/Childsplay"). Childswork/Childsplay is engaged in the direct marketing of children's educational products to the school and professional markets. The aggregate purchase price, including all direct costs, was approximately $2,245. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $997 which has been recorded as goodwill.

  In June 1997, Genesis acquired certain assets from and entered into a license agreement with Global Friends Collection, Inc. ("Global Friends"). Global Friends is engaged in the direct marketing of collectible dolls and related merchandise. The preliminary aggregate purchase price, including all direct costs, was approximately $1,394 and was partially financed through the issuance of a $210 non-interest bearing note payable to the seller.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)

This note has been discounted to its present value using an effective annual interest rate of 12%. The cost of the acquisition exceeded the fair value of the acquired assets by approximately $718 which has been recorded as goodwill.

  In August 1997, Genesis acquired all of the outstanding common stock of Fanfare Enterprises, Inc. ("Fanfare"). Fanfare is engaged in the direct marketing of consumer products relating to the performing arts. The preliminary aggregate purchase price, including all direct costs, was approximately $4,888 and was partially financed through the issuance of a $500 interest bearing (8%) note payable to the sellers. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $2,549 which has been recorded as goodwill.


  In October 1997, the Company acquired certain assets and assumed certain liabilities of H&L Productions, Inc. ("NASCAR"). NASCAR is engaged in the direct marketing of licensed NASCAR merchandise and other collectibles. The preliminary aggregate purchase price, including all direct costs, was approximately $6,455 and was partially financed through the issuance of an aggregate of $1,325 interest bearing (5.76%) convertible notes and $1,075 interest bearing (5.76%) notes payable to the sellers. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $5,820 which has been recorded as goodwill. The principal former stockholder, who is employed by the Company, is also entitled to certain additional payments based on operating results for the year ended December 31, 1997. The portion of such additional payments, if any, attributable to operating results subsequent to the date of acquisition will be accounted for as compensation expense in accordance with Emerging Issues Task Force (EITF) Issue No. 95-8.


  In October 1997, Genesis acquired all of the outstanding common stock of Zig Zag Imports, Inc. ("Soccer Madness"). Soccer Madness is engaged in the direct marketing of licensed and other sports merchandise. The preliminary aggregate purchase price, including all direct costs, was approximately $3,090 and was partially financed through the issuance of 2,750 shares of Common Stock valued at $10.91 per share and $1,050 interest-bearing (7.0%) notes payable to the sellers. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $2,516 which has been recorded as goodwill.

  The following unaudited pro forma summary presents the combined results of operations as if the fiscal 1997 acquisitions had occurred on March 31, 1996:

                                                  YEAR ENDED   NINE MONTHS ENDED
                                                MARCH 29, 1997 DECEMBER 27, 1997
                                                -------------- -----------------
   Net sales...................................    $108,262         $93,526
   Net loss....................................     (23,758)        (57,846)
   Pro forma loss per share....................    $  (8.56)        $ (6.68)

  The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the acquisitions been made on March 31, 1996 or future results of operations of the combined companies.

 Fiscal 1996

  In December 1996, Genesis acquired all of the outstanding common stock of Athletic Supply of Dallas, Inc. ("ASD"). ASD is engaged in the direct marketing of licensed and other sports merchandise. The aggregate purchase price, including all direct costs, was approximately $10,000 and was partially financed through the

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)

issuance of $5,000 of non-interest bearing notes payable to the sellers. These notes payable have been discounted to their present value at an effective annual interest rate of 12%. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $11,413 which has been recorded as goodwill. On the date of acquisition, the Company determined it would divest the fulfillment operations of ASD and expected that divestiture to occur within one year.

  In October 1997, the Company completed the sale of the assets and liabilities of the fulfillment operations of ASD to one of ASD's former shareholders. The aggregate proceeds from the sale were approximately $2.7 million, including a $1.0 million reduction in the outstanding principal balance of the existing seller note payable. The amounts of loss from operations and allocated interest costs for the period prior to the sale which were excluded from the determination of net loss in accordance with EITF Issue No. 87-11 were not material. The sale resulted in a reduction of goodwill of approximately $2.8 million.

  In December 1996, Genesis acquired certain assets and assumed certain liabilities of Manny's Baseball Land, Inc. ("ProTeam"). ProTeam is engaged in the direct marketing of licensed and other sports merchandise. The aggregate purchase price, including all direct costs, was approximately $10,932 and was partially financed through the issuance of $5,275 of non-interest bearing notes payable to the sellers. These notes payable have been discounted to their present value at an effective annual interest rate of 12%. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $11,351 which has been recorded as goodwill.

  In February 1997, Genesis acquired certain assets and assumed certain liabilities of First Step Design Ltd. ("Hand In Hand"). Hand In Hand is engaged in the direct marketing of children's games, educational material, and related products. The aggregate purchase price, including all direct costs, was approximately $2,486. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $2,119 which has been recorded as goodwill.

  During fiscal 1996, in separate transactions, Genesis acquired certain assets and assumed certain liabilities of Lilliput Motor Company, Inc., Duclos Direct Marketing, Inc. and The Thursley Group, Inc., all of which are engaged in direct marketing of consumer products. The aggregate purchase price for these businesses, including all direct costs, was approximately $2,416, and was partially financed through the issuance of $800 of non-interest bearing notes payable to the sellers. These notes payable have been discounted to their present value at an effective annual interest rate of 12%. The cost of the acquisitions exceeded the fair value of acquired businesses' net assets by approximately $2,917 which has been recorded as goodwill.

  In conjunction with each of the transactions described above, certain individuals and the Company entered into agreements not-to-compete. These agreements cover periods ranging from six months to four years from the date of the respective transactions. The cost of these agreements totaled approximately $2,610 and $1,119 for the acquisitions completed during fiscal 1996 and the nine months ended December 27, 1997, respectively. Such amounts are generally payable over the term of the agreements. These obligations have been discounted to their present value at an effective annual interest rate of 12%.

  In connection with certain of the transactions described above, the Company has adopted, although in certain cases not finalized, plans to relocate the operations of the acquired businesses. Such plans are finalized when the date of integration of the acquired business into the Company's call center and distribution center is

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

determined, which, in all cases, has been within one year of the date of consummation of the acquisition. The Company has recorded estimated liabilities aggregating approximately $2,212 (of which $578 has been paid through December 27, 1997) and $1,146 for fiscal 1996 and the nine months ended December 27, 1997, respectively, related principally to employee termination costs and remaining lease obligations. The ultimate amounts incurred may differ from the amounts recorded. Any such differences will result in an adjustment to these estimated liabilities and a corresponding adjustment to goodwill, unless the differences result from events occurring after the consummation date, which differences will be expensed when incurred.

  In connection with certain of the transactions described above, the Company has pledged all of its member interests in the respective LLC subsidiary formed for the purpose of acquiring the business of the sellers and provided a guarantee of the notes payable.

7. SERIES A PREFERRED STOCK

  In September 1997, the Company sold 71,358 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") including 36,413 shares to the holders of all of the shares of the Company's common stock and outstanding debentures. Dividends at an annual rate of 6% are cumulative from the date of issuance and are payable in cash or shares of Common Stock, at the option of the Company. Upon liquidation or conversion, in connection with a qualifying sale or initial public offering, as defined, dividends are payable only to the extent required to yield the holders of Series A Preferred Stock an annualized compound rate of return, as defined, of 30%.

  The Company at its option may redeem all shares, but not less than all shares, of Series A Preferred Stock on or after January 31, 2005 at an amount equal to liquidation value. Liquidation value is $1,000 per share plus any unpaid dividends. As of December 27, 1997 dividends of $1,032 have accrued on Series A Preferred Stock. The holders of Series A Preferred Stock may elect to require the Company to redeem all such shares on any date on or after January 31, 2005. Upon such mandatory redemption, the holder would be entitled to receive the liquidation value in cash. If the Company fails to redeem all such shares the dividend rate shall be increased to 14% per annum, payable quarterly in cash until such shares are redeemed.

  The Series A Preferred Stock is convertible, at the holders option, at any time into shares of Common Stock at an initial conversion price of $10.91 per share, subject to adjustment. The Series A Preferred Stock is subject to automatic conversion upon the completion of (i) a qualifying initial public offering, as defined, at an initial conversion of $10.91 per share, subject to adjustment. Potential adjustments to the initial conversion price for both optional and automatic conversions would result principally from the issuance or sale of certain equity instruments, as defined, at less than the initial conversion price per share by the Company prior to the date of such conversions.

  The holders of Series A Preferred Stock are entitled to vote together with the holders of shares of Common Stock as a single class. Each holder of Series A Preferred Stock is entitled to that number of votes such holder would be entitled if the holder had converted the shares of Series A Preferred Stock into shares of Common Stock.

  The purchase of an aggregate of 26,175 shares of Series A Preferred Stock was completed through the conversion in September 1997 of $26,175,000 principal amount of 8% notes payable issued by the Company during August and September 1997. Such notes payable were automatically convertible into shares of the Series A Preferred Stock at a conversion price of $1,000 per share (which is equivalent to $3.63 per share after the Stock Split) which represents the price at which all shares of Series A Preferred Stock issued by the Company were sold and which are all convertible into shares of Common Stock at a conversion price of $10.91 per share.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


8. NOTES PAYABLE AND LONG-TERM DEBT

  The Company's notes payable and long-term debt consists of the following:

                                MARCH 30, 1996 MARCH 29, 1997 DECEMBER 27, 1997
                                -------------- -------------- -----------------
Revolving credit note payable
 to bank......................       $722                          $   264
Term loan payable to bank.....                                       5,000
Non-interest bearing notes
 payable (discounted at 12%)
 to sellers in a business
 acquisition, due in quarterly
 installments of $500 through
 March 1998...................                    $ 4,414            2,548
Non-interest bearing notes
 payable (discounted at 12%)
 to sellers in a business
 acquisition, balance due in
 December 1998................                      4,682            2,377
5.76% notes payable to sellers
 in a business acquisition,
 due in semi-annual
 installments of $442
 beginning April 1998.........                                       1,075
5.76% convertible note
 ("convertible note") payable
 to sellers in a business
 acquisition, due in semi-
 annual installments of $442
 (subject to adjustment)
 beginning April 1999.........                                       1,325
7% notes payable to sellers in
 a business acquisition, due
 in annual installments of
 $350 beginning October 1998..                                       1,050
8% notes payable to sellers in
 a business acquisition, due
 in April 1998................                                         500
Non-interest bearing notes
 payable (discounted at 11.4%)
 to sellers in a business
 acquisition, due February
 1998.........................                        321              347
Non-interest bearing notes
 payable (discounted at 12%)
 to sellers in a business
 acquisition, due December
 1998.........................                        533              268
Non-interest bearing notes
 payable (discounted at 12%)
 to sellers in a business
 combination, due March 1999..                        242              174
Non-interest bearing notes
 payable (discounted at 12%)
 to sellers in a business
 combination, due in annual
 installments of $105
 beginning June 1998..........                                         189
                                     ----         -------          -------
                                      722          10,192           15,117
Less current portion..........        722           5,274            7,265
                                     ----         -------          -------
                                     $--          $ 4,918          $ 7,852
                                     ====         =======          =======

  The principal balance of the convertible note is subject to reduction based on a measurement of operating results, as defined, of the acquired business. The determination of such reduction, if any, has not been finalized and will result in a reduction of goodwill. In the event the Company completes an initial public offering of its Common Stock, the holder may elect to convert the balance of this note into Common Stock at a rate of $10.91 per share.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

8. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

  The principal balances of certain of the seller notes described above are subject to adjustments to reflect finalization of the applicable purchase transaction. Such potential adjustments principally relate to measurements of financial targets and indemnification provisions of the purchase agreements.

  In May 1997, the Company entered into a $30 million revolving credit and term loan facility (the "Credit Agreement"), with a commercial lender. Under the Credit Agreement, the Company may borrow up to $25 million (including $2 million reserved for issuance of letters of credit) under a revolving credit facility based on eligible collateral which includes specified percentages of certain accounts receivable and inventory. As of December 27, 1997, based on existing collateral the Company had approximately an additional $17 million available under the revolving credit facility. All borrowings under the revolving credit facility bear interest at the prime rate plus 0.5% or LIBOR plus 3%, at the Company's option. The term loan bears interest at the prime rate plus 0.5% with annual payments of $800 beginning in May 1998 and the balance payable in May 2002. The term loan is also subject to certain mandatory prepayments should the Company prepay any portion of the outstanding principal balance of the debentures in connection with an initial public offering of its stock. The amount of any such required prepayment is based on a formula specified in the Credit Agreement. Among other things, the Credit Agreement restricts the Company's ability to incur additional indebtedness, pay dividends on Common Stock and requires the Company to maintain a specified level of consolidated net worth, as defined.

  The revolving credit note payable in existence at March 30, 1996 was repaid and was not renewed.

  Short-term borrowings at March 30, 1996 and December 27, 1997 were at weighted-average interest rates of 9% and 9.25%, respectively.

  As of December 27, 1997, maturities, excluding imputed interest, of notes payable and long-term debt over the next three months and the succeeding five fiscal years are as follows:

      Three months ending March 28, 1998.................................. 1,096
      1998................................................................ 7,348
      1999................................................................ 2,481
      2000................................................................ 1,592
      2001................................................................   800
      2002................................................................ 1,800

9. DEBENTURES PAYABLE--RELATED PARTIES

  On June 25, 1996, the Company entered into a Note and Stock Purchase Agreement (as amended, the "Note and Stock Purchase Agreement") with GE Investment Private Placement Partners II ("GEIPPP II") and Genesis Direct LP ("GDLP"). Pursuant to the Note and Stock Purchase Agreement, between June 1996 and April 1997, the Company issued to GEIPPP II 2,750,000 shares of the Company's common stock and $30.0 million principal amount of Debentures, in consideration of $40.0 million in cash.

  The Debentures are subordinated to all other outstanding obligations, bear interest at 8% and are due June 1, 2003. The Debentures are convertible, at an initial conversion price of $4.18 per share, into 7,173,913 shares of Common Stock at any time after the earlier of (i) June 25, 2001, (ii) a qualified initial public offering, as defined, or (iii) a change in control event, as defined. At the time of such conversion, the Company has the option to redeem up to 75% of the principal amount of the Debentures surrendered for conversion. The Debentures also are redeemable at the option of the Company any time after the earlier of (i) a qualified initial public offering, as defined, or (ii) June 25, 1998 at an amount which provides a total annualized return of 30% of the principal amount being redeemed ("prepayment interest rate"). Any such redemption will result in the difference between

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBENTURES PAYABLE--RELATED PARTIES (CONTINUED)

interest accrued and interest due at the prepayment interest rate being recorded as an extraordinary charge to earnings in the period in which the prepayment occurs. At the date of redemption, however, the holders of the Debentures, have the right to convert up to 32 1/2 percent of the principal amount being redeemed. The Debentures provide for mandatory prepayment at the option of the holders upon occurrence of defined mandatory prepayment events which principally relate to the continued involvement and ownership of the founders. The holder of the Debentures is also one of the Company's principal common stockholders.

  The Debentures bear interest at an annual rate of 8% (payable semi-annually on December 1 and June 1) with 6% of such interest deferred through June 1, 1997, 4% deferred through June 1, 1998 and 2% deferred through June 1, 1999. The deferred interest bears interest at 8% and is payable, at the Company's option, in either cash or Common Stock at the earlier of either June 1, 2003 or a conversion or redemption of the Debentures as described above. Total interest expense on the Debentures was $667 and $1,793 for the year ended March 29, 1997 and the nine months ended December 27, 1997, respectively.

10. STOCKHOLDERS' EQUITY

  In conjunction with a subsequent sale of Series A Preferred Stock the parties to the Note and Stock Purchase Agreement entered into Amendment No. 3 to the Note and Stock Purchase Agreement. In consideration for entering into such amendment, the Company issued to a holder of the Debentures and Common Stock four warrants each to purchase up to 68,750 shares of the Common Stock at an initial price of $10.91 per share, subject to adjustment. The warrants are exercisable at any time after the Company completes an initial public offering of its Common Stock. In the event the Company does not complete such an initial public offering the warrants expire on September 25, 1998, March 17, 1999, May 25, 1999 and July 4, 1999, respectively. The warrants had a fair value of $200 at the date of grant which has been accounted for as additional paid-in capital and interest expense.

  As of December 27, 1997 the Company has reserved shares of Common Stock for issuance as follows:

                                                               NUMBER OF SHARES
                                                               ----------------
      Conversion of outstanding Series A Preferred Stock......     6,600,000
      Conversion of outstanding Debentures....................     2,331,521
      Exercise of common stock purchase warrants..............       275,000
      Conversion of seller note payable.......................       128,333
      Exercise of common stock options........................     1,847,450
                                                                  ----------
        Total shares reserved.................................    11,182,304
                                                                  ==========

11. STOCK OPTION PLAN

  During fiscal 1996, the Company's Board of Directors adopted the Genesis Direct, Inc. Employee Stock Option Plan (the "Plan"). Under the terms of the Plan, the Board of Directors or committee thereof may grant stock options, stock appreciation rights, or restricted stock at such prices as may be determined by the Board of Directors. The maximum number of shares subject to the Plan is 1,847,450. The options vest ratably over five years and expire after ten years. Vested options are exercisable at the end of year ten or earlier in the event the Company completes an initial public offering of its Common Stock.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


11. STOCK OPTION PLAN (CONTINUED)

  Option activity under the plan is as follows:

                                                                       NUMBER OF
                                                                        OPTIONS
                                                                       ---------
   Outstanding at March 31, 1996......................................       --
     Granted..........................................................   498,025
     Forfeited........................................................       --
                                                                       ---------
   Outstanding at March 29, 1997......................................   498,025
     Granted..........................................................   607,200
     Forfeited........................................................    39,600
                                                                       ---------
   Outstanding at December 27, 1997................................... 1,065,625
                                                                       =========

  All grants made under the Plan have been at an exercise price of $10.91 per share. No options were exercisable at March 29, 1997 or December 27, 1997.

  The weighted-average grant date fair value of options was $2.91 and $2.95 per share for fiscal 1996 and nine months ended December 27, 1997, respectively. At December 27, 1997, the outstanding options have a weighted average remaining contractual life of 9.4 years.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for the year ended March 27, 1997 and the nine month period ended December 27, 1997: weighted-average risk-free interest rate of 6.5%; no dividends; a near-zero volatility factor of the expected market price of Common Stock and a weighted-average expected life of the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Had the Company accounted for its employee stock options under the fair value method of SFAS No. 123, the impact on the Company's net loss for the year ended March 29, 1997 would have been approximately $22 ($.01 per share) and approximately $208 ($.02 per share) for the nine months ended December 27, 1997. The pro forma impact of accounting for stock options under SFAS No. 123 could be significant in future periods.

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

12. COMMITMENTS

  The Company leases certain office and distribution facilities, as well as certain equipment, under long-term operating leases. Lease terms range from five to ten years, with renewal options of up to ten years. In addition, certain of the leases require the Company to pay additional rents based on costs of operating the property and contain certain escalation clauses.

  Future minimum lease payments under the leases for the next three months and the succeeding five fiscal years are approximately as follows:

   Three months ending March 28, 1998.................................... $1,338
   1998..................................................................  5,387
   1999..................................................................  4,947
   2000..................................................................  4,751
   2001..................................................................  4,457
   2002..................................................................  3,891
   Thereafter............................................................  8,758

  Rent expense was $86, $428 and $3,204 for fiscal 1995, fiscal 1996 and the nine month period ended December 27, 1997, respectively.

13. INCOME TAXES

  No provision (benefit) for income taxes has been recorded for fiscal 1995, fiscal 1996 or for the nine month period ended December 27, 1997 due to the fact that the Company was an LLC for the period from June 8, 1995 (date of inception) to June 21, 1996 and due to net operating losses incurred in the subsequent periods for which a full valuation allowance has been provided.

  Significant components of the Company's deferred tax liabilities and assets are as follows:

                                               MARCH 29, 1997 DECEMBER 27, 1997
                                               -------------- -----------------
   Deferred tax liabilities:
     Property, plant and equipment............     $  245          $   --
     Goodwill.................................      1,149            2,172
                                                   ------          -------
       Total deferred tax liabilities.........      1,394            2,172
   Deferred tax assets:
     Accounts receivable......................                         522
     Inventory................................        527            3,157
     Intangible assets........................         73              229
     Property and equipment...................                         135
     Accrued liabilities......................      2,670            4,201
     Net operating loss carryforwards.........      3,913            3,913
                                                   ------          -------
   Total deferred tax assets..................      7,183           12,157
   Valuation allowance........................      5,789            9,985
                                                   ------          -------
   Net deferred tax assets....................      1,394            2,172
                                                   ------          -------
   Net deferred tax (assets) liabilities......     $  --           $   --
                                                   ======          =======

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


13. INCOME TAXES (CONTINUED)

  As of March 29, 1997, the Company has approximately $10.0 million of federal tax net operating loss carryforwards which expire in 2012. The Company also has approximately $8.6 million of state tax net operating loss carryforwards which expire principally in 2004. In addition, the Company incurred approximately $46 million of tax losses for the nine-month period ended December 27, 1997 that are not reflected in the gross deferred tax assets above.

  The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of net operating loss carryforwards and tax credit carryforwards in periods following a corporate "ownership change". In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% stockholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three-year testing period. As a result of cumulative changes in the Company's ownership which have occurred, including the proposed initial public offering, the Company's net operating loss carryforwards may be subject to annual limitations.

14. EMPLOYEE BENEFIT PLAN

  The Company has established a defined contribution employee savings plan pursuant to Internal Revenue Code Section 401(k) which allows employees meeting certain eligibility requirements to contribute up to 15% of their annual compensation. The Company matches these contributions at a rate of 50% of the employees' pre-tax contributions up to a maximum of 6% of the employee's annual compensation. The Company's contributions for fiscal 1996 and the nine months ended December 27, 1997 were $26 and $34, respectively.

15. SALES AND USE TAX

  A 1992 Supreme Court decision confirmed that the Commerce Clause of the United States Constitution prevents a state from requiring the collection of its use tax by a mail order company unless the company has a physical presence in the state. However, there continues to be uncertainty due to inconsistent application of the Supreme Court decision by state and federal courts. The Company attempts to conduct its operations in compliance with its interpretation of the applicable legal standard, but there can be no assurance that such compliance will not be challenged.

  In recent challenges, various states have sought to require companies to begin collection of use taxes and/or pay taxes from previous sales. The Company has not received assessments from any state. The amount of potential assessments, if any, cannot be reasonably estimated.

  The Supreme Court decision also established that Congress has the power to enact legislation which would permit states to require collection of use taxes by mail order companies. Congress has from time to time considered proposals for such legislation. The Company anticipates that any legislative change, if adopted, would be applied only on a prospective basis.

16. SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 27, 1997, the Company completed the acquisition of certain assets and certain liabilities of Select Service & Supply Co., Inc. ("Sportime"). Sportime is engaged in the direct marketing of licensed and other sports merchandise. Payment of the aggregate preliminary purchase price of approximately $20.4 million included cash of $18.1 million, a $1.0 million 8% term note, $.5 million of non-compete payments due in equal quarterly installments through January 2002 and the issuance of 91,575 shares of

                     GENESIS DIRECT, INC. AND SUBSIDIARIES

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


16. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Common Stock valued at $10.91 per share. Prior to December 27, 1997, the Company deposited $1.0 million in an escrow account for purposes of completing this transaction. This amount is included in other assets at December 27, 1997. The Company will account for the acquisition under the purchase method of accounting.

  In April 1998, the Company acquired Biobottoms, a company engaged in the direct marketing of children's apparel. Payment of the aggregate purchase price of $2.27 million consisted of (i) $1.0 million of cash, (ii) $1.17 million of notes, bearing interest at an annual rate of 7.0%, of which $670,000 is due within four months after this offering and the balance is due in August 1999 and (iii) $100,000 of non-compete payments due in equal annual installments of $50,000 due in April 1999 and April 2000. The excess of the purchase price over the estimated fair value of the net assets acquired (approximately $619,000 as of December 27, 1997) will be recorded as goodwill. The acquisition will be accounted for under the purchase method of accounting.

  Subsequent to December 27, 1997, the Company completed the sale of 22,942 shares of its Series A Cumulative Convertible Preferred Stock for aggregate proceeds of $22,942.

  In March 1998, the Board of Directors of the Company proposed to stockholders for approval a 275 for 1 stock split. All common share and per share information in the accompanying financial statements has been retroactively restated to reflect this reverse stock split, which will be effective upon consummation of the initial public offering.

  In March 1998, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of Common Stock.

  In March 1998, the Company amended its Credit Agreement with a commercial lender dated May 1997. Pursuant to the amendment, the Company is no longer required to prepay the term loan in connection with an initial public offering of its stock.

  Subsequent to December 27, 1997, the Company issued $7.65 million principal amount of notes payable to GEIPPP II for net proceeds of $7.35 million. The notes bear interest at 15% per annum and are payable on June 1, 2003. The notes require prepayment in the event of an initial public offering, as defined.

  Subsequent to December 27, 1997, the Company's Board of Directors approved grants of stock options to employees and executives who are also principal stockholders and granted an aggregate of 120,037 stock options to employees at an exercise price of $10.91 per share and an aggregate of 412,500 stock options to certain executives at an exercise price of $16.36 per share. The employee options vest ratably over five years and expire after ten years. The executive options vest in full on March 2, 1999 and expire after ten years. In addition, the Company's Board of Directors approved grants to certain executives aggregating 495,000 stock options at an exercise price of $23.64 and 660,000 stock options at an exercise price of $30.91. Such options will be granted upon the completion of the Company's initial public offering and will vest in full on March 2, 2000 and March 2, 2001, respectively, and expire after ten years from the date of grant. In addition, effective upon the consummation of the initial public offering, a total of 4,125,000 shares of Common Stock will be reserved for issuance upon exercise of options granted under the Option Plan.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Manny's Baseball Land, Inc.

  We have audited the accompanying statements of operations and cash flows of Manny's Baseball Land, Inc. for the period from January 1, 1996 to December 2, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Manny's Baseball Land, Inc. for the period from January 1, 1996 to December 2, 1996 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Hackensack, New Jersey
June 6, 1997

                          MANNY'S BASEBALL LAND, INC.

                            STATEMENTS OF OPERATIONS

                                                                PERIOD FROM
                                               YEAR ENDED       JANUARY 1 TO
                                            DECEMBER 31, 1995 DECEMBER 2, 1996
                                            ----------------- ----------------
Net sales..................................    $19,405,069      $15,741,956
Cost of goods sold.........................     11,621,420        9,775,489
                                               -----------      -----------
Gross profit...............................      7,783,649        5,966,467
Selling, general and administrative
 expense...................................      7,205,494        6,825,745
                                               -----------      -----------
Income (loss) from operations..............        578,155         (859,278)
Interest expense...........................        192,451          187,619
Interest and other income..................         21,189           22,086
                                               -----------      -----------
Net income (loss)..........................    $   406,893      $(1,024,811)
                                               ===========      ===========



                            See accompanying notes.

                          MANNY'S BASEBALL LAND, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 PERIOD FROM
                                                YEAR ENDED       JANUARY 1 TO
                                             DECEMBER 31, 1995 DECEMBER 2, 1996
                                             ----------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................     $   406,893      $(1,024,811)
Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
 Depreciation and amortization.............         217,553          274,047
 Provision for losses on accounts
  receivable...............................          10,011           48,715
 Changes in other operating assets and
  liabilities:
  Accounts receivable......................         (43,428)        (159,176)
  Merchandise inventory....................         144,938         (230,440)
  Prepaid expenses.........................         (82,220)        (134,928)
  Deposits.................................         (28,286)          29,514
  Accounts payable.........................      (1,297,603)         949,983
  Accrued liabilities......................         (40,793)         158,111
                                                -----------      -----------
Net cash used in operating activities......        (712,935)         (88,985)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment......        (644,667)        (359,476)
                                                -----------      -----------
Net cash used in investing activities......        (644,667)        (359,476)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to stockholders..............        (597,354)         (35,986)
Net borrowings under revolving line of
 credit....................................       1,703,101          579,737
Proceeds from long-term borrowings.........         354,000          118,460
Principal payments on long-term debt.......        (102,145)        (161,941)
                                                -----------      -----------
Net cash provided by financing activities..       1,357,602          500,270
Net increase in cash.......................             --            51,809
Cash overdraft at beginning of period......             --               --
                                                -----------      -----------
Cash at end of period......................     $       --       $    51,809
                                                ===========      ===========


                            See accompanying notes.

                          MANNY'S BASEBALL LAND, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

  Manny's Baseball Land, Inc. (the Company) is a mail order company that sells authentic professional sports attire. The Company's primary market is the United States, other markets include Canada, Europe and the Pacific Basin area.

  On December 2, 1996, substantially all assets and liabilities of the Company were acquired by a third party, Genesis Direct Five, LLC. ("Genesis"), in exchange for cash of $5,925,000 and promissory notes of $5,275,000.

  The financial statements of the Company have been prepared as supplemental information about the entity which Genesis will own following consummation of the acquisition. The Company previously operated as a separate independent entity. The results of operations and cash flows do not reflect any adjustments relating to the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Sales are recorded at the time of shipment and a provision for anticipated merchandise returns is recorded based upon historical experience.

 Property and Equipment

  Depreciation of furniture and equipment has been provided on the straight-line method over the estimated useful lives of five to seven years. Depreciation expense was $205,761 and $264,706 for the year ended December 31, 1995 and the period ended December 2, 1996, respectively.

 Income Taxes

  The Company has elected to be treated as an S Corporation under the provisions of the Internal Revenue Code, which eliminates federal income taxes at the corporate level.

 Direct Response Advertising and Promotion Costs

  Direct response advertising costs, consisting primarily of catalog production and postage expenditures, are amortized over the period during which associated net revenues are expected, generally two months or less. Recognition of advertising costs is in accordance with the provisions of the AICPA Statement of Position 93-7 Reporting of Advertising Costs. Direct response and other advertising expenses were $2,365,988 and $2,310,295 for the year ended December 31, 1995 and the period ended December 2, 1996, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. EMPLOYEE BENEFIT PLAN

  The Company has established a defined contribution employee savings plan pursuant to Internal Revenue Code Section 401(k) which allows employees meeting certain eligibility requirements to contribute up to 15% of their annual compensation. The Company may contribute to such plan at a discretionary rate determined yearly by the Board of Directors. The Company's contributions for the year ended December 31, 1995 and the period ended December 2, 1996 were approximately $7,740 and $12,095, respectively.

4. COMMITMENTS

  Rent expense for the year ended December 31, 1995 and the period ended December 2, 1996 was approximately $87,000 and $100,000 respectively.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Athletic Supply of Dallas, Inc.:

  We have audited the accompanying statements of income and cash flows of Athletic Supply of Dallas, Inc. for each of the years in the three-year period ended June 30, 1996, and for the period from July 1, 1996 to December 20, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Athletic Supply of Dallas, Inc. for each of the years in the three-year period ended June 30, 1996, and for the period from July 1, 1996 to December 20, 1996, in conformity with generally accepted accounting principles.

  As discussed in note 1 to the financial statements, the Company changed its methods of accounting for income taxes in fiscal 1994.

                                          /s/ KPMG Peat Marwick LLP

Dallas, Texas
April 18, 1997

                        ATHLETIC SUPPLY OF DALLAS, INC.

                              STATEMENTS OF INCOME

                                                                               PERIOD FROM
                                                                  SIX MONTHS   JULY 1, 1996
                                 YEARS ENDED JUNE 30,               ENDED           TO
                          -------------------------------------  DECEMBER 31,  DECEMBER 20,
                             1994         1995         1996          1995          1996
                          -----------  -----------  -----------  ------------  ------------
                                                                 (UNAUDITED)
Revenues:
  Merchandise sales,
   net..................  $26,561,643  $30,973,035  $23,985,590  $21,051,801   $15,990,059
  Fulfillment revenues..          --     2,409,052    5,612,748    2,869,138     2,986,556
  Other.................      617,207      341,256      586,651      109,296       783,471
                          -----------  -----------  -----------  -----------   -----------
                           27,178,850   33,723,343   30,184,989   24,030,235    19,760,086
Operating expenses:
  Cost of sales.........   12,679,741   15,050,116   11,464,346   10,146,476     8,009,108
  Selling, general and
   administrative.......   12,711,937   17,774,347   17,122,691   11,626,390    11,588,454
                          -----------  -----------  -----------  -----------   -----------
                           25,391,678   32,824,463   28,587,037   21,772,866    19,597,562
                          -----------  -----------  -----------  -----------   -----------
    Operating income....    1,787,172      898,880    1,597,952    2,257,369       162,524
Other income (expense):
  Interest expense......      (17,314)    (207,521)    (267,623)    (163,908)     (106,287)
  Interest income.......        1,298        1,568          149          --            --
                          -----------  -----------  -----------  -----------   -----------
                              (16,016)    (205,953)    (267,474)    (163,908)     (106,287)
                          -----------  -----------  -----------  -----------   -----------
    Income from
     continuing
     operations before
     income taxes.......    1,771,156      692,927    1,330,478    2,093,461        56,237
Income taxes (note 4)...      613,802      266,971      527,379      244,000        31,301
                          -----------  -----------  -----------  -----------   -----------
    Income from
     continuing
     operations.........    1,157,354      425,956      803,099    1,849,461        24,936
Discontinued operations
 (note 2):
  Loss from operations
   of discontinued
   retail division (net
   of income tax benefit
   of $8,694 in 1994 and
   $42,138 in 1995).....      (16,876)     (67,312)         --           --            --
  Loss on disposal of
   retail division (net
   income tax benefit of
   $77,000 in 1995 and
   $26,693 in 1996).....          --      (123,000)     (42,640)         --            --
                          -----------  -----------  -----------  -----------   -----------
    Income before
     extraordinary
     item...............    1,140,478      235,644      760,459    1,849,461        24,936
Extraordinary item--gain
 on extinguishment of
 debt (net of income
 taxes of $96,690) (note
 3).....................          --       183,392          --           --            --
                          -----------  -----------  -----------  -----------   -----------
    Income before
     cumulative effect
     of a change in
     accounting method..    1,140,478      419,036      760,459    1,849,461        24,936
Cumulative effect of a
 change in method of
 accounting for income
 taxes (note 4).........      873,351          --           --           --            --
                          -----------  -----------  -----------  -----------   -----------
    Net income..........    2,013,829      419,036      760,459    1,849,461        24,936
Preferred stock
 dividends..............          --           --        41,493          --         20,509
                          -----------  -----------  -----------  -----------   -----------
    Income available to
     common stock.......  $ 2,013,829  $   419,036  $   718,966  $ 1,849,461   $     4,427
                          ===========  ===========  ===========  ===========   ===========

                See accompanying notes to financial statements.

                        ATHLETIC SUPPLY OF DALLAS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           PERIOD FROM
                                                               SIX MONTHS  JULY 1, 1996
                               YEARS ENDED JUNE 30,              ENDED          TO
                         -----------------------------------  DECEMBER 31, DECEMBER 20,
                            1994         1995        1996         1995         1996
                         -----------  ----------  ----------  ------------ ------------
                                                              (UNAUDITED)
Cash flows from
 operating activities:
 Net income............  $ 2,013,829  $  419,036  $  760,459   $1,849,461   $   24,936
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization.........      163,859     264,442     371,334      203,070      204,976
 Provision for doubtful
  accounts.............       (8,988)    (10,643)      5,892          --        54,990
 Inventory writedown...          --          --          --           --       700,000
 Deferred income
  taxes................     (268,243)     54,117     136,282                  (362,576)
 Changes in assets and
  liabilities:
  Accounts receivable..        6,241    (759,102)     66,328     (440,676)  (1,020,175)
  Income taxes.........     (150,000)     11,550     308,051      162,738     (237,493)
  Inventories..........   (1,650,187)   (618,243)  1,026,940      274,610     (129,496)
  Prepaid expenses.....      (27,377)   (145,902)    204,182      (83,455)    (187,563)
  Other assets.........      (13,833)    (11,748)     20,627       12,630          --
  Accounts payable.....      444,107     841,179  (1,565,299)    (829,306)   2,062,790
  Customer deposits....       (6,552)    258,296    (174,829)      21,127      583,860
  Accrued expenses.....      137,754     513,287    (691,643)     532,176      968,573
                         -----------  ----------  ----------   ----------   ----------
   Net cash provided by
    operating
    activities.........      640,610     816,269     468,324    1,702,375    2,662,822
                         -----------  ----------  ----------   ----------   ----------
Cash flows used in
 investing activities--
 additions to property
 and equipment.........     (239,015) (1,016,133)   (543,337)    (242,382)    (335,700)
                         -----------  ----------  ----------   ----------   ----------
Cash flows from
 financing activities:
 Proceeds received on
  borrowings from
  stockholders.........      580,000         --          --                        --
 Proceeds received from
  long-term debt.......          --    1,130,000     900,000                       --
 Proceeds from issuance
  of preferred stock...          --          --      600,000      406,601          --
 Net (payments made)
  proceeds received
  under line of
  credit...............          --      986,009    (250,000)  (2,000,000)  (1,750,000)
 Payments made on
  borrowings from
  stockholders.........     (360,000)   (321,000)        --                        --
 Payments made on long-
  term debt............     (316,557)   (726,648) (1,036,682)      (6,305)         --
 Preferred stock
  issuance costs.......          --          --     (211,398)                      --
 Principal payments
  under capital lease
  obligations..........       (8,176)    (42,978)    (64,294)                  (40,308)
 Purchase of treasury
  stock................          --     (950,000)        --                        --
                         -----------  ----------  ----------   ----------   ----------
   Net cash provided by
    (used in) financing
    activities.........     (104,733)     75,383     (62,374)  (1,599,704)   1,790,308
                         -----------  ----------  ----------   ----------   ----------
Net change in cash and
 cash equivalents......      296,862    (124,481)   (137,387)    (139,711)     536,814
Cash and cash
 equivalents at
 beginning of period...       12,922     309,784     185,303      185,304       47,916
                         -----------  ----------  ----------   ----------   ----------
Cash and cash
 equivalents at end of
 period................  $   309,784  $  185,303  $   47,916   $   45,539   $  584,730
                         ===========  ==========  ==========   ==========   ==========
Supplemental
 disclosure:
 Noncash investing
  activity--property
  and equipment
  acquired under
  capital leases.......  $   178,741  $   64,379  $   28,538   $      --    $   13,764
                         ===========  ==========  ==========   ==========   ==========
 Interest paid.........  $    17,314  $  197,466  $  267,624   $  176,528   $  119,399
                         ===========  ==========  ==========   ==========   ==========
 Income taxes paid.....  $   150,000  $  178,855  $   56,354   $   30,000   $  631,372
                         ===========  ==========  ==========   ==========   ==========

                See accompanying notes to financial statements.

                        ATHLETIC SUPPLY OF DALLAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) General Information

  Athletic Supply of Dallas, Inc. (the Company) is engaged in the sale of sports related apparel and other related products primarily through a mail order catalog merchandising operation. The mail order operation markets its products throughout the United States and Canada.

  In fiscal year 1995, the Company expanded its business to include a fulfillment operation for Sears, Roebuck and Co. (Sears) tool and healthcare products. The Company receives a fixed fee for each call processed by its telemarketing center and for each item filled through its warehouse. In June 1996, the Company further expanded its business when it entered into an agreement with Sears and its designated vendors to provide operating systems and support for catalog order processing for the Sears Wish Book.

  The Company discontinued the operations of its retail division, consisting of one retail store, on December 31, 1995 (see note 2).

  On December 20, 1996, all outstanding common stock of the Company was purchased by Genesis Direct (Genesis) for $10,000,000, consisting of $5,000,000 cash and a $5,000,000 promissory note. The accompanying financial statements do not reflect any basis adjustments as a result of this transaction.

 (b) Cash Equivalents

  The Company considers cash equivalents to be all highly liquid investments with original maturities of three months or less. Cash equivalents consisted of money market accounts of $23,666, $114,906, $3,374, and $6,661, at June 30,
1994, 1995 and 1996, and December 20, 1996, respectively.

 (c) Inventories

  Inventories are stated at the lower of average cost or market. An allowance of $700,000 was recorded for the period ended December 20, 1996 to reflect the reduction of certain inventory items to their estimated net realizable value.

 (d) Property and Equipment

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  Depreciation and amortization charged to expense was $129,715, $230,298, and $337,190, for the years ended June 30, 1994, 1995 and 1996, respectively and $187,902 for the period from July 1, 1996 to December 20, 1996.

  Costs of maintenance and repairs are charged to expense when incurred. Upon retirement or other disposition, the cost of assets and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in operations.

 (e) Goodwill

  Goodwill is amortized over 40 years on a straight-line basis. Included in selling, general and administrative expenses is goodwill amortization of $34,144 for each of the years ended June 30, 1994, 1995 and 1996, and

                        ATHLETIC SUPPLY OF DALLAS, INC.

$17,072 for the period from July 1, 1996 to December 20, 1996, for the excess of the purchase price over the fair market value of assets acquired at the date of purchase.

 (f) Revenue Recognition

  Revenues from merchandise sales are recognized upon shipment of products. Fulfillment revenues are recognized as services are rendered. The Company has an in-house mailing list consisting of approximately 700,000 customers from which $152,000, $167,000, $112,000, and $53,000 of rental list income was generated in the years ended June 30, 1994, 1995 and 1996, and the period from July 1, 1996 to December 20, 1996, respectively. This income is included in other revenues in the accompanying statements of income.

 (g) Income Taxes

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective July 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the statement of income for the year ended June 30, 1994.

 (h) Advertising Costs

  Advertising costs for newspaper and other media are expensed as incurred. Direct response advertising costs, which consist primarily of catalog preparation, printing and postage costs, are capitalized and amortized over the period during which the benefits of the catalogs are expected, not to exceed six months.

  Advertising expense was $3,756,328, $5,695,737, and $4,654,400 for the years ended June 30, 1994, 1995 and 1996, respectively, and $112,296 for the period from July 1, 1996 to December 20, 1996.

 (i) Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (j) Unaudited Interim Information

  The financial information for the six months ended December 31, 1995 is unaudited, and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary to fairly present the results of operations and cash flows with respect to such interim financial statements, have been included.

                        ATHLETIC SUPPLY OF DALLAS, INC.

(2) DISCONTINUED OPERATIONS

  On June 30, 1995, the Company adopted a formal plan to discontinue operations of its retail division. Operations of the retail division were discontinued on December 31, 1995. Sales for the discontinued operations of the retail division were $3,528,852, $3,143,369, and $627,118 for the years ended June 30, 1994, 1995 and 1996, respectively.

(3) NOTES PAYABLE AND LONG-TERM DEBT

  In July 1994, the Company repaid in full its then existing notes payable to bank and recognized an extraordinary gain of $280,082. The Company then entered into a new debt agreement with another bank consisting of a $1,000,000 term note and a $2,000,000 revolving note, both of which were collateralized by substantially all the assets of the Company. Repayment of the notes was guaranteed by the president of the Company up to a maximum of $2,000,000. The interest rate on the notes was .75% per annum above the lender's prime rate and interest was payable monthly.

  Effective July 14, 1995, the Company entered into a new debt agreement with a different lender and repaid in full its obligations to the previous lender. The new debt agreement consisted of a $900,000 term note ($600,000 outstanding at December 20, 1996) and a $3,500,000 revolving note (repaid in full on December 18, 1996), both of which are collateralized by substantially all the assets of the Company. The interest rate on the debt agreement is .50% per annum above the lender's prime rate (8.75% at December 20, 1996) and is payable monthly. Repayment of the Company's obligations under the new debt agreement was guaranteed by the president of the Company up to a maximum of $2,000,000.

  Principal payments on the new term note are due in three equal annual installments of $300,000, with the final payment due on January 10, 1998.

  The new debt agreement requires the Company to maintain a minimum tangible net worth and to comply with other financial and nonfinancial covenants.

  Also on July 14, 1995, the Company borrowed $400,000 from Sears. The Sears borrowings, which are subordinated to borrowings under the bank debt agreement, bear interest at 9% per annum and are payable in two installments of $200,000 plus accrued interest.

  In connection with the purchase of the common stock of the Company by Genesis, the outstanding balance of $600,000 on the term note was repaid in full on December 20, 1996 by Genesis on behalf of the Company.

(4) INCOME TAXES

  Total income tax expense was allocated as follows:

                                                                PERIOD FROM
                                   YEARS ENDED JUNE 30,       JULY 1, 1996 TO
                                 ---------------------------   DECEMBER 20,
                                   1994      1995     1996         1996
                                 --------  --------  -------  ---------------
   Income from continuing
    operations.................. $613,802   266,971  527,379      31,301
   Discontinued operations......   (8,694) (119,138) (26,693)        --
   Extraordinary item...........      --     96,690      --          --
                                 --------  --------  -------      ------
                                 $605,108   244,523  500,686      31,301
                                 ========  ========  =======      ======

                        ATHLETIC SUPPLY OF DALLAS, INC.

  Income tax expense attributable to income from continuing operations consists of:

                                                   CURRENT  DEFERRED    TOTAL
                                                   -------- ---------  --------
   Year ended June 30, 1994:
     Federal...................................... $    --  $ 613,802  $613,802
                                                   ======== =========  ========
   Year ended June 30, 1995:
     Federal......................................  208,181    26,071   234,252
     State franchise..............................   27,553     5,166    32,719
                                                   -------- ---------  --------
                                                    235,734   331,237   266,971
                                                   ======== =========  ========
   Year ended June 30, 1996:
     Federal......................................  421,604    46,616   468,220
     State franchise..............................   53,014     6,145    59,159
                                                   -------- ---------  --------
                                                    474,618    52,761   527,379
                                                   ======== =========  ========
   Period from July 1, 1996 to December 20, 1996:
     Federal......................................  376,152  (346,260)   29,892
     State franchise..............................   17,725   (16,316)    1,409
                                                   -------- ---------  --------
                                                   $393,877 $ 362,576  $ 31,301
                                                   ======== =========  ========

  Income tax expense attributable to continuing operations differs from the "expected" tax expense (computed by applying the 34% U.S. federal corporate rate to income from continuing operations before income taxes) as follows:

                                                                  PERIOD FROM
                                       YEARS ENDED JUNE 30,     JULY 1, 1996 TO
                                    ---------------------------  DECEMBER 20.
                                      1994     1995      1996        1996
                                    -------- --------  -------- ---------------
   Computed "expected" tax expense
    ............................... $602,193 $235,592  $452,362     $19,121
   State franchise taxes, net of
    federal income tax benefit.....      --    21,595    39,045         930
   Increase in income taxes
    resulting from amortization of
    excess cost over net assets
    acquired, meals and
    entertainment, and officers'
    life insurance.................   11,609   11,609    11,609       8,524
   Other...........................      --    (1,828)   24,363       2,726
                                    -------- --------  --------     -------
                                    $613,802 $266,971  $527,379     $31,301
                                    ======== ========  ========     =======

(5) LEASES

  The Company leases warehouse and office space under operating leases that expire at various dates through 2000. The Company also leases computer, telephone, and other equipment under capital leases that expire at various dates through the year 2000.

                        ATHLETIC SUPPLY OF DALLAS, INC.

  A summary of the minimum rental commitments under noncancellable operating leases and the present value of future minimum capital lease payments as of December 20, 1996 is as follows:

     PERIODS
      ENDING                                                 CAPITAL  OPERATING
     JUNE 30,                                                 LEASES   LEASES
     --------                                                -------- ---------
     1997................................................... $ 30,148  247,646
     1998...................................................   63,864  270,556
     1999...................................................   47,402  176,600
     2000...................................................    6,049   87,500
                                                             -------- --------
                                                              147,463 $782,302
                                                                      ========
     Less amount representing interest (at 10%).............   17,036
                                                             --------
     Present value of minimum capital lease payments........ $130,427
                                                             ========

  The 1997 payments are for the period December 21, 1996 to June 30, 1997. Rent expense for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to December 20, 1996 was $614,044, $536,504 and $259,345,
respectively.

(6) STOCKHOLDERS' EQUITY

  In January and March 1995, the Company repurchased a total of 2,444,596 shares of its common stock, representing 55% ownership, from two principal shareholders for $950,000. The shares were constructively retired during the year ended June 30, 1995.

  In June 1995, the Company's Board of Directors (Board) approved an amendment to the Company's Articles of Incorporation to increase the number of common shares authorized to 10 million and to authorize 5 million shares of Series A preferred stock at a par value of $2.50 per share. The par value of the Series A preferred stock was subsequently reduced to $1.75 per share.

  In June 1995, the Company's Board approved a 43.11 to 1 common stock split, increasing outstanding shares at June 30, 1995 to 2 million with a par value of $20,000. All share disclosures have been retroactively restated to reflect the common stock split.

  In July 1995, 342,857 shares of Series A preferred stock were issued at $1.75 per share. The Series A preferred stock has a cumulative annual dividend of 5% of the original purchase price per share and has a liquidation value equal to the greater of $1.80 per share plus unpaid dividends or such amount per share of preferred stock as would have been payable and each such share been converted into common stock immediately prior to liquidation (as defined in the Series A Preferred Stock and Warrant Purchase Agreement). The stock is convertible, at any time, into an equal number of shares of the Company's common stock. The conversion ratio may be adjusted from time to time upon the occurrence of various capital stock transactions. Holders of the Series A preferred stock may require the Company to redeem the shares at any time subsequent to January 14, 1998 at an amount equal to the liquidation value. The Company may redeem the shares, at an amount equal to the liquidation value, at the earlier of the closing of an initial public offering on July 14, 2001. As of December 20, 1996, $62,002 in cumulative preferred stock dividends is in arrears.

  In connection with the issuance of the Series A preferred stock, the Company issued warrants to purchase 68,514 shares of the Series A preferred stock. The exercise price of the warrants is $2.16 per share. The warrants may be exercised for all or any lesser number of shares at any time and from time to time between issuance and January 14, 1998. The exercise price may be adjusted from time to time upon the occurrence of various capital stock transactions.

                        ATHLETIC SUPPLY OF DALLAS, INC.

(7) RELATED PARTY TRANSACTIONS

  In consideration for the Company president's guaranty of borrowings under the Company's debt agreements discussed in note 3, the Company has agreed to pay him a fee equal to .167% in fiscal 1995 and .333% in fiscal 1996 and thereafter of the outstanding balance under the agreements, up to a maximum of $2,000,000. Such fee amounted to $20,506 and $52,835 for the years ended June 30, 1995 and 1996, respectively, and $44,889 for the period from July 1, 1996 to December 20, 1996.

  The Company leases an office/warehouse building, used by the mail order division, from its president and stockholder. Rentals paid during each of the years ended June 30, 1994, 1995 and 1996, and during the period from July 1, 1996 to December 20, 1996, amounted to $100,000, and $50,000, respectively.

(8) LEGAL PROCEEDINGS

  The Company is involved in various claims and legal actions arising from the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's results of operations or cash flows.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and Stockholders of Lilliput Motor Company, Ltd.:

  We have audited the accompanying statements of operations and cash flows of Lilliput Motor Company, Ltd. for the years ending August 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit, also, includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Lilliput Motor Company, Ltd. for the years ending August 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          /s/ Boscia Goldenberg & Company

Wayne, New Jersey
February 2, 1998

                          LILLIPUT MOTOR COMPANY, LTD.

                            STATEMENTS OF OPERATIONS

                             YEARS ENDED
                             AUGUST 31,            FOUR MONTH PERIODS ENDED
                          ------------------  -----------------------------------
                            1996      1995    DECEMBER 24, 1996 DECEMBER 31, 1995
                          --------  --------  ----------------- -----------------
                                                          (UNAUDITED)
Net sales...............  $871,062  $855,793      $520,490          $501,380
Cost of sales...........   608,180   583,965       369,604           275,685
                          --------  --------      --------          --------
  Gross profit..........   262,882   271,828       150,886           225,695
Selling, general and ad-
 ministrative expenses..   253,510   235,362       111,782           126,026
                          --------  --------      --------          --------
  Income from opera-
   tions................     9,372    36,466        39,104            99,669
Other income (Expense)
  Gain on sale of as-
   sets.................     1,127                     --                --
  Interest expense......   (22,817)  (16,282)          --                --
  Other income..........                  90             8                 6
                          --------  --------      --------          --------
                           (21,690)  (16,192)            8                 6
                          --------  --------      --------          --------
(Loss) income before
 benefit of (provision
 for) income taxes......   (12,318)   20,274        39,112            99,675
Tax benefit of net oper-
 ating loss carryback
 (Provision for federal
  income tax)...........     1,848    (3,041)       (5,275)          (36,640)
                          --------  --------      --------          --------
Net (Loss) Income.......  $(10,470) $ 17,233      $ 33,837          $ 63,035
                          ========  ========      ========          ========


    The accompanying notes are integral part of these financial statements.

                          LILLIPUT MOTOR COMPANY, LTD.

                            STATEMENTS OF CASH FLOWS

                                   YEARS ENDED AUGUST
                                          31,           FOUR MONTH PERIODS ENDED
                                   -------------------  -------------------------
                                                        DECEMBER 24, DECEMBER 31,
                                     1996       1995        1996         1995
                                   ---------  --------  ------------ ------------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net (loss) income..............  $ (10,470) $ 17,233    $ 33,837     $ 63,035
  Adjustments to reconcile net
   income to net cash provided by
   operating activities
    Depreciation and
     amortization................     12,988    24,753         864        6,079
    Gain on sale of assets.......     (1,127)
    (Decrease) increase in de-
     ferred income taxes.........     (1,848)    3,041
  Change in assets and
   liabilities:
    Decrease (increase) in
     accounts receivable.........     27,053   (24,431)    (22,553)     (16,304)
    Increase in inventories......    (78,677)  (59,206)    (14,053)     (54,417)
    Decrease in prepaid
     advertising.................                8,675     (45,158)         --
    Increase in accounts
     payable.....................     58,769    22,614      90,501       77,136
    Increase (decrease) in
     current portion of long term
     debt........................     80,032   (25,000)    (35,016)     (35,579)
    Increase in other
     liabilities.................      1,311         8       5,198          114
                                   ---------  --------    --------     --------
      Net cash provided by (used
       in) operating activities..     88,031   (32,313)     13,620       76,704
                                   ---------  --------    --------     --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of office furniture
   and equipment.................    (10,362)      --          --        (4,187)
  Increase in improvements to
   building......................               (6,690)     (2,828)
  Proceeds from sale of assets...     59,938       255
  Purchase of antiques held for
   investment....................     (7,740)  (20,000)    (10,619)
                                   ---------  --------    --------     --------
      Net cash provided from
       (used in) investing
       activities................     41,836   (26,435)    (13,447)      (4,187)
                                   ---------  --------    --------     --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  (Repayment) proceeds of long-
   term debt.....................   (145,422)   44,020        (173)      (4,921)
  Proceeds from issuance of
   preferred stock...............      6,300    20,000
                                   ---------  --------    --------     --------
      Net increase in cash from
       financing activities......   (139,122)   64,020        (173)      (4,921)
                                   ---------  --------    --------     --------
Net (Decrease) Increase in Cash..     (9,255)    5,272         --        67,596
Cash, beginning of the year......      9,255     3,983         --         9,255
                                   ---------  --------    --------     --------
Cash, end of the year............  $       0  $  9,255    $      0     $ 76,851
                                   =========  ========    ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR:
  Interest.......................  $  22,817  $ 16,282    $      0     $      0
                                   =========  ========    ========     ========
  Income taxes...................  $       0  $      0    $      0     $      0
                                   =========  ========    ========     ========

    The accompanying notes are integral part of these financial statements.

                         LILLIPUT MOTOR COMPANY, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                           AUGUST 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  OPERATIONS--Lilliput Motor Company, Ltd. (the Company) is engaged in mail order sales of collectibles and toys. The Company markets and sells its products throughout the United States and has several customers in other countries. The warehouse and office facility are located in Yerington, Nevada.

  INVENTORIES--Inventories consist primarily of collectibles and toys held for resale. Cost of sales is computed at the lower of cost (first-in, first-out) or market.

  DEPRECIATION--The Company follows the policy of charging to costs and expenses annual amounts of depreciation which allocate the cost of the office furniture and equipment, tooling equipment and buildings over their estimated useful lives. The Company employs the straight-line method for office furniture and equipment and buildings and the units-of-production method for tooling equipment for determining the annual charge for depreciation. The range of estimated useful lives used are:

                                                                           YEARS
                                                                           -----
   Office furniture and equipment.........................................    5
   Buildings and improvements.............................................   30

  Depreciation expense was $12,906 and $24,334 for the years ended August 31, 1996 and 1995, respectively.

  CATALOG COSTS--Most catalog costs are deemed to have a short-term benefit associated only with the production and mailing of a particular catalog. These short-term catalog costs are recorded to prepaid catalog costs as incurred and are charged off to operating expenses as the stream of revenue attributable to the catalog is realized.

  ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. COMMITMENTS

  On January 25, 1995, the Company entered into a three year non-cancellable lease on an office copy machine. The lease has been accounted for as an operating lease. For the years ending August 31, 1996 and 1995, monthly rental payments were $1,252 and $835, respectively, and are included in selling, general and administrative expenses on the statements of operations.

  Future minimum lease payments under this lease are as follows:

   1997.................................................................. $1,252
   1998..................................................................    417
   Thereafter............................................................   None

                         LILLIPUT MOTOR COMPANY, LTD.

                           AUGUST 31, 1996 AND 1995

3. INCOME TAXES

  Primarily due to timing differences in recognition of depreciation for tax and financial statement presentation, the Company has taxable income (loss) which differs from that for financial statement purposes.

  The amounts of net operating losses available for carryover at August 31, 1996 and their dates of expiration are as follows:

                                                         AMOUNT  EXPIRATION DATE
                                                         ------- ---------------
                                                         $   838 August 31, 2007
                                                          23,863 August 31, 2011
                                                         -------
   Total................................................ $24,701
                                                         =======

4. RELATED PARTY TRANSACTIONS

  During the years ending August 31, 1996 and 1995 the Company borrowed amounts from common stockholders totaling $11,938 and $14,453, respectively. These notes were non-interest bearing. The funds were for working capital.

  On May 8, 1995, a preferred stockholder loaned $20,000 to the Company. This loan bears interest at 10%. The funds were used for working capital. Interest paid on this note was $2,000 and $333 for the years ending August 31, 1996 and 1995, respectively.

  During the year ending August 31, 1995, the Company borrowed $25,000 at 10% interest per year from a trust which was represented by an attorney who performed legal services for the Company. Interest paid on this note was $3,072 and $2,283 for the years ending August 31, 1996 and 1995, respectively.

  On August 6, 1996 property located at 1247 Missouri Lane, Yerrington, Nevada was sold to a common stockholder. The outstanding mortgage balance was assumed by the stockholder. This property was purchased by the Company on April 27, 1993. The sale resulted in a gain to the Company in the amount of $1,127.

5. SUBSEQUENT EVENT

  On December 24, 1996 all of the assets except the building located at 321 South Main Street, Yerington, Nevada were acquired by Genesis Direct, Inc. (Genesis). All liabilities existing on December 24, 1996 except the mortgage obligation on the building located at 321 South Main Street, Yerington, Nevada were assumed by Genesis. The operating lease commitment referred to in Note 2 was also assumed by Genesis.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Step Designs Ltd:

  We have audited the accompanying statements of operations and cash flows of First Step Designs Ltd. (a Massachusetts corporation) for the years ended December 31, 1995 and 1996 and the period ended February 6, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of First Step Designs Ltd. for the years ended December 31, 1995 and 1996 and February 6, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
March 18, 1997

                            FIRST STEP DESIGNS LTD.

                            STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM
                                                YEARS ENDED         JANUARY 1,
                                               DECEMBER 31,           1997 TO
                                          ------------------------  FEBRUARY 6,
                                             1995         1996         1997
                                          -----------  -----------  -----------
Net Sales................................ $10,821,510  $ 9,779,931   $ 453,534
Costs and Expenses:
  Cost of sales..........................   5,966,864    5,321,397     262,690
  Selling and marketing..................   3,572,276    3,311,257     202,397
  General and administrative.............   2,136,544    2,496,440     261,412
                                          -----------  -----------   ---------
    Loss from operations.................    (854,174)  (1,349,163)   (272,965)
Interest Expense, Net....................    (197,532)    (269,304)    (29,873)
                                          -----------  -----------   ---------
    Net loss............................. $(1,051,706) $(1,618,467)  $(302,838)
                                          ===========  ===========   =========



   The accompanying notes are an integral part of these finacial statements.

                            FIRST STEP DESIGNS LTD.

                            STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM
                                                YEARS ENDED         JANUARY 1,
                                               DECEMBER 31,           1997 TO
                                          ------------------------  FEBRUARY 6,
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash Flows From Operating Activities:
 Net loss................................ $(1,051,706) $(1,618,467)  $(302,838)
 Adjustments to reconcile net loss to net
  cash used in operating activities--
  Amortization of deferred compensation..      17,014        6,070         605
  Depreciation and amortization..........      32,810       73,583       9,570
  Changes in current assets and
   liabilities--
   Accounts receivable...................     (99,820)      42,469       3,311
   Inventories...........................    (130,633)     (48,006)    (70,383)
   Prepaid expenses......................    (187,909)     (74,253)    (63,043)
   Accounts payable and accrued
    expenses.............................      69,852      517,000     161,341
                                          -----------  -----------   ---------
    Net cash used in operating
     activities..........................  (1,350,392)  (1,101,604)   (261,437)
                                          -----------  -----------   ---------
Cash Flows From Investing Activities:
Purchases of property and equipment......     (30,292)    (272,176)        --
                                          -----------  -----------   ---------
    Net cash used in investing
     activities..........................     (30,292)    (272,176)        --
                                          -----------  -----------   ---------
Cash Flows From Financing Activities:
  Obligations under a capital lease......         --        13,130        (450)
Proceeds from notes payable to
 stockholder.............................   1,629,548      696,793     272,684
Proceeds from notes payable to a bank....     350,000      650,000         --
Payments on convertible notes payable....     (33,333)         --          --
Payments on notes payable to
 stockholder.............................    (200,000)    (500,000)        --
Proceeds from the exercise of stock
 options.................................       2,550          --          --
                                          -----------  -----------   ---------
    Net cash provided by financing
     activities..........................   1,748,765      859,923     272,234
                                          -----------  -----------   ---------
Net Increase (Decrease) in Cash..........     368,081     (513,857)     10,797
Cash, Beginning of Period................     209,867      577,948      64,091
                                          -----------  -----------   ---------
Cash, End of Period...................... $   577,948  $    64,091   $  74,888
                                          -----------  -----------   ---------
Supplemental Disclosure of Cash Flow
 Information:
Cash paid during the year for interest... $     7,937  $    72,511   $   7,190
                                          ===========  ===========   =========

   The accompanying notes are an integral part of these financial statements.

                            FIRST STEP DESIGNS LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

  First Step Designs Ltd. (the Company) has been a direct marketer of products for infants, toddlers and young children since 1985 and operates principally in the United States.

  On February 6, 1997, the Company entered into a purchase agreement with Genesis Direct Ten, LLC (the Buyer), whereby substantially all of the assets and certain liabilities of the Company, as defined, were acquired for a purchase price of approximately $2,000,000 of which $350,000 is payable one year from the closing date. Under the agreement, the purchase price is subject to adjustment based upon the balance sheet at closing. These amounts were used to partially satisfy the Company's debt obligations.

(2) SIGNIFICANT ACCOUNTING POLICIES

  The accompanying financial statements reflect the application of certain accounting policies as described in this note and other notes to financial statements.

 (a) Mailing List

  Through prospective mailing, the Company has historically achieved an order response rate of 1% to 4%. Customers added to the Company's house file are expected to provide a recurring revenue base. The house file is also rented to third parties as an additional source of revenue. Net rental fees derived from house file rentals totaled approximately $85,000 and $149,000 for the years ended December 31, 1995 and 1996, respectively, and totaled approximately $16,000 for the period ending February 6, 1997.

 (b) Revenue Recognition

  Revenue from product sales is recognized at the time of shipment. Revenue from mailing list rentals are recognized at the time of shipment of the names rented.

 (c) Inventories

  The Company values inventories at the lower of cost (first-in, first-out) or market. Inventories are comprised of purchased finished goods.

 (d) Prepaid Marketing Costs

  Costs related to the production and distribution of marketing materials to potential customers are capitalized. These costs are charged to operations over the estimated period in which revenues are derived from the mailings, which is generally four months.

 (e) Depreciation and Amortization

  The Company provides for depreciation and amortization, computed on both the straight-line and accelerated methods, by charges to operations in amounts that allocate the cost of fixed assets over their estimated useful lives: furniture and fixtures, 7 years or MACRS; equipment, 5 years; equipment under capital lease and leasehold improvements, 5 years or the life of the lease, if shorter.

 (f) Income Taxes

  The Company has elected to be treated as a subchapter S corporation for federal and state income tax purposes. Under this election, the taxable income and losses of the Company are reported on the individual tax returns of its stockholders.

                            FIRST STEP DESIGNS LTD.

 (g) Use of Estimates

  The preparation of the statements of operations and cash flows in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) RELATED PARTY TRANSACTIONS

  For the years ended December 31, 1995 and 1996, and for the period ending February 7, 1997, the Company recorded $180,000, $197,000 and $23,000 of interest expense, respectively, relating to notes payable to a stockholder of the Company.

(4) COMMITMENTS

  The Company conducts its operations in leased facilities and leases certain equipment under agreements expiring through June 2008. The future minimum operating lease payments under these agreements as of December 31, 1996 were approximately as follows:

                 YEAR ENDED DECEMBER 31,
                 -----------------------
              1997............................ $  105,000
              1998............................     75,000
              1999............................     78,000
              2000............................     80,000
              2001............................     85,000
              Thereafter......................    585,000
                                               ----------
                                               $1,008,000
                                               ==========

Rental expense charged to operations for the years ended December 31, 1995 and 1996 and the period ended February 6, 1997 was approximately $77,000, $97,000 and $9,000, respectively.

(5) COMMON STOCK

 (a) Stock Option Plan

  On August 5, 1993, the Company adopted the First Step Designs Ltd. 1993 Stock Option Plan (the Plan). The Plan provides for the granting of incentive and nonqualified stock options. The number of options granted and the vesting of the options are at the discretion of the Board of Directors. The Company has reserved 150,000 shares of common stock pursuant to the Plan.

                                                             NUMBER
                                                            OF SHARES   PRICE
                                                            --------- ---------
   Balance, December 31, 1994                                 27,216  $.01-$.29
     Exercised.............................................  (15,309)  .01- .29
     Terminated............................................  (11,907)  .01- .29
                                                             -------  ---------
   Balance, December 31, 1995                                    --   $     --
     Granted...............................................      400        .45
     Terminated............................................     (100)       .45
                                                             -------  ---------
   Balance, December 31, 1996..............................      300  $     .45
                                                             =======  =========
   Exercisable, December 31, 1996..........................      300  $     .45
                                                             =======  =========
   Balance, February 6, 1997...............................      300  $     .45
                                                             =======  =========

                            FIRST STEP DESIGNS LTD.

  The value of these options under the provision of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, is insignificant. These options terminated with the sale of the business.

 (b) Stock Grants

  On November 30, 1995, 61,919 shares of stock were issued to an executive of the Company. Of these shares, 35,385 are no longer subject to forfeiture, while the balance vests ratably through August 31, 1999. The value of this restricted stock award, as calculated under SFAS 123, is equal to the compensation calculated under APB No. 25.

  In connection with the sale of the Company's assets, as discussed in Note 1, this compensation arrangement was terminated. Pursuant to the terms of this compensation agreement, the Company repurchased 15,480 shares of stock, from the executive for $.01 per share.

(6) FIRST STEP DESIGNS LTD. SAVINGS AND RETIREMENT PLAN

  During 1994, the Company established the First Step Designs Ltd. Savings and Retirement Plan (the Savings and Retirement Plan). In January 1997, this plan was terminated. Previously, all employees were eligible to participate in the Savings and Retirement Plan and were able to contribute specified percentages of their salaries, a portion of which could be matched by the Company. In addition, the Company was able to make contributions to the Savings and Retirement Plan at the discretion of the Board of Directors. There were no discretionary contributions made in 1995, 1996 or the one month period ended February 1, 1997.

                         INDEPENDENT AUDITORS' REPORT

THE THURSLEY GROUP, INC.
New York, New York

  We have audited the accompanying statements of operations and cash flows of THE THURSLEY GROUP, INC. for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and cash flows. We believe that our audits of the statements of operations and cash flows provide a reasonable basis for our opinion.

  In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations of THE THURSLEY GROUP, INC. for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          /s/ Mendlowitz Weitsen, LLP

East Brunswick, New Jersey
February 26, 1997

                            THE THURSLEY GROUP, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996       1995
                                                          ---------  ---------
Sales.................................................... $ 603,521  $ 347,601
Cost of Goods Sold.......................................   271,524    155,250
                                                          ---------  ---------
Gross Profit.............................................   331,997    192,351
Operating Expenses
  Selling expenses.......................................   660,169    638,323
  General and administrative expenses....................   123,734    138,363
                                                          ---------  ---------
Loss From Operations.....................................  (451,906)  (584,335)
Other Income (Expense), net..............................   (85,576)   (19,005)
                                                          ---------  ---------
Loss Before Provision for Income Taxes...................  (537,482)  (603,340)
Provision For Income Taxes...............................     1,306      3,769
                                                          ---------  ---------
Net Loss................................................. $(538,788) $(607,109)
                                                          =========  =========


                       See notes to financial statements

                            THE THURSLEY GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996       1995
                                                          ---------  ---------
Cash Flows From Operating Activities:
 Net loss................................................ $(538,788) $(607,109)
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................     4,782      6,929
  (Increase) decrease in:
   Accounts receivable...................................     5,895     (8,547)
   Inventories...........................................   (16,198)   (25,500)
   Prepaid expenses......................................   (47,680)    23,475
   Security deposits.....................................       653        --
  Increase (decrease) in:
   Accounts payable and accrued expenses.................   126,263     76,152
   Taxes payable.........................................     5,079      7,089
   Payroll taxes withheld................................    (2,877)    (9,855)
                                                          ---------  ---------
                                                             75,917     69,743
                                                          ---------  ---------
    Net cash (used) by operating activities..............  (462,871)  (537,366)
                                                          ---------  ---------
Cash Flows From Financing Activities:
  Proceeds from issuance of trade note...................    26,101    150,000
  Proceeds from issuance of floating rate convertible de-
   bentures..............................................   397,723    150,000
  Proceeds from issuance of common stock.................       499     25,971
                                                          ---------  ---------
    Net cash provided by financing activities............   424,323    325,971
                                                          ---------  ---------
Net (Decrease) in Cash...................................   (38,548)  (211,395)
Cash, beginning..........................................    61,016    272,411
                                                          ---------  ---------
Cash, end................................................ $  22,468  $  61,016
                                                          =========  =========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest expense....................................... $   5,658  $     --
                                                          =========  =========
  Income Tax............................................. $   1,006  $   2,869
                                                          =========  =========

                       See notes to financial statements

                           THE THURSLEY GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  THE THURSLEY GROUP, INC. (the "Company") incorporated in Delaware in 1993 and maintains offices in New York City. The Company created The Voyager's Collection--a catalog of merchandise for business travelers. The catalog was launched in December 1994 and is distributed in the rooms of many upscale hotels throughout the United States.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

 Accounts Receivable

  The Company uses the direct write-off method of recognizing uncollectible accounts receivable. Under this method, accounts are charged to operations when they are deemed by management to be uncollectible. The effects of using the direct write-off method approximates those of the allowance method.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is provided on the straight line basis over the estimated useful lives of the assets. Additions and betterments are capitalized, whereas costs of maintenance and repairs are charged to expense as incurred. Depreciation expense for December 31, 1996 and 1995 was $4,782 and $6,928, respectively.

 Inventory

  Inventories are stated at the lower of cost or market using the first in, first out cost method and consists completely of finished goods.

 Income Tax

  The Company has adopted FASB Statement No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The only provision made was for the minimum statutory taxes. No credit has been taken for tax loss carryforwards that aggregate $1,613,852 and will expire in years 2008 to 2011.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           THE THURSLEY GROUP, INC.

                               DECEMBER 31, 1996


NOTE 2--INTEREST

  A promissory note is payable in the principal amount of $176,101 with 0% interest to a supplier. The Company defaulted on the terms of the note at which time all outstanding balances immediately became due. An accrual for interest has been estimated at 15% per year for one and a half years. Interest charged to expense was $26,415 and $13,208 as of December 31, 1996 and 1995, respectively.

  Additional accrued interest on convertible debenture as of December 31, 1996 was $29,778.

NOTE 3--COMMITMENTS AND CONTINGENCIES

  The Company entered into two consulting agreements expiring on May 31, 1998 with payment to be made in stock options. The maximum obligation under the contracts is $1,600 per month before conversion into options. The number of shares per option is equal to 125% of cash amount divided by the per share net value of common stock on the issue date. Net value is defined as the per share price paid by the most recent arm's length purchaser of common stock from the Company, less the exercise price of $0.01 per share.

  The Company rented office space under a noncancellable lease until January 31, 1995. Commencing February 1, 1995 the Company began renting this space on a month to month basis. The annual rent as of December 31, 1996 and 1995 was $23,087 and $33,509, respectively.

NOTE 4--PENSION PLANS

  The Company has a defined contribution SEP pension plan that covers all qualified employees effective as of January 1996. There were no company contributions made for 1996.

NOTE 5--SUBSEQUENT EVENTS

  On February 18, 1997, the Company entered into an asset purchase agreement which calls for the sale of substantially all the assets of the Company, including, without limitation, all inventory, catalogs, mailing lists, contracts with suppliers and hotels, business goodwill, the names "The Thursley Group" and "The Voyager's Collection" and all other assets, tangible and intangible. The closing is expected to take place in March 1997.

                         INDEPENDENT AUDITOR'S REPORT

DUCLOS DIRECT MARKETING, INC.
New York, NY

  We have audited the accompanying statements of operations and cash flows of DUCLOS DIRECT MARKETING, INC. for the years ended January 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and cash flows. We believe that our audits of the statements of operations and cash flows provide a reasonable basis for our opinion.

  In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations of DUCLOS DIRECT MARKETING, INC. for the years ended January 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          /s/ Mendlowitz Weitsen, LLP

East Brunswick, New Jersey
February 21, 1997

                         DUCLOS DIRECT MARKETING, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED JANUARY 31, 1997 AND 1996

                                                      JANUARY 31,  JANUARY 31,
                                                         1997         1996
                                                      -----------  -----------
Sales
  Sales.............................................. $6,785,361   $6,391,919
  Less returns and allowances........................    498,170      575,759
                                                      ----------   ----------
  Sales, net.........................................  6,287,191    5,816,160
Cost of sales........................................  2,697,079    2,680,014
                                                      ----------   ----------
Gross profit.........................................  3,590,112    3,136,146
                                                      ----------   ----------
Operating expenses
  Selling expenses...................................  3,481,435    2,690,324
  General and administrative expenses................    479,681      365,071
                                                      ----------   ----------
    Total operating expenses.........................  3,961,116    3,055,395
                                                      ----------   ----------
Operating income (loss)..............................   (371,004)      80,751
                                                      ----------   ----------
Other income (expense)
  Miscellaneous income...............................     35,493          --
  Interest expense...................................    (14,039)      (7,746)
                                                      ----------   ----------
    Total other income (expense).....................     21,454       (7,746)
                                                      ----------   ----------
Income before provision (benefit) for income taxes...   (349,550)      73,005
Provision (benefit) for income taxes.................     30,200       (1,426)
                                                      ----------   ----------
Net income (loss).................................... $ (379,750)  $   74,431
                                                      ==========   ==========


                       See Notes to Financial Statements.

                         DUCLOS DIRECT MARKETING, INC.
                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED JANUARY 31, 1997 AND 1996

                                                 JANUARY 31, JANUARY 31,
                                                    1997        1996
                                                 ----------- -----------
Cash flows from operating activities:
  Net income (loss).............................  $(379,750)  $  74,431
  Adjustment to reconcile net income to net cash
   used by operating activities:
    Depreciation................................     14,095      12,764
    Bad debts...................................      6,900      11,100
    Deferred taxes (benefit)....................     30,200      (7,100)
    Changes in assets and liabilities:
    Decrease (increase) in:
      Accounts receivable.......................    (29,808)    (19,492)
      Inventory.................................   (187,530)     33,180
      Income taxes refundable...................    (17,755)    (27,045)
      Prepaid expenses..........................    (44,789)   (116,262)
      Security deposit..........................        --         (100)
    (Decrease) increase in:
      Accounts payable and accrued expenses.....    254,715      42,928
      Refunds payable...........................     69,468      11,148
      Unearned revenue..........................      9,039         --
      Taxes payable.............................      8,302       (832)
                                                  ---------   ---------
        Net cash provided by (used for)
         operating activities...................   (266,913)     14,720
                                                  ---------   ---------
Cash flows used for investing activities
  Purchase of equipment.........................     (5,454)    (11,590)
                                                  ---------   ---------
Cash flows provided by financing activities
  Proceeds from notes...........................    268,500         --
  Proceeds of loan from officer.................      2,700       2,550
  Proceeds from sale of business................    100,000         --
  Payments on notes payable.....................    (14,978)     (3,491)
  Payments on capital lease obligations.........     (8,700)     (1,140)
                                                  ---------   ---------
        Net cash provided by (used for)
         financing activities...................    347,522      (2,081)
                                                  ---------   ---------
Net increase in cash............................     75,155       1,049
Cash, beginning.................................     10,732       9,683
                                                  ---------   ---------
Cash, end.......................................  $  85,887   $  10,732
                                                  =========   =========
Supplementary disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest....................................  $  11,339   $   5,196
                                                  =========   =========
    Income taxes................................  $  17,756   $  32,719
                                                  =========   =========
  Non cash transactions
    During 1996, equipment was leased for $19,515. This lease is recorded as a capital lease.

                       See Notes to Financial Statements.

                         DUCLOS DIRECT MARKETING, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               JANUARY 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  DUCLOS DIRECT MARKETING, INC. ("the Company"), organized in New York in 1982, is a manufacturer, marketer and distributor of golf equipment and related clothing and supplies. Its "Competitive Edge" catalog was first mailed in 1983.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

  Revenues from sales are generally recognized at the time the order is shipped to the customer. The Company allows for merchandise to be returned within thirty days of receipt by the customer. The Company has provided for an estimate of returned merchandise based on prior experience.

 Accounts receivable

  Provision for losses on trade accounts receivable is made in amounts required to maintain an adequate allowance to cover anticipated bad debts. Accounts receivable are charged against the allowance when it is determined by the Company that payment will not be received. Any subsequent receipts are credited to the allowance. At year end, the allowance is adjusted by management based on a review of the accounts receivable. The allowance for uncollectible accounts was $46,500 at January 31, 1997 and $39,600 at January 31, 1996.

 Inventories

  Inventories are stated at the lower of cost (first in, first out) or market.

 Advertising expenses

  The Company's policy for direct response advertising costs consisting of, production, printing and mailing of its catalogs, is for it to be capitalized and amortized over a four month period based on a formula which considers the life of a catalog in terms of orders received over the time between mailings. The unamortized costs are included in prepaid expenses.

 Equipment and furniture

  Equipment and furniture is stated at cost. Depreciation is provided principally on the double declining balance methods over the estimated useful lives of the assets, which range from 5 to 7 years. Additions and betterments are capitalized whereas costs of maintenance, repairs and minor replacements are charged to operations as incurred.

 Income taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets,

                         DUCLOS DIRECT MARKETING, INC.

                               JANUARY 31, 1997

allowances for doubtful accounts and returned merchandise for financial and income tax reporting. The deferred tax liability represents the future tax return consequences of those timing differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

2. RELATED PARTY TRANSACTIONS

  The amount due to officer is an open obligation, bearing interest at 5% per annum. Accrued interest of $2,700 for 1997 and $2,550 for 1996 is included in interest expense.

  The Company created and placed advertising for a company owned by a relative of the Company's sole stockholder. The revenues earned of $30,645 for 1997 and $-0- for 1996 are included in miscellaneous income. The accounts receivable included $15,355 from this entity.

3. INCOME TAXES

  The provision for income taxes differs from the amount of income tax determined by applying the federal and state statutory rates to pre-tax income. The differences are primarily due to the provision for doubtful accounts and the provision for sales returns and allowances. Taxes have been provided for state and local purposes as required by those jurisdictions.

  Summary of the provisions are as follows:

                                                                 1997    1996
                                                                ------- -------
   Current tax
     Federal................................................... $   --  $   268
     State.....................................................     --    2,981
     City......................................................     --    2,425
                                                                ------- -------
                                                                    --    5,674
                                                                ------- -------
   Deferred tax (benefit)
     Federal...................................................  15,700  (3,700)
     State.....................................................   5,200  (1,200)
     City......................................................   9,300  (2,200)
                                                                ------- -------
                                                                 30,200  (7,100)
                                                                ------- -------
   Provision (benefit) for income taxes........................ $30,200 $(1,426)
                                                                ======= =======

  For tax purposes, the Company has sustained a net operating loss of approximately $300,000 which can be carried forward to offset future taxable income. This net operating loss, if unused, will expire in the year 2012.

4. COMMITMENTS

  The Company leases its office and warehouse space. The ten year lease expires December 31, 2002. The annual basic rent is $121,275 and will increase each January 1 by 5% over the previous year. In addition to the basic rent, the Company is charged a portion of the real estate taxes.

                         DUCLOS DIRECT MARKETING, INC.

                               JANUARY 31, 1997


  Minimum annual rent for the next six years, exclusive of real estate taxes, is as follows:

   January 31,
    1998............................................................... $134,263
    1999...............................................................  140,976
    2000...............................................................  148,025
    2001...............................................................  155,426
    2002...............................................................  163,197
   Thereafter..........................................................  156,426

  Rent expense, including the additional charge for real estate taxes and rent taxes, was $141,213 for 1997 and $123,722 for 1996.

  The Company has an obligation to purchase merchandise from a supplier over the next several months. The total of the purchase orders is $200,000.

5. SALE OF BUSINESS

  On December 20, 1996 the Company entered into an agreement for the sale of substantially all of its assets, which will be consummated in March 1997.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Select Service & Supply Co., Inc.

  We have audited the accompanying balance sheet of Select Service & Supply Co., Inc. as of December 31, 1997, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Select Service & Supply Co., Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Hackensack, New Jersey
January 30, 1998

                       SELECT SERVICE & SUPPLY CO., INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                              ASSETS
Current assets:
  Cash............................................................. $   397,012
  Accounts receivable, less allowance of $131,700..................   3,657,754
  Inventories......................................................   3,844,340
  Deferred advertising costs and other current assets..............   1,962,695
                                                                    -----------
    Total current assets...........................................   9,861,801
Property, equipment and leasehold improvements, net................   1,333,243
Other assets.......................................................     115,211
                                                                    -----------
    Total assets................................................... $11,310,255
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank............................................ $ 2,866,000
  Accounts payable.................................................   1,410,261
  Accrued expenses.................................................     970,370
  Current portion of long-term debt................................      26,074
                                                                    -----------
    Total current liabilities......................................   5,272,705
Long-term debt, less current portion...............................      84,226
Stockholders' equity:
  Class A common stock, $.10 par value; authorized 100,000 shares, issued and
   outstanding 1,000 shares........................................         100
  Class B common stock, non-voting, $.10 par value; authorized
   900,000 shares,
   issued and outstanding 99,000 shares............................       9,900
  Additional paid-in capital.......................................      32,889
  Retained earnings................................................   5,910,435
                                                                    -----------
    Total stockholders' equity.....................................   5,953,324
                                                                    -----------
    Total liabilities and stockholders' equity..................... $11,310,255
                                                                    ===========


                            See accompanying notes.

                       SELECT SERVICE & SUPPLY CO., INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                          YEAR ENDED DECEMBER 31, 1997

Net sales.......................................................... $29,257,897
Cost of goods sold.................................................  15,314,982
                                                                    -----------
Gross profit.......................................................  13,942,915
Selling, general and administrative expenses.......................  11,654,280
                                                                    -----------
Income from operations.............................................   2,288,635
Interest expense...................................................    (181,289)
Other income.......................................................     232,199
                                                                    -----------
Net income.........................................................   2,339,545
Retained earnings at beginning of year.............................   5,612,680
Dividends..........................................................  (2,041,790)
                                                                    -----------
Retained earnings at end of year................................... $ 5,910,435
                                                                    ===========



                            See accompanying notes.

                       SELECT SERVICE & SUPPLY CO., INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities
  Net income....................................................... $2,339,545
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................    356,644
    Gain on sale of property and equipment.........................    (10,909)
    Changes in operating assets and liabilities:
      Accounts receivable..........................................      1,195
      Inventories..................................................   (110,306)
      Deferred advertising costs and other current assets..........   (349,173)
      Accounts payable and accrued expenses........................    421,308
      Other liabilities............................................    (97,415)
                                                                    ----------
        Net cash provided by operating activities..................  2,550,889
Cash flows from investing activities
  Purchase of property and equipment...............................   (691,721)
  Proceeds from disposition of property and equipment..............     13,650
                                                                    ----------
        Net cash used in investing activities......................   (678,071)
Cash flows from financing activities
  Increase in revolving line of credit.............................    554,000
  Principal payment on long-term debt..............................    (24,471)
  Payment of notes to related parties..............................    (75,000)
  Payment of dividends............................................. (2,041,790)
                                                                    ----------
        Net cash used in financing activities...................... (1,587,261)
                                                                    ----------
Net increase in cash...............................................    285,557
Cash at beginning of year..........................................    111,455
                                                                    ----------
Cash at end of year................................................ $  397,012
                                                                    ==========
Supplemental disclosures of cash flow information
  Interest paid.................................................... $  179,977
                                                                    ==========

                            See accompanying notes.

                       SELECT SERVICE & SUPPLY CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION

  The Company is engaged in catalog and direct sales primarily to education systems, camps and church organizations, principally in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Concentration of Credit Risk

  Certain financial instruments potentially subject the Company to concentrations of credit risk. Accounts receivable represent sales to government agencies and other institutional customers throughout the United States. The Company periodically performs credit evaluations of its customers but generally does not require collateral.

 Inventory

  Inventories are valued at the lower of cost or market with cost determined by the first-in, first-out method.

Property, Equipment and Leasehold Improvements

  Property, equipment and leasehold improvements are stated at cost. Depreciation of assets, including leasehold improvements, is computed using the straight-line method over the lesser of the estimated useful lives of the assets or the lease term. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the improvement or the remainder of the lease term. Amortization of leasehold improvements is included in depreciation expense.

 Fair Values of Financial Instruments

  The fair value of financial instruments does not materially differ from their carrying value.

 Revenue Recognition

  Sales are recorded at the time of shipment and a provision of anticipated merchandise returns, net of exchanges, is recorded based upon historical experience.

 Direct Response Advertising and Promotion Costs

  Recognition of advertising costs is in accordance with the provisions of the AICPA Statement of Position 93-7, Reporting of Advertising Costs. Direct response advertising costs, consisting primarily of catalog design, printing and postage expenditures, are amortized over the period during which associated net revenues are expected, generally approximating nine months or less. Direct response advertising expenses were $2,882,924 for the year ended December 31, 1997. As of December 31, 1997, approximately $1,816,000 of direct response advertising costs have been deferred.

 Income Taxes

  The Company and its stockholders have elected to be treated as an S Corporation under the Internal Revenue Code for federal and state purposes. Therefore, no provision for income taxes has been made as the Company's income will be included in the personal income tax returns of the stockholders.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       SELECT SERVICE & SUPPLY CO., INC.

                               DECEMBER 31, 1997


3. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Property, equipment and leasehold improvements consist of the following:

   Equipment, furniture and fixtures................................ $2,640,360
   Leasehold improvements...........................................    105,659
                                                                     ----------
                                                                      2,746,019
   Less accumulated depreciation....................................  1,412,776
                                                                     ----------
                                                                     $1,333,243
                                                                     ==========

  Depreciation expense, including amortization of leasehold improvements was approximately $351,246 for the year ended December 31, 1997.

4. ACCRUED LIABILITIES

  Accrued liabilities consist of the following:

   Employee compensation.............................................. $109,478
   Customer prepayments...............................................  455,633
   Other..............................................................  405,259
                                                                       --------
                                                                       $970,370
                                                                       ========

5. NOTES PAYABLE AND LONG-TERM DEBT

  The Company maintains a revolving line of credit with a bank which provides for borrowings of up to $5.0 million (including $1.0 million available for letters of credit) based on eligible collateral. The note is payable on demand, bears interest payable monthly at the lower of LIBOR plus 1.25% or the banks prime rate minus .25%, and is secured by certain trade accounts receivable, inventory, equipment and life insurance. The rate in effect at December 31, 1997 was 7.2%.

  Long-term debt consists of secured notes payable to commercial lenders, which bear interest at various rates (weighted-average of approximately 14.4% at December 31, 1997) and are payable in varying monthly installments of principal and interest through April 2004. The loans are secured by equipment with a carrying value of $102,000 at December 31, 1997.

  As of December 31, 1997, maturities of long-term debt are as follows:

   1998................................................................. $26,074
   1999.................................................................  20,896
   2000.................................................................  20,430
   2002.................................................................  24,047
   2003.................................................................  16,463

6. STOCKHOLDERS' EQUITY

  During 1997, the Company's Board of Directors and shareholders approved a Restatement and Amendment by the Entirety of the Articles of Incorporation (the "Plan of Reorganization") which authorized two new classes of common stock which replaced the then existing single class of common stock. As a result of the Plan of Reorganization, each of the previously existing 900 shares of common stock was converted into 1 and one-ninth

                       SELECT SERVICE & SUPPLY CO., INC.

                               DECEMBER 31, 1997

shares of the newly authorized Class A common stock and 110 shares of the newly authorized Class B Non-Voting Common Stock. As a result of these conversions, $1,000 was reclassified from additional paid-in capital to Class B Non-Voting Common Stock.

7. RELATED PARTY TRANSACTIONS AND COMMITMENTS

  At December 31, 1996 the Company had outstanding notes payable to related parties which represented amounts due to individuals related to the Company's stockholders. The notes carried interest at 12%, and were payable on demand. These notes were fully repaid in 1997. Interest expense relating to these notes totaled approximately $7,550 in 1997.

  The Company leases office and warehouse facilities under a 15 year non-cancelable operating lease with a related party which expires in 2005. In addition to the fixed rental, the lease requires the Company to pay additional rents based on certain operating costs of the facility including property taxes. Future minimum rental commitments under this agreement are as follows:

   1998................................................................ $315,600
   1999................................................................  315,600
   2000................................................................  315,600
   2001................................................................  315,600
   2002................................................................  315,600
   Thereafter..........................................................  798,000

  Rent expense under this agreement was approximately $316,000 in 1997.

8. EMPLOYEE BENEFIT PLAN

  The Company has established a defined contribution employee savings plan pursuant to Internal Revenue Code Section 401(k) which allows all employees meeting certain eligibility requirements to contribute a portion of their annual compensation. Company contributions are at the discretion of the Company's Board of Directors. The Company accrued a contribution of $45,200 for the year ended December 31, 1997.

9. SUBSEQUENT EVENT

  On January 8, 1998, Genesis Direct, Inc. acquired certain of the Company's assets and assumed certain of the Company's liabilities. These financial statements represent the historical carrying values of the assets and liabilities, and no adjustments have been recorded related to this transaction.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HERE-OF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Pro Forma Condensed Combined Financial Statements........................  17
Selected Consolidated Financial Data.....................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  32
Management...............................................................  45
Certain Relationships and Related Transactions...........................  53
Principal and Selling Stockholders.......................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  62
Experts..................................................................  63
Available Information....................................................  64
Special Note Regarding Forward-Looking Statements........................  64
Index to Financial Statements............................................ F-1

                                ---------------

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               10,125,000 SHARES

                                (LOGO TO COME)

                             GENESIS DIRECT, INC.

                                 COMMON STOCK

                                 ------------

                                  PROSPECTUS

                                 ------------

                           BEAR, STEARNS & CO. INC.
                             GOLDMAN, SACHS & CO.
                             SALOMON SMITH BARNEY
                           INVEMED ASSOCIATES, INC.
                         MORGAN KEEGAN & COMPANY, INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the NASDAQ Stock Market listing fee).

      ITEM                                                             AMOUNT
      ----                                                           ----------
      SEC registration fee.......................................... $   53,100
      NASD filing fee...............................................     18,500
      NASDAQ Stock Market listing fee...............................     95,000
      Printing and engraving expenses...............................    350,000
      Legal fees and expenses.......................................    400,000
      Accounting fees and expenses..................................    400,000
      Transfer agent fees and expenses..............................     15,000
      Miscellaneous.................................................    168,400
                                                                     ----------
          Total..................................................... $1,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

  In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  All references in this Item 15 to Common Stock reflect a 275-for-1 split effective immediately prior to the consummation of the offering of the Common Stock pursuant to this Registration Statement.

  Between February 1997 and March 1998, the Company issued options to purchase an aggregate of 1,598,162 shares of Common Stock to certain of its officers and employees under its 1997 Long-Term Incentive Plan. Such securities were sold in transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

  In June and December 1996, and March and April 1997, the Company issued an aggregate of 8,855,000 shares of Common Stock to investors for an aggregate consideration of $32.2 million. The transactions were exempt from registration under Section 4(2) of the Securities Act.

  In September and December 1997, the Company issued an aggregate of 94,300 shares of Series A Preferred Stock, which will convert into 8,644,157 shares of Common Stock upon consummation of this offering, to investors for an aggregate consideration of $94.3 million. The transactions were exempt from registration under Section 4(2) of the Securities Act.

  In October 1997 and January 1998, the Company issued an aggregate of 116,325 shares of Common Stock, valued at $1,269,000, to certain persons in connection with the acquisition by the Company of certain assets, stock or licenses, as the case may be, of such persons. The transactions were exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1.1       Form of Underwriting Agreement.**
   3.1       Certificate of Incorporation of the Registrant, as amended to date.**
   3.2       Certificate of Designation of the Registrant.**
   3.3       Form of Amended and Restated Certificate of Incorporation of the
              Registrant.**
   3.4       By-laws of the Registrant.**
   3.5       Form of Amended and Restated By-laws of the Registrant.**
   4.1       Specimen certificates for shares of the Registrant's Common
              Stock.**
   4.2       Stockholders Agreement.**
   5.1       Opinion of Morrison & Foerster LLP.*
  10.1       Credit Agreement with CIT Group Business Credit, Inc., as
              administrative agent.**
  10.2       Lease Agreement relating to property in Memphis, Tennessee, as amended to date.**
  10.3       Sublease Agreement relating to property in Secaucus, New Jersey.**

 EXHIBIT NO.                           DESCRIPTION
 -----------                           -----------
  10.4       Form of Employment Agreement between the Registrant and Warren
              Struhl.**
  10.5       Form of Employment Agreement between the Registrant and Hunter
              Cohen.**
  10.6       Form of Employment Agreement between the Registrant and David
              Sable.**
  10.7       Registrant's Long-Term Incentive Plan.**
  10.8       Form of the Registrant's Employee Stock Purchase Plan.**
  10.9       Registrant's Directed Share Program.**
  21.1       Subsidiaries of the Registrant.**
  23.1       Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).*
  23.2       Consent of Ernst & Young LLP.*
  23.3       Consent of KPMG Peat Marwick LLP.**
  23.4       Consent of Boscia Goldenberg & Company.**
  23.5       Consent of Arthur Andersen LLP.**
  23.6       Consent of Mendlowitz Weitsen, LLP.**
  23.7       Consent of Direct Marketing Association.**
  23.8       Consent of Marketing Logistics.**
  23.9       Consent of Yankee Group.**
  24.1       Power of Attorney (included on page II-4 hereof).**
  27.1       Financial Data Schedule.**

--------
 * Filed herewith.
** Previously filed.

  (B) FINANCIAL STATEMENTS AND SCHEDULE:

  (1) Financial Statements:

  Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

  (2) Financial Statement Schedules:

     SCHEDULE NO.   DESCRIPTION
     ------------   -----------
         II         Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offerings thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SECAUCUS, STATE OF NEW JERSEY, ON MAY 5, 1998.

                                          Genesis Direct, Inc.

                                                    /s/ Warren Struhl
                                          By: _________________________________
                                                      Warren Struhl
                                                 Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                 DATE

                  *                    Chief Operating
-------------------------------------   Officer and Director      May 5, 1998
           HUNTER C. COHEN

                  *                    Chief Marketing
-------------------------------------   Officer and Director      May 5, 1998
           DAVID M. SABLE

                  *                    Chief Financial
-------------------------------------   Officer (Principal        May 5, 1998
          RONALD R. BENANTO             Financial and
                                        Accounting Officer)

                  *                    Director
-------------------------------------                             May 5, 1998
           EDWARD SPIEGEL

                  *                    Director
-------------------------------------                             May 5, 1998
         DAVID W. WIEDERECHT

       *By: /s/ Warren Struhl          Chairman of the Board
-------------------------------------   of Directors,             May 5, 1998
            WARREN STRUHL               President and Chief
ATTORNEY-IN-FACT PURSUANT TO A POWER    Executive Officer
     OF ATTORNEY FILED WITH THE         (Principal Executive
       REGISTRATION STATEMENT.          Officer)

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Genesis Direct, Inc.

  We have audited the consolidated financial statements of Genesis Direct, Inc., and its predecessor entity, Genesis Direct LLC at December 27, 1997, March 29, 1997, and March 30, 1996, and the nine-month period ended December 27, 1997, the year ended March 29, 1997, and for the period from June 8, 1995 (date of inception) to March 30, 1996, and have issued our report thereon dated February 16, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Hackensack, New Jersey
February 16, 1998

                        SCHEDULE II GENESIS DIRECT, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

        COLUMN A          COLUMN B         COLUMN C           COLUMN D     COLUMN E
        --------         ---------- ----------------------- ------------- ----------
                                          ADDITIONS
                                    -----------------------
                                                CHARGED TO
                         BALANCE AT CHARGED TO     OTHER                  BALANCE AT
                         BEGINNING  COSTS AND   ACCOUNTS -- DEDUCTIONS --   END OF
      DESCRIPTION        OF PERIOD   EXPENSES    DESCRIBE     DESCRIBE      PERIOD
      -----------        ---------- ----------  ----------- ------------- ----------
YEAR ENDED MARCH 30,
 1996
Deducted from asset ac-
 counts:
Allowance for doubtful
 accounts...............   $    0                                           $    0
Inventory Valuation Re-
 serve..................        0                                                0
Deferred tax valuation
 allowance..............        0                                                0
YEAR ENDED MARCH 29,
 1997
Deducted from asset ac-
 counts:
Allowance for doubtful
 accounts...............        0       254                                    254
Inventory Valuation Re-
 serve..................        0     1,390                                  1,390
Deferred tax valuation
 allowance..............        0     5,789(1)                               5,789
YEAR ENDED DECEMBER 27,
 1997
Deducted from asset ac-
 counts:
Allowance for doubtful
 accounts...............      254       836                                  1,090
Inventory Valuation Re-
 serve..................    1,390     3,060                    330(2)        4,120
Deferred tax valuation
 allowance..............    5,789     4,196(1)                               9,985

--------
(1)Includes amounts resulting from business combinations.
(2)Inventory liquidations.

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
   1.1       Form of Underwriting Agreement.**
   3.1       Certificate of Incorporation of the Registrant, as
              amended to date.**
   3.2       Certificate of Designation of the Registrant.**
   3.3       Form of Amended and Restated Certificate of
              Incorporation of the Registrant.**
   3.4       By-laws of the Registrant.**
   3.5       Form of Amended and Restated By-laws of the
              Registrant.**
   4.1       Specimen certificates for shares of the Registrant's
              Common Stock.**
   4.2       Stockholders Agreement.**
   5.1       Opinion of Morrison & Foerster LLP.*
  10.1       Credit Agreement with CIT Group Business Credit, Inc.,
              as administrative agent.**
  10.2       Lease Agreement relating to property in Memphis,
              Tennessee, as amended to date.**
  10.3       Sublease Agreement relating to property in Secaucus,
              New Jersey.**
  10.4       Form of Employment Agreement between the Registrant and
              Warren Struhl.**
  10.5       Form of Employment Agreement between the Registrant and
              Hunter Cohen.**
  10.6       Form of Employment Agreement between the Registrant and
              David Sable.**
  10.7       Registrant's Long-Term Incentive Plan.**
  10.8       Form of the Registrant's Employee Stock Purchase
              Plan.**
  10.9       Registrant's Directed Share Program.**
  21.1       Subsidiaries of the Registrant.**
  23.1       Consent of Morrison & Foerster LLP (contained in
              Exhibit 5.1).*
  23.2       Consent of Ernst & Young LLP.*
  23.3       Consent of KPMG Peat Marwick LLP.**
  23.4       Consent of Boscia Goldenberg & Company.**
  23.5       Consent of Arthur Andersen LLP.**

  23.6       Consent of Mendlowitz Weitsen, LLP.**
  23.7       Consent of Direct Marketing Association.**
  23.8       Consent of Marketing Logistics.**
  23.9       Consent of Yankee Group.**
  24.1       Power of Attorney (included on page II-4 hereof).**
  27.1       Financial Data Schedule.**

--------
 * Filed herewith.
** Previously filed.